Exhibit 99.3

ITEM 8. FINANCIAL	STATEMENTS AND SUPPLEMENTARY DATA

CONSOLIDATED FINANCIAL STATEMENTS

INDEX

Page Number
Management’s Annual Report on Internal Control Over Financial Reporting	2
Report of Independent Registered Public Accounting Firm	3
Consolidated Statements of Financial Position as of December 31, 2007 and 2006	5
Consolidated Statements of Operations for the years ended December 31, 2007, 2006 and 2005	6
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2007, 2006 and 2005	7
Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005	8
Notes to Consolidated Financial Statements	9
Supplemental Combining Financial Information:
Supplemental Combining Statements of Financial Position as of December 31, 2007 and 2006	109
Supplemental Combining Statements of Operations for the years ended December 31, 2007 and 2006	110
Notes to Supplemental Combining Financial Information	111

Management’s Annual Report on Internal Control Over Financial Reporting

Management of Prudential Financial, Inc. (together with its consolidated subsidiaries, the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. Management conducted an assessment of the effectiveness, as of December 31, 2007, of the Company’s internal control over financial reporting, based on the framework established in Internal Control—Integrated Framework Issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment under that framework, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2007.

Our internal control over financial reporting is a process designed by or under the supervision of our principal executive and principal financial officers to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and the directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2007 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report accompanying the Consolidated Financial Statements of the Company, which expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007.

February 27, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Prudential Financial, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Prudential Financial, Inc. and its subsidiaries at December 31, 2007 and December 31, 2006 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index appearing under Item 8.01 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Annual Report on Internal Control Over Financial Reporting, listed in the accompanying index. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The accompanying supplemental combining financial information is presented for the purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual components. Such supplemental information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

As described in Note 2 of the consolidated financial statements, the Company changed its method of accounting for uncertainty in income taxes, for deferred acquisition costs in connection with modifications or exchanges of insurance contracts, and for income tax-related cash flows generated by a leveraged lease transaction on January 1, 2007 and for defined benefit pension and other postretirement plans on December 31, 2006.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/S/    PRICEWATERHOUSECOOPERS LLP

New York, New York

February 27, 2008, except for the segment change for the commercial mortgage securitization operations and the amendment of the definition of adjusted operating income described in Note 20, as to which the date is May 16, 2008

PRUDENTIAL FINANCIAL, INC.

Consolidated Statements of Financial Position

December 31, 2007 and 2006 (in millions, except share amounts)

	2007	2006
ASSETS
Fixed maturities:
Available for sale, at fair value (amortized cost: 2007—$160,137; 2006—$158,828)	$162,162	$162,816
Held to maturity, at amortized cost (fair value: 2007—$3,543; 2006—$3,441)	3,548	3,469
Trading account assets supporting insurance liabilities, at fair value	14,473	14,262
Other trading account assets, at fair value	3,163	2,209
Equity securities, available for sale, at fair value (cost: 2007—$7,895; 2006—$6,824)	8,580	8,103
Commercial loans	30,047	25,739
Policy loans	9,337	8,887
Securities purchased under agreements to resell	129	153
Other long-term investments	6,431	4,745
Short-term investments	5,237	5,034

Total investments	243,107	235,417
Cash and cash equivalents	11,060	8,589
Accrued investment income	2,174	2,142
Reinsurance recoverables	2,119	1,958
Deferred policy acquisition costs	12,339	10,863
Other assets	19,432	17,834
Separate account assets	195,583	177,463

TOTAL ASSETS	$485,814	$454,266

LIABILITIES AND STOCKHOLDERS’ EQUITY LIABILITIES
Future policy benefits	$111,468	$106,951
Policyholders’ account balances	84,154	80,652
Policyholders’ dividends	3,661	3,982
Reinsurance payables	1,552	1,458
Securities sold under agreements to repurchase	11,441	11,481
Cash collateral for loaned securities	6,312	7,365
Income taxes	3,553	3,108
Short-term debt	15,657	12,536
Long-term debt	14,101	11,423
Other liabilities	14,875	14,955
Separate account liabilities	195,583	177,463

Total liabilities	462,357	431,374

COMMITMENTS AND CONTINGENT LIABILITIES (See Note 21)

STOCKHOLDERS’ EQUITY
Preferred Stock ($.01 par value; 10,000,000 shares authorized; none issued)	—	—
Common Stock ($.01 par value; 1,500,000,000 shares authorized; 604,901,479 and 604,900,423 shares issued at December 31, 2007 and 2006, respectively)	6	6
Class B Stock ($.01 par value; 10,000,000 shares authorized; 2,000,000 shares issued and outstanding at December 31, 2007 and 2006, respectively)	—	—
Additional paid-in capital	20,856	20,666
Common Stock held in treasury, at cost (157,534,628 and 133,795,373 shares at December 31, 2007 and 2006, respectively)	(9,693)	(7,143)
Accumulated other comprehensive income	447	519
Retained earnings	11,841	8,844

Total stockholders’ equity	23,457	22,892

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$485,814	$454,266

See Notes to Consolidated Financial Statements

PRUDENTIAL FINANCIAL, INC.

Consolidated Statements of Operations

Years Ended December 31, 2007, 2006 and 2005 (in millions, except per share amounts)

	2007	2006	2005
REVENUES
Premiums	$14,351	$13,908	$13,756
Policy charges and fee income	3,131	2,653	2,520
Net investment income	12,017	11,320	10,595
Realized investment gains, net	613	774	1,378
Asset management fees and other income	4,289	3,613	3,098

Total revenues	34,401	32,268	31,347

BENEFITS AND EXPENSES
Policyholders’ benefits	14,749	14,283	13,883
Interest credited to policyholders’ account balances	3,222	2,917	2,699
Dividends to policyholders	2,903	2,622	2,850
General and administrative expenses	8,841	8,052	7,641

Total benefits and expenses	29,715	27,874	27,073

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF OPERATING JOINT VENTURES	4,686	4,394	4,274

Income taxes:
Current	783	488	(59)
Deferred	462	757	862

Total income tax expense	1,245	1,245	803

INCOME FROM CONTINUING OPERATIONS BEFORE EQUITY IN EARNINGS OF OPERATING JOINT VENTURES	3,441	3,149	3,471

Equity in earnings of operating joint ventures, net of taxes	246	208	142

INCOME FROM CONTINUING OPERATIONS	3,687	3,357	3,613
Income (loss) from discontinued operations, net of taxes	17	71	(73)

NET INCOME	$3,704	$3,428	$3,540

EARNINGS PER SHARE (See Note 14)
Financial Services Businesses
Basic:
Income from continuing operations per share of Common Stock	$7.72	$6.49	$6.59
Income (loss) from discontinued operations, net of taxes	0.03	0.14	(0.14)

Net income per share of Common Stock	$7.75	$6.63	$6.45

Diluted:
Income from continuing operations per share of Common Stock	$7.58	$6.36	$6.48
Income (loss) from discontinued operations, net of taxes	0.03	0.14	(0.14)

Net income per share of Common Stock	$7.61	$6.50	$6.34

Dividends declared per share of Common Stock	$1.15	$0.95	$0.78

Closed Block Business
Basic and Diluted:
Income from continuing operations per share of Class B Stock	$68.50	$108.00	$119.50
Income from discontinued operations, net of taxes	1.00	—	—

Net income per share of Class B Stock	$69.50	$108.00	$119.50

Dividends declared per share of Class B Stock	$9.625	$9.625	$9.625

See Notes to Consolidated Financial Statements

PRUDENTIAL FINANCIAL, INC.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2007, 2006 and 2005 (in millions)

	Common Stock	Class B Stock	Additional Paid-in Capital	Retained Earnings	Common Stock Held in Treasury	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance, December 31, 2004	$6	$—	$20,348	$2,851	$(3,052)	$2,191	$22,344
Common Stock acquired	—	—	—	—	(2,090)	—	(2,090)
Stock-based compensation programs	—	—	153	(32)	217	—	338
Dividends declared on Common Stock	—	—	—	(393)	—	—	(393)
Dividends declared on Class B Stock	—	—	—	(19)	—	—	(19)
Comprehensive income:
Net income	—	—	—	3,540	—	—	3,540
Other comprehensive loss, net of tax	—	—	—	—	—	(957)	(957)

Total comprehensive income							2,583

Balance, December 31, 2005	6	—	20,501	5,947	(4,925)	1,234	22,763
Common Stock acquired	—	—	—	—	(2,500)	—	(2,500)
Stock-based compensation programs	—	—	165	(59)	282	—	388
Dividends declared on Common Stock	—	—	—	(453)	—	—	(453)
Dividends declared on Class B Stock	—	—	—	(19)	—	—	(19)
Impact of adoption of Statement of Financial Accounting Standards (“SFAS”) No. 158, net of tax	—	—	—	—	—	(556)	(556)
Comprehensive income:
Net income	—	—	—	3,428	—	—	3,428
Other comprehensive loss, net of tax	—	—	—	—	—	(159)	(159)

Total comprehensive income	—	—	—	—	—	—	3,269

Balance, December 31, 2006	6	—	20,666	8,844	(7,143)	519	22,892
Common Stock acquired	—	—	—	—	(3,000)	—	(3,000)
Stock-based compensation programs	—	—	191	(34)	315	—	472
Conversion of Senior Notes	—	—	(1)	(90)	135	—	44
Dividends declared on Common Stock	—	—	—	(521)	—	—	(521)
Dividends declared on Class B Stock	—	—	—	(19)	—	—	(19)
Cumulative effect of changes in accounting principles, net of taxes	—	—	—	(43)	—	—	(43)
Comprehensive income:
Net income	—	—	—	3,704	—	—	3,704
Other comprehensive loss, net of tax	—	—	—	—	—	(72)	(72)

Total comprehensive income	—	—	—	—	—	—	3,632

Balance, December 31, 2007	$6	$—	$20,856	$11,841	$(9,693)	$447	$23,457

See Notes to Consolidated Financial Statements

PRUDENTIAL FINANCIAL, INC.

Consolidated Statements of Cash Flows

Years Ended December 31, 2007, 2006 and 2005 (in millions)

	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,704	$3,428	$3,540
Adjustments to reconcile net income to net cash provided by operating activities:
Realized investment gains, net	(613)	(774)	(1,378)
Policy charges and fee income	(915)	(726)	(852)
Interest credited to policyholders’ account balances	3,222	2,917	2,699
Depreciation and amortization	272	350	501
Change in:
Deferred policy acquisition costs	(1,253)	(1,294)	(792)
Future policy benefits and other insurance liabilities	3,136	2,782	3,140
Trading account assets supporting insurance liabilities and other trading account assets	(1,649)	(1,245)	(931)
Income taxes	105	593	(575)
Other, net	(43)	(1,656)	(1,320)

Cash flows from operating activities	5,966	4,375	4,032

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from the sale/maturity/prepayment of:
Fixed maturities, available for sale	99,134	94,653	84,465
Fixed maturities, held to maturity	255	317	462
Equity securities, available for sale	5,140	3,785	3,108
Commercial loans	4,647	4,524	5,734
Policy loans	1,299	1,188	1,212
Other long-term investments	1,095	1,731	1,239
Short-term investments	18,649	11,782	13,022
Payments for the purchase/origination of:
Fixed maturities, available for sale	(98,671)	(102,815)	(96,578)
Fixed maturities, held to maturity	(209)	(542)	(1,278)
Equity securities, available for sale	(5,326)	(4,032)	(3,645)
Commercial loans	(8,264)	(5,793)	(4,850)
Policy loans	(1,306)	(1,354)	(1,026)
Other long-term investments	(2,503)	(1,393)	(791)
Short-term investments	(18,737)	(12,721)	(12,778)
Acquisitions, net of cash acquired.	(103)	724	—
Other, net	(104)	(201)	431

Cash flows used in investing activities	(5,004)	(10,147)	(11,273)

CASH FLOWS FROM FINANCING ACTIVITIES
Policyholders’ account deposits	20,906	23,331	20,550
Policyholders’ account withdrawals	(20,569)	(22,377)	(20,927)
Net change in securities sold under agreements to repurchase and cash collateral for loaned securities	(1,546)	2,478	2,137
Cash dividends paid on Common Stock	(514)	(421)	(375)
Cash dividends paid on Class B Stock	(19)	(19)	(19)
Net change in financing arrangements (maturities 90 days or less)	352	(822)	4,821
Common Stock acquired	(3,000)	(2,512)	(2,095)
Common Stock reissued for exercise of stock options	221	166	169
Proceeds from the issuance of debt (maturities longer than 90 days)	10,429	7,918	4,381
Repayments of debt (maturities longer than 90 days)	(5,124)	(2,126)	(1,496)
Excess tax benefits from share-based payment arrangements	106	92	—
Other, net	297	814	2

Cash flows from financing activities	1,539	6,522	7,148

Effect of foreign exchange rate changes on cash balances	(30)	40	(180)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,471	790	(273)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	8,589	7,799	8,072

CASH AND CASH EQUIVALENTS, END OF YEAR	$11,060	$8,589	$7,799

SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid (received)	$653	$(384)	$509

Interest paid	$1,602	$1,230	$794

NON-CASH TRANSACTIONS DURING THE YEAR
Treasury stock issued for convertible debt redemption	$135	$—	$—
Treasury stock issued for stock based compensation programs	$101	$90	$9

See Notes to Consolidated Financial Statements

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

1.    BUSINESS

Prudential Financial, Inc. (“Prudential Financial”) and its subsidiaries (collectively, “Prudential” or the “Company”) provide a wide range of insurance, investment management, and other financial products and services to both individual and institutional customers throughout the United States and in many other countries. Principal products and services provided include life insurance, annuities, mutual funds, pension and retirement-related services and administration, and investment management. In addition, the Company provides retail securities brokerage services indirectly through a minority ownership in a joint venture. The Company has organized its principal operations into the Financial Services Businesses and the Closed Block Business. The Financial Services Businesses operate through three operating divisions: Insurance, Investment, and International Insurance and Investments. The Company’s real estate and relocation services business as well as businesses that are not sufficiently material to warrant separate disclosure and businesses to be divested are included in Corporate and Other operations within the Financial Services Businesses. The Closed Block Business, which includes the Closed Block (see Note 10), is managed separately from the Financial Services Businesses. The Closed Block Business was established on the date of demutualization and includes the Company’s in force participating insurance and annuity products and assets that are used for the payment of benefits and policyholders’ dividends on these products, as well as other assets and equity that support these products and related liabilities. In connection with the demutualization, the Company ceased offering these participating products.

Demutualization

On December 18, 2001 (the “date of demutualization”), The Prudential Insurance Company of America (“Prudential Insurance”) converted from a mutual life insurance company to a stock life insurance company and became an indirect, wholly owned subsidiary of Prudential Financial. At the time of demutualization Prudential Financial issued two classes of common stock, both of which remain outstanding. The Common Stock, which is publicly traded, reflects the performance of the Financial Services Businesses, and the Class B Stock, which was issued through a private placement, reflects the performance of the Closed Block Business.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Consolidated Financial Statements include the accounts of Prudential Financial, entities over which the Company exercises control, including majority-owned subsidiaries and minority-owned entities such as limited partnerships in which the Company is the general partner, and variable interest entities in which the Company is considered the primary beneficiary. See Note 4 for more information on the Company’s consolidated variable interest entities. The Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Intercompany balances and transactions have been eliminated.

The Company’s Gibraltar Life Insurance Company, Ltd. (“Gibraltar Life”) operations use a November 30 fiscal year end for purposes of inclusion in the Company’s Consolidated Financial Statements. Therefore, the Consolidated Financial Statements as of December 31, 2007, and 2006, include Gibraltar Life’s assets and liabilities as of November 30, 2007 and 2006, respectively, and for the years ended December 31, 2007, 2006 and 2005, include Gibraltar Life’s results of operations for the twelve months ended November 30, 2007, 2006 and 2005, respectively.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The most significant estimates include those used in determining deferred policy acquisition costs, goodwill, valuation of business acquired, valuation of investments including derivatives, future policy benefits including guarantees, pension and other postretirement benefits, provision for income taxes, reserves for contingent liabilities and reserves for losses in connection with unresolved legal matters.

Share-Based Payments

The Company adopted SFAS No. 123(R), “Share-Based Payment” on January 1, 2006, using the modified prospective application transition method prescribed by this standard. This standard requires that the cost resulting from all share-based payments be recognized in the financial statements and requires all entities to apply the fair value based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans. As described more fully below, the Company had previously adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended, prospectively for all new stock options granted to employees on or after January 1, 2003. Upon adoption of SFAS No. 123(R), there were no unvested stock options issued prior to January 1, 2003, and, therefore, the adoption of SFAS No. 123(R) had no impact to the Company’s consolidated financial condition or results of operations with respect to the unvested employee options. For a discussion of the prospective recognition of compensation cost under the non-substantive vesting period approach, see “Share-Based Compensation Awards with Non-substantive Vesting Conditions” below.

Excess Tax Benefits

Upon adoption of SFAS No. 123(R), the Company was required to determine the portion of additional paid-in capital that was generated from the realization of excess tax benefits prior to the adoption of SFAS No. 123(R) available to offset deferred tax assets that may need to be written off in future periods had the Company adopted the fair value recognition provisions of SFAS No. 123 beginning in 2001. The Company has elected to calculate this “pool” of additional paid-in capital using the short-cut method as permitted by Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) FAS123(R)-3, “Transition Election to Accounting for the Tax Effects of Share-Based Payment Awards.” Under the short-cut method, this “pool” of additional paid-in capital was calculated as the sum of all net increases of additional paid-in capital recognized in the Company’s financial statements related to tax benefits from share-based payment transactions subsequent to the adoption of SFAS No. 123 but prior to the adoption of SFAS No. 123(R) less the cumulative incremental pre-tax compensation costs that would have been recognized if SFAS No. 123 had been used to account for share-based payment transactions, tax effected at the statutory tax rate as of the adoption of SFAS No. 123(R). Subsequent to the date of adoption, the Company’s policy is to account for this additional paid-in capital as a single “pool” available to all share-based compensation awards.

In accordance with SFAS No. 123(R), the Company does not recognize excess tax benefits in additional paid-in capital until the benefits result in a reduction in taxes payable. The Company has elected the “tax-law ordering methodology” and has adopted a convention that considers excess tax benefits to be the last portion of a net operating loss carryforward to be utilized.

Share-Based Compensation Awards with Non-substantive Vesting Conditions

The Company issues employee share-based compensation awards, under a plan authorized by the Board of Directors, that are subject to specific vesting conditions; generally the awards vest ratably over a three-year period, “the nominal vesting period,” or at the date the employee retires (as defined by the plan), if earlier. For awards granted prior to January 1, 2006 that specify an employee vests in the award upon retirement, the Company accounts for those awards using the nominal vesting period approach. Under this approach, the

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Company records compensation expense over the nominal vesting period. If the employee retires before the end of the nominal vesting period, any remaining unrecognized compensation cost is recognized at the date of retirement.

Upon the adoption of SFAS No. 123(R), the Company revised its approach to the recognition of compensation costs for awards granted to retirement-eligible employees and awards that vest when an employee becomes retirement-eligible to apply the non-substantive vesting period approach to all new share-based compensation awards granted after January 1, 2006. Under this approach, all compensation cost is recognized on the date of grant for awards issued to retirement-eligible employees, or over the period from the grant date to the date retirement eligibility is achieved, if that is expected to occur during the nominal vesting period.

If the Company had accounted for all share-based compensation awards granted after January 1, 2003 under the non-substantive vesting period approach, net income of the Financial Services Businesses for the years ended December 31, 2007 and 2006 would have been increased by $9 million and $12 million, or $0.02 and $0.02 per share of Common Stock, respectively, on both a basic and diluted basis. Net income of the Financial Services Businesses for the year ended December 31, 2005 would have been decreased by $10 million, or $0.02 per share of Common Stock, on both a basic and diluted basis.

Previous Adoption of Fair Value Recognition Provisions

As noted above, effective January 1, 2003, the Company changed its accounting for employee stock options to adopt the fair value recognition provisions of SFAS No. 123, as amended, prospectively for all new stock options granted to employees on or after January 1, 2003. Prior to January 1, 2003, the Company accounted for employee stock options using the intrinsic value method of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under this method, the Company did not recognize any stock-based compensation expense for employee stock options as all options granted had an exercise price equal to the market value of the underlying Common Stock on the date of grant. If the Company had accounted for all employee stock options granted prior to January 1, 2003 under the fair value-based measurement method of SFAS No. 123, net income and earnings per share for the years ended December 31, 2007 and 2006 would have been unchanged, since, as of January 1, 2006, there were no unvested employee stock options issued prior to January 1, 2003. Net income and earnings per share for the year ended December 31, 2005, would have been as follows:

	Year Ended December 31, 2005
	Financial Services Businesses	Closed Block Business
	(in millions, except per share amounts)
Net income, as reported	$3,219	$321
Add: Total employee stock option compensation expense included in reported net income, net of taxes	28	1
Deduct: Total employee stock option compensation expense determined under the fair value based method for all awards, net of taxes	38	1

Pro forma net income	$3,209	$321

Earnings per share:
Basic—as reported	$6.45	$119.50

Basic—pro forma	$6.43	$119.50

Diluted—as reported	$6.34	$119.50

Diluted—pro forma	$6.32	$119.50

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The fair value of each option issued prior to January 1, 2003 for purposes of the pro forma information presented above was estimated on the date of grant using a Black-Scholes option-pricing model. For options issued on or after January 1, 2003, the fair value of each option was estimated on the date of grant using a binomial option-pricing model.

The Company accounts for non-employee stock options using the fair value method in accordance with Emerging Issues Task Force (“EITF”) Issue No. 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and related interpretations in accounting for its non-employee stock options.

Earnings Per Share

As discussed in Note 1, the Company has outstanding two separate classes of common stock. Basic earnings per share is computed by dividing available income attributable to each of the two groups of common shareholders by the respective weighted average number of common shares outstanding for the period. Diluted earnings per share includes the effect of all dilutive potential common shares that were outstanding during the period.

As discussed under “Excess Tax Benefits” above, the Company adopted SFAS No. 123(R) using the modified prospective application transition method and has elected to calculate the “pool” of excess tax benefits in additional paid-in capital using the short-cut method. The Company has further elected to reflect in assumed proceeds, under the application of the treasury stock method, the entire amount of excess tax benefits that would be recognized in additional paid-in capital upon exercise or release of the award.

Investments

Fixed maturities are comprised of bonds, notes and redeemable preferred stock. Fixed maturities classified as “available for sale” are carried at fair value. Fixed maturities that the Company has both the positive intent and ability to hold to maturity are carried at amortized cost and classified as “held to maturity.” The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Interest income, as well as the related amortization of premium and accretion of discount is included in “Net investment income.” The amortized cost of fixed maturities is written down to fair value when a decline in value is considered to be other-than-temporary. See the discussion below on realized investment gains and losses for a description of the accounting for impairments. Unrealized gains and losses on fixed maturities classified as “available for sale,” net of tax and the effect on deferred policy acquisition costs, valuation of business acquired, future policy benefits and policyholders’ dividends that would result from the realization of unrealized gains and losses, are included in “Accumulated other comprehensive income (loss).”

“Trading account assets supporting insurance liabilities, at fair value” includes invested assets that support certain products included in the Retirement segment, as well as certain products included in the International Insurance segment, which are experience rated, meaning that the investment results associated with these products will ultimately accrue to contractholders. Realized and unrealized gains and losses for these investments are reported in “Asset management fees and other income.” Interest and dividend income from these investments is reported in “Net investment income.”

“Other trading account assets, at fair value” consist primarily of investments and certain derivatives used by the Company either in its capacity as a broker-dealer or for asset and liability management activities. These instruments are carried at fair value. Realized and unrealized gains and losses on other trading account assets are reported in “Asset management fees and other income.” Interest and dividend income from these investments is reported in “Net investment income.”

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Equity securities are comprised of common stock and non-redeemable preferred stock and are carried at fair value. The associated unrealized gains and losses, net of tax and the effect on deferred policy acquisition costs, valuation of business acquired, future policy benefits and policyholders’ dividends that would result from the realization of unrealized gains and losses, are included in “Accumulated other comprehensive income (loss).” The cost of equity securities is written down to fair value when a decline in value is considered to be other-than-temporary. See the discussion below on realized investment gains and losses for a description of the accounting for impairments. Dividend income from these investments is reported in “Net investment income.”

Commercial loans originated and held for investment within the Company’s insurance operations are carried at unpaid principal balances, net of an allowance for losses. Commercial loans originated and held for sale within the Company’s commercial mortgage operations are reported at the lower of cost or fair market value, while other mortgage loan investments are carried at amortized cost, net of unamortized deferred loan origination fees and expenses. Commercial loans acquired, including those related to the acquisition of a business, are recorded at fair value when purchased, reflecting any premiums or discounts to unpaid principal balances. Interest income, as well as prepayment fees and the amortization of the related premiums or discounts, is included in “Net investment income.” The allowance for losses includes a loan specific reserve for non-performing loans and a portfolio reserve for probable incurred but not specifically identified losses. Non-performing loans include those loans for which it is probable that amounts due according to the contractual terms of the loan agreement will not all be collected. These loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the fair value of the collateral if the loan is collateral dependent. Interest received on non-performing loans, including loans that were previously modified in a troubled debt restructuring, is either applied against the principal or reported as net investment income, based on the Company’s assessment as to the collectibility of the principal. The Company discontinues accruing interest on non-performing loans after the loans are 90 days delinquent as to principal or interest, or earlier when the Company has doubts about collectibility. When a loan is deemed non-performing, any accrued but uncollectible interest is charged to interest income in the period the loan is deemed non-performing. Generally, a loan is restored to accrual status only after all delinquent interest and principal are brought current and, in the case of loans where the payment of interest has been interrupted for a substantial period, a regular payment performance has been established. The portfolio reserve for incurred but not specifically identified losses considers the Company’s past loan loss experience, the current credit composition of the portfolio, historical credit migration, property type diversification, default and loss severity statistics and other relevant factors. The gains and losses from the sale of loans, which are recognized when the Company relinquishes control over the loans, as well as changes in the allowance for loan losses, are reported in “Realized investment gains (losses), net.”

Policy loans are carried at unpaid principal balances.

Securities repurchase and resale agreements and securities loaned transactions are used to earn spread income, to borrow funds, or to facilitate trading activity. Securities repurchase and resale agreements are generally short-term in nature, and therefore, the carrying amounts of these instruments approximate fair value. Securities repurchase and resale agreements are collateralized by cash, U.S. government and government agency securities. Securities loaned are collateralized principally by cash and U.S. government securities. For securities repurchase agreements and securities loaned transactions used to earn spread income, the cash received is typically invested in cash equivalents, short-term investments or fixed maturities.

Securities repurchase and resale agreements that satisfy certain criteria are treated as collateralized financing arrangements. These agreements are carried at the amounts at which the securities will be subsequently resold or reacquired, as specified in the respective agreements. For securities purchased under agreements to resell, the Company’s policy is to take possession or control of the securities and to value the securities daily. Securities to be resold are the same, or substantially the same, as the securities received. For securities sold under agreements to repurchase, the market value of the securities to be repurchased is monitored, and additional collateral is

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

obtained where appropriate, to protect against credit exposure. Securities to be repurchased are the same, or substantially the same, as those sold. Income and expenses related to these transactions executed within the insurance companies and broker-dealer subsidiaries used to earn spread income are reported as “Net investment income;” however, for transactions used to borrow funds, the associated borrowing cost is reported as interest expense (included in “General and administrative expenses”). Income and expenses related to these transactions executed within the Company’s commercial mortgage and derivative dealer operations are reported in “Asset management fees and other income.”

Securities loaned transactions are treated as financing arrangements and are recorded at the amount of cash received. The Company obtains collateral in an amount equal to 102% and 105% of the fair value of the domestic and foreign securities, respectively. The Company monitors the market value of the securities loaned on a daily basis with additional collateral obtained as necessary. Substantially all of the Company’s securities loaned transactions are with large brokerage firms. Income and expenses associated with securities loaned transactions used to earn spread income are reported as “Net investment income;” however, for securities loaned transactions used for funding purposes the associated rebate is reported as interest expense (included in “General and administrative expenses”).

Other long-term investments consist of the Company’s investments in joint ventures and limited partnerships, other than operating joint ventures, as well as wholly-owned investment real estate and other investments. Joint venture and partnership interests are generally accounted for using the equity method of accounting. In certain instances in which the Company’s partnership interest is so minor (generally less than 3%) that it exercises virtually no influence over operating and financial policies, the Company applies the cost method of accounting. The Company’s income from investments in joint ventures and partnerships accounted for using the equity method or the cost method, other than the Company’s investment in operating joint ventures, is included in “Net investment income.” The Company consolidates joint ventures and limited partnerships in certain other instances where it is deemed to exercise control, or is considered the primary beneficiary of a variable interest entity. Certain of these consolidated joint ventures and limited partnerships relate to investment structures in which the Company’s asset management business invests with other co-investors in an investment fund referred to as a feeder fund. In these structures, the invested capital of several feeder funds is pooled together and used to purchase ownership interests in another fund, referred to as a master fund. The master fund utilizes this invested capital, and in certain cases other debt financing, to purchase various classes of assets on behalf of its investors. Specialized industry accounting for investment companies calls for the feeder fund to reflect its investment in the master fund as a single net asset equal to its proportionate share of the net assets of the master fund, regardless of its level of interest in the master fund. In cases where the Company consolidates the feeder fund, it retains the feeder fund’s net asset presentation and reports the consolidated feeder fund’s proportionate share of the net assets of the master fund in “Other long-term investments,” with any unaffiliated investors’ minority interest in the feeder fund reported in “Other liabilities.” The Company’s net income from consolidated joint ventures and limited partnerships, including these consolidated feeder funds, is included in the respective revenue and expense line items depending on the activity of the consolidated entity.

The Company’s wholly-owned investment real estate consists of real estate which the Company has the intent to hold for the production of income as well as real estate held for sale. Real estate which the Company has the intent to hold for the production of income is carried at depreciated cost less any writedowns to fair value for impairment losses and is reviewed for impairment whenever events or circumstances indicate that the carrying value may not be recoverable. Real estate held for sale is carried at the lower of depreciated cost or fair value less estimated selling costs and is not further depreciated once classified as such. An impairment loss is recognized when the carrying value of the investment real estate exceeds the estimated undiscounted future cash flows (excluding interest charges) from the investment. At that time, the carrying value of the investment real estate is written down to fair value. Decreases in the carrying value of investment real estate held for the production of income due to other-than-temporary impairments are recorded in “Realized investment gains (losses), net.”

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Depreciation on real estate held for the production of income is computed using the straight-line method over the estimated lives of the properties, and is included in “Net investment income.” In the period a real estate investment is deemed held for sale and meets all of the discontinued operation criteria, the Company reports all related net investment income and any resulting investment gains and losses as discontinued operations for all periods presented.

Short-term investments consist of highly liquid debt instruments with a maturity of greater than three months and less than twelve months when purchased, other than those debt instruments meeting this definition that are included in “Trading account assets supporting insurance liabilities, at fair value.” These investments are generally carried at fair value.

Realized investment gains (losses) are computed using the specific identification method with the exception of some of the Company’s International portfolios, where the average cost method is used. Realized investment gains and losses are generated from numerous sources, including the sale of fixed maturity securities, equity securities, investments in joint ventures and limited partnerships and other types of investments, as well as adjustments to the cost basis of investments for other than temporary impairments. Realized investment gains and losses are also generated from prepayment premiums received on private fixed maturity securities, recoveries of principal on previously impaired securities, provisions for losses on commercial loans, fair value changes on commercial mortgage operations’ loans, gains on commercial loans in connection with securitization transactions, fair value changes on embedded derivatives and derivatives that do not qualify for hedge accounting treatment, except those derivatives used in the Company’s capacity as a broker or dealer.

Adjustments to the costs of fixed maturities and equity securities for other-than-temporary impairments are also included in “Realized investment gains (losses), net.” In evaluating whether a decline in value is other-than-temporary, the Company considers several factors including, but not limited to the following: (1) the extent (generally if greater than 20%) and the duration (generally if greater than six months) of the decline; (2) the reasons for the decline in value (credit event, currency or interest rate); (3) the Company’s ability and intent to hold the investment for a period of time to allow for a recovery of value; and (4) the financial condition of and near-term prospects of the issuer. In addition, for its impairment review of asset-backed fixed maturity securities with a credit rating below AA, the Company forecasts the prospective future cash flows of the security and determines if the present value of those cash flows, discounted using the effective yield of the most recent interest accrual rate, has decreased from the previous reporting period. When a decrease from the prior reporting period has occurred and the security’s market value is less than its carrying value, the carrying value of the security is reduced to its fair value, with a corresponding charge to earnings. The new cost basis of an impaired security is not adjusted for subsequent increases in estimated fair value. In periods subsequent to the recognition of an other-than-temporary impairment, the impaired security is accounted for as if it had been purchased on the measurement date of the impairment. Accordingly, the discount (or reduced premium) based on the new cost basis is accreted into net investment income in future periods based upon the amount and timing of expected future cash flows of the security, if the recoverable value of the investment based upon those cash flows is greater than the carrying value of the investment after the impairment.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks, money market instruments and other debt instruments with maturities of three months or less when purchased, other than cash equivalents that are included in “Trading account assets supporting insurance liabilities, at fair value.”

Reinsurance Recoverables and Payables

Reinsurance recoverables and payables primarily include receivables and corresponding payables associated with the reinsurance arrangements used to effect the Company’s acquisition of the retirement businesses of

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

CIGNA. The remaining amounts relate to other reinsurance arrangements entered into by the Company. For each of its reinsurance contracts, the Company determines if the contract provides indemnification against loss or liability relating to insurance risk in accordance with applicable accounting standards. The Company reviews all contractual features, particularly those that may limit the amount of insurance risk to which the reinsurer is subject or features that delay the timely reimbursement of claims. See Note 11 for additional information about the Company’s reinsurance arrangements.

Deferred Policy Acquisition Costs

Costs that vary with and that are related primarily to the production of new insurance and annuity business are deferred to the extent such costs are deemed recoverable from future profits. Such costs include commissions, costs of policy issuance and underwriting, and variable field office expenses. Deferred policy acquisition costs (“DAC”) are subject to recoverability testing at the end of each accounting period. DAC, for applicable products, is adjusted for the impact of unrealized gains or losses on investments as if these gains or losses had been realized, with corresponding credits or charges included in “Accumulated other comprehensive income (loss).” DAC amortization is reflected in “General and administrative expenses.”

For traditional participating life insurance included in the Closed Block, DAC is amortized over the expected life of the contracts (up to 45 years) in proportion to gross margins based on historical and anticipated future experience, which is evaluated regularly. The average rate per annum of assumed future investment yield used in estimating expected gross margins was 7.90% at December 31, 2007 and gradually increases to 8.06% for periods after December 31, 2031, consistent with the assumptions used in funding the Closed Block. The effect of changes in estimated gross margins on unamortized deferred acquisition costs is reflected in “General and administrative expenses” in the period such estimated gross margins are revised. Policy acquisition costs related to interest-sensitive and variable life products and fixed and variable deferred annuity products are deferred and amortized over the expected life of the contracts (periods ranging from 25 to 99 years) in proportion to gross profits arising principally from investment results, mortality and expense margins, and surrender charges based on historical and anticipated future experience, which is updated periodically. The effect of changes to estimated gross profits on unamortized deferred acquisition costs is reflected in “General and administrative expenses” in the period such estimated gross profits are revised. DAC related to non-participating traditional individual life insurance is amortized in proportion to gross premiums.

For group annuity defined contribution contracts and group corporate- and trust-owned life insurance contracts, acquisition expenses are deferred and amortized over the expected life of the contracts in proportion to gross profits. For group and individual long-term care contracts, acquisition expenses are deferred and amortized in proportion to gross premiums. For single premium immediate annuities with life contingencies, and single premium group annuities and single premium structured settlements with life contingencies, all acquisition costs are charged to expense immediately because generally all premiums are received at the inception of the contract. For funding agreement notes contracts, single premium structured settlement contracts without life contingencies, and single premium immediate annuities without life contingencies, acquisition expenses are deferred and amortized over the expected life of the contracts using the interest method. For other group life and disability insurance contracts and guaranteed investment contracts, acquisition costs are expensed as incurred.

For some products, policyholders can elect to modify product benefits, features, rights or coverages by exchanging a contract for a new contract or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. These transactions are known as internal replacements. If policyholders surrender traditional life insurance policies in exchange for life insurance policies that do not have fixed and guaranteed terms, the Company immediately charges to expense the remaining unamortized DAC on the surrendered policies. For other internal replacement transactions, except those that involve the addition of a nonintegrated contract feature that does not change the existing base contract, the unamortized DAC is

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

immediately charged to expense if the terms of the new policies are not substantially similar to those of the former policies. If the new terms are substantially similar to those of the earlier policies, the DAC is retained with respect to the new policies and amortized over the expected life of the new policies. The Company adopted Statement of Position (“SOP”) 05-1 “Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts” on January 1, 2007. SOP 05-1 provided more definitive guidance regarding internal replacements and clarification on what constitutes substantial changes to a contract. See “New Accounting Pronouncements” for additional information.

Separate Account Assets and Liabilities

Separate account assets are reported at fair value and represent segregated funds that are invested for certain policyholders, pension funds and other customers. The assets primarily consist of equity securities, fixed maturities, real estate related investments, real estate mortgage loans, short-term investments and derivative instruments. The assets of each account are legally segregated and are generally not subject to claims that arise out of any other business of the Company. Investment risks associated with market value changes are borne by the customers, except to the extent of minimum guarantees made by the Company with respect to certain accounts. Separate account liabilities primarily represent the contractholder’s account balance in separate account assets. See Note 9 for additional information regarding separate account arrangements with contractual guarantees. The investment income and realized investment gains or losses from separate account assets accrue to the policyholders and are not included in the Consolidated Statements of Operations. Mortality, policy administration and surrender charges assessed against the accounts are included in “Policy charges and fee income.” Asset management fees charged to the accounts are included in “Asset management fees and other income.”

Other Assets and Other Liabilities

Other assets consist primarily of prepaid benefit costs, certain restricted assets, broker-dealer related receivables, trade receivables, valuation of business acquired, goodwill and other intangible assets, the Company’s investments in operating joint ventures, which include the Company’s investment in Wachovia Securities Financial Holdings, LLC (“Wachovia Securities”) and its indirect investment in China Pacific Insurance (Group) Co., Ltd. (“China Pacific Group”), property and equipment, receivables resulting from sales of securities that had not yet settled at the balance sheet date, and relocation real estate assets and receivables. Property and equipment are carried at cost less accumulated depreciation. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets, which generally range from 3 to 40 years. Other liabilities consist primarily of trade payables, broker-dealer related payables and employee benefit liabilities.

As a result of certain acquisitions and the application of purchase accounting, the Company reports a financial asset representing the valuation of business acquired (“VOBA”). VOBA represents the present value of future profits embedded in the acquired business. The Company has established a VOBA asset primarily for its acquired traditional life, deferred annuity, defined contribution and defined benefit businesses. VOBA is determined by estimating the net present value of future cash flows from the contracts in force at the date of acquisition. For acquired traditional insurance contracts, future positive cash flows generally include net valuation premiums while future negative cash flows include policyholders’ benefits and certain maintenance expenses. For acquired annuity contracts, future positive cash flows generally include fees and other charges assessed to the contracts as long as they remain in force as well as fees collected upon surrender, if applicable, while future negative cash flows include costs to administer contracts and benefit payments. In addition, future cash flows with respect to acquired annuity business include the impact of future cash flows expected from the guaranteed minimum death and living benefit provisions. For acquired defined contribution and defined benefits businesses, contract balances are projected using assumptions for add-on deposits, participant withdrawals,

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

contract surrenders, and investment returns. Gross profits are then determined based on investment spreads and the excess of fees and other charges over the costs to administer the contracts. VOBA is further explicitly adjusted to reflect the cost associated with the capital invested in the business. The Company amortizes VOBA over the effective life of the acquired contracts in “General and administrative expenses.” For acquired traditional insurance contracts, VOBA is amortized in proportion to gross premiums or in proportion to the face amount of insurance in force, as applicable. For acquired annuity contracts, VOBA is amortized in proportion to gross profits arising from the contracts and anticipated future experience, which is evaluated regularly. For acquired defined contribution and defined benefit businesses, the majority of VOBA is amortized in proportion to gross profits arising principally from investment spreads and fees in excess of actual expense based upon historical and estimated future experience, which is updated periodically. The remainder of this VOBA is amortized based on gross revenues, fees, or the change in policyholders’ account balances, as applicable. The effect of changes in gross profits on unamortized VOBA is reflected in the period such estimates of expected future profits are revised.

As a result of certain acquisitions, the Company recognizes an asset for goodwill representing the excess of cost over the net fair value of the assets acquired and liabilities assumed. The Company tests goodwill for impairment annually as of December 31 and more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. See Note 7 for additional information regarding goodwill.

The Company offers various types of sales inducements. The Company defers sales inducements and amortizes them over the anticipated life of the policy using the same methodology and assumptions used to amortize deferred policy acquisition costs. The Company amortizes deferred sales inducements in “Interest credited to policyholders’ account balances.” See Note 9 for additional information regarding sales inducements.

Future Policy Benefits

The Company’s liability for future policy benefits is primarily comprised of the present value of estimated future payments to or on behalf of policyholders, where the timing and amount of payment depends on policyholder mortality or morbidity, less the present value of future net premiums. For individual traditional participating life insurance products, the mortality and interest rate assumptions applied are those used to calculate the policies’ guaranteed cash surrender values. For life insurance, other than individual traditional participating life insurance, and annuity and disability products, expected mortality and morbidity is generally based on the Company’s historical experience or standard industry tables including a provision for the risk of adverse deviation. Interest rate assumptions are based on factors such as market conditions and expected investment returns. Although mortality and morbidity and interest rate assumptions are “locked-in” upon the issuance of new insurance or annuity business with fixed and guaranteed terms, significant changes in experience or assumptions may require the Company to provide for expected future losses on a product by establishing premium deficiency reserves. Premium deficiency reserves, if required, are determined based on assumptions at the time the premium deficiency reserve is established and do not include a provision for the risk of adverse deviation.

The Company’s liability for future policy benefits also includes a liability for unpaid claims and claim adjustment expenses. The Company does not establish claim liabilities until a loss has occurred. However, unpaid claims and claim adjustment expenses includes estimates of claims that the Company believes have been incurred but have not yet been reported as of the balance sheet date. The Company’s liability for future policy benefits also includes net liabilities for guarantee benefits related to certain nontraditional long-duration life and annuity contracts, which are discussed more fully in Note 9, and certain unearned revenues.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Policyholders’ Account Balances

The Company’s liability for policyholders’ account balances represents the contract value that has accrued to the benefit of the policyholder as of the balance sheet date. This liability is generally equal to the accumulated account deposits, plus interest credited, less policyholder withdrawals and other charges assessed against the account balance. These policyholders’ account balances also include provision for benefits under non-life contingent payout annuities and certain unearned revenues.

Policyholders’ Dividends

The Company’s liability for policyholders’ dividends includes its dividends payable to policyholders and its policyholder dividend obligation associated with the participating policies included in the Closed Block. The dividends payable for participating policies included in the Closed Block are determined at the end of each year for the following year by the Board of Directors of Prudential Insurance based on its statutory results, capital position, ratings, and the emerging experience of the Closed Block. The policyholder dividend obligation represents net unrealized investment gains that have arisen subsequent to the establishment of the Closed Block and the excess of actual cumulative earnings over the expected cumulative earnings, to be paid to Closed Block policyholders unless otherwise offset by future experience. The dividends payable for policies other than the participating policies included in the Closed Block include special dividends to certain policyholders of Gibraltar Life, a Japanese insurance company acquired in April 2001, and dividends payable in accordance with certain group insurance policies. The special dividends payable to the policyholders of Gibraltar Life are based on 70% of the net increase in the fair value of certain real estate and loans included in Gibraltar Life’s reorganization plan, net of transaction costs and taxes. As of December 31, 2007 and 2006, this dividend liability was $421 million and $324 million, respectively.

Contingent Liabilities

Amounts related to contingent liabilities are accrued if it is probable that a liability has been incurred and an amount is reasonably estimable. Management evaluates whether there are incremental legal or other costs directly associated with the ultimate resolution of the matter that are reasonably estimable and, if so, they are included in the accrual.

Insurance Revenue and Expense Recognition

Premiums from individual life and health insurance products, other than interest-sensitive life contracts, are recognized when due. When premiums are due over a significantly shorter period than the period over which benefits are provided, any gross premium in excess of the net premium (i.e., the portion of the gross premium required to provide for all expected future benefits and expenses) is deferred and recognized into revenue in a constant relationship to insurance in force. Benefits are recorded as an expense when they are incurred. A liability for future policy benefits is recorded when premiums are recognized using the net level premium method.

Premiums from non-participating group annuities with life contingencies, single premium structured settlements with life contingencies and single premium immediate annuities with life contingencies are recognized when due. When premiums are due over a significantly shorter period than the period over which benefits are provided, any gross premium in excess of the net premium is deferred and recognized into revenue in a constant relationship to the amount of expected future benefit payments. Benefits are recorded as an expense when they are incurred. A liability for future policy benefits is recorded when premiums are recognized using the net level premium method.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Certain individual annuity contracts provide the holder a guarantee that the benefit received upon death or annuitization will be no less than a minimum prescribed amount. These benefits are accounted for as insurance contracts and are discussed in further detail in Note 9. The Company also provides contracts with certain living benefits which are considered embedded derivatives. These contracts are discussed in further detail in Note 9.

Amounts received as payment for interest-sensitive group and individual life contracts, deferred fixed annuities, structured settlements and other contracts without life contingencies, and participating group annuities are reported as deposits to “Policyholders’ account balances.” Revenues from these contracts are reflected in “Policy charges and fee income” consisting primarily of fees assessed during the period against the policyholders’ account balances for mortality charges, policy administration charges and surrender charges. In addition to fees, the Company earns investment income from the investment of policyholders’ deposits in the Company’s general account portfolio. Fees assessed that represent compensation to the Company for services to be provided in future periods and certain other fees are deferred and amortized into revenue over the life of the related contracts in proportion to gross profits. Benefits and expenses for these products include claims in excess of related account balances, expenses of contract administration, interest credited to policyholders’ account balances and amortization of DAC.

For group life, other than interest-sensitive group life contracts, and disability insurance, premiums are recognized over the period to which the premiums relate in proportion to the amount of insurance protection provided. Claim and claim adjustment expenses are recognized when incurred.

Premiums, benefits and expenses are stated net of reinsurance ceded to other companies, except for amounts associated with certain modified coinsurance contracts which are reflected in the Company’s financial statements based on the application of the deposit method of accounting. Estimated reinsurance recoverables and the cost of reinsurance are recognized over the life of the reinsured policies using assumptions consistent with those used to account for the underlying policies.

Foreign Currency

Assets and liabilities of foreign operations and subsidiaries reported in currencies other than U.S. dollars are translated at the exchange rate in effect at the end of the period. Revenues, benefits and other expenses are translated at the average rate prevailing during the period. The effects of translating the statements of financial position of non-U.S. entities with functional currencies other than the U.S. dollar are included, net of related hedge gains and losses and income taxes, in “Accumulated other comprehensive income (loss).” Gains and losses from foreign currency transactions are reported in either “Accumulated other comprehensive income (loss)” or current earnings in “Asset management fees and other income” depending on the nature of the related foreign currency denominated asset or liability.

Asset Management Fees and Other Income

Asset management fees and other income principally include asset management fees and securities and commodities commission revenues, which are recognized in the period in which the services are performed. Realized and unrealized gains from investments classified as “trading” such as “Trading account assets supporting insurance liabilities” and “Other trading account assets,” and from consolidated entities that follow specialized investment company fair value accounting are also included in “Asset management fees and other income.” In certain asset management fee arrangements, the Company is entitled to receive performance based incentive fees when the return on assets under management exceeds certain benchmark returns or other performance targets. Performance based incentive fee revenue is accrued quarterly based on measuring fund performance to date versus the performance benchmark stated in the investment management agreement.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derivative Financial Instruments

Derivatives are financial instruments whose values are derived from interest rates, foreign exchange rates, financial indices or the values of securities or commodities. Derivative financial instruments generally used by the Company include swaps, futures, forwards and options and may be exchange-traded or contracted in the over-the-counter market. Derivative positions are carried at fair value, generally by obtaining quoted market prices or through the use of valuation models. Values can be affected by changes in interest rates, foreign exchange rates, financial indices, values of securities or commodities, credit spreads, market volatility, expected returns and liquidity. Values can also be affected by changes in estimates and assumptions, including those related to counterparty behavior, used in valuation models.

Derivatives are used in a non-dealer capacity in insurance, investment and international businesses as well as treasury operations to manage the characteristics of the Company’s asset/liability mix, to manage the interest rate and currency characteristics of assets or liabilities and to mitigate the risk of a diminution, upon translation to U.S. dollars, of expected non-U.S. earnings and net investments in foreign operations resulting from unfavorable changes in currency exchange rates. Additionally, derivatives may be used to seek to reduce exposure to interest rate, foreign currency and equity risks associated with assets held or expected to be purchased or sold, and liabilities incurred or expected to be incurred.

Derivatives are also used in a derivative dealer or broker capacity in the Company’s securities operations to meet the needs of clients by structuring transactions that allow clients to manage their exposure to interest rates, foreign exchange rates, indices or prices of securities and commodities and similarly in a dealer or broker capacity through the operation of certain hedge portfolios. Realized and unrealized changes in fair value of derivatives used in these dealer related operations are included in “Asset management fees and other income” in the periods in which the changes occur. Cash flows from such derivatives are reported in the operating activities section of the Consolidated Statements of Cash Flows.

Derivatives are recorded either as assets, within “Other trading account assets,” or “Other long-term investments,” or as liabilities, within “Other liabilities,” in the Consolidated Statements of Financial Position, except for embedded derivatives which are recorded in the Consolidated Statements of Financial Position with the associated host contract. The Company nets the fair value of all derivative financial instruments with counterparties for which a master netting arrangement has been executed pursuant to FASB Interpretation (“FIN”) No. 39. As discussed in detail below and in Note 19, all realized and unrealized changes in fair value of non-dealer related derivatives, with the exception of the effective portion of cash flow hedges and effective hedges of net investments in foreign operations, are recorded in current earnings. Cash flows from these derivatives are reported in the operating or investing activities section in the Consolidated Statements of Cash Flows.

For non-dealer related derivatives the Company designates derivatives as either (1) a hedge of the fair value of a recognized asset or liability or unrecognized firm commitment (“fair value” hedge); (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge); (3) a foreign-currency fair value or cash flow hedge (“foreign currency” hedge); (4) a hedge of a net investment in a foreign operation; or (5) a derivative that does not qualify for hedge accounting.

To qualify for hedge accounting treatment, a derivative must be highly effective in mitigating the designated risk of the hedged item. Effectiveness of the hedge is formally assessed at inception and throughout the life of the hedging relationship. Even if a derivative qualifies for hedge accounting treatment, there may be an element of ineffectiveness of the hedge. Under such circumstances, the ineffective portion is recorded in “Realized investment gains (losses), net.”

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

When consummated, the Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives designated as fair value, cash flow, or foreign currency, hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. Hedges of a net investment in a foreign operation are linked to the specific foreign operation.

When a derivative is designated as a fair value hedge and is determined to be highly effective, changes in its fair value, along with changes in the fair value of the hedged asset or liability (including losses or gains on firm commitments), are reported on a net basis in the income statement, generally in “Realized investment gains (losses), net.” When swaps are used in hedge accounting relationships, periodic settlements are recorded in the same income statement line as the related settlements of the hedged items.

When a derivative is designated as a cash flow hedge and is determined to be highly effective, changes in its fair value are recorded in “Accumulated other comprehensive income (loss)” until earnings are affected by the variability of cash flows being hedged (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings). At that time, the related portion of deferred gains or losses on the derivative instrument is reclassified and reported in the income statement line item associated with the hedged item.

When a derivative is designated as a foreign currency hedge and is determined to be highly effective, changes in its fair value are recorded in either current period earnings or “Accumulated other comprehensive income (loss),” depending on whether the hedge transaction is a fair value hedge (e.g., a hedge of a recognized foreign currency asset or liability) or a cash flow hedge (e.g., a foreign currency denominated forecasted transaction). When a derivative is used as a hedge of a net investment in a foreign operation, its change in fair value, to the extent effective as a hedge, is recorded in the cumulative translation adjustment account within “Accumulated other comprehensive income (loss).”

If it is determined that a derivative no longer qualifies as an effective fair value or cash flow hedge or management removes the hedge designation, the derivative will continue to be carried on the balance sheet at its fair value, with changes in fair value recognized currently in “Realized investment gains (losses), net.” The asset or liability under a fair value hedge will no longer be adjusted for changes in fair value and the existing basis adjustment is amortized to the income statement line associated with the asset or liability. The component of “Accumulated other comprehensive income (loss)” related to discontinued cash flow hedges is amortized to the income statement line associated with the hedged cash flows consistent with the earnings impact of the original hedged cash flows.

When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, or because it is probable that the forecasted transaction will not occur by the end of the specified time period, the derivative will continue to be carried on the balance sheet at its fair value, with changes in fair value recognized currently in “Realized investment gains (losses), net.” Any asset or liability that was recorded pursuant to recognition of the firm commitment is removed from the balance sheet and recognized currently in “Realized investment gains (losses), net.” Gains and losses that were in “Accumulated other comprehensive income (loss)” pursuant to the hedge of a forecasted transaction are recognized immediately in “Realized investment gains (losses), net.”

If a derivative does not qualify for hedge accounting, all changes in its fair value, including net receipts and payments, are included in “Realized investment gains (losses), net” without considering changes in the fair value of the economically associated assets or liabilities.

The Company is a party to financial instruments that may contain derivative instruments that are “embedded” in the financial instruments. At inception, the Company assesses whether the economic

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the remaining component of the financial instrument (i.e., the host contract) and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. When it is determined that (1) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, and (2) a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is separated from the host contract, carried at fair value, and changes in its fair value are included in “Realized investment gains (losses), net.”

Income Taxes

The Company and its eligible domestic subsidiaries file a consolidated federal income tax return that includes both life insurance companies and non-life insurance companies. Subsidiaries operating outside the U.S. are taxed, and income tax expense is recorded, based on applicable foreign statutes. See Note 17 for a discussion of certain non-U.S. jurisdictions for which the Company assumes repatriation of earnings to the U.S.

Deferred income taxes are recognized, based on enacted rates, when assets and liabilities have different values for financial statement and tax reporting purposes. A valuation allowance is recorded to reduce a deferred tax asset to the amount expected to be realized.

New Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations.” This statement, which addresses the accounting for business acquisitions, is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited, and generally applies to business acquisitions completed after December 31, 2008. Among other things, the new standard requires that all acquisition-related costs be expensed as incurred, and that all restructuring costs related to acquired operations be expensed as incurred. This new standard also addresses the current and subsequent accounting for assets and liabilities arising from contingencies acquired or assumed and, for acquisitions both prior and subsequent to December 31, 2008, requires the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. The Company is currently assessing the impact of SFAS No. 141R on the Company’s consolidated financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” SFAS No. 160 will change the accounting for minority interests, which will be recharacterized as noncontrolling interests and classified by the parent company as a component of equity. This statement is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. Upon adoption, SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests and prospective adoption for all other requirements. The Company is currently assessing the impact of SFAS No. 160 on the Company’s consolidated financial position and results of operations.

In November 2007, the staff of the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings.” SAB 109 revises and rescinds portions of SAB 105, “Application of Accounting Principles to Loan Commitments.” Specifically, SAB 109 states that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 109 is effective for all written loan commitments recorded at fair value that are entered into, or substantially modified, in fiscal quarters beginning after December 15, 2007. The Company will adopt SAB 109 effective January 1, 2008 for its loan commitments that are recorded at fair value through earnings. The Company’s adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In April 2007, the FASB issued FSP FIN 39-1, “Amendment of FASB Interpretation No. 39.” FSP FIN 39-1 modifies FIN No. 39, “Offsetting of Amounts Related to Certain Contracts,” and permits companies to offset cash collateral receivables or payables with net derivative positions under certain circumstances. This FSP is effective for fiscal years beginning after November 15, 2007 and is required to be applied retrospectively to financial statements for all periods presented. The Company’s adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This statement provides companies with an option to report selected financial assets and liabilities at fair value, with the associated changes in fair value reflected in the Consolidated Statements of Operations. The Company will adopt this guidance effective January 1, 2008. The Company expects to elect the fair value option for certain commercial loans held for investment and for commercial loans originated on or after January 1, 2008 that are held for sale, both of which are within the Company’s commercial mortgage operations. Electing the fair value option for these loans will allow the changes in fair values of the loans and the related derivative instruments used to economically hedge interest rate risk to offset in current earnings without needing to meet the requirements for hedge accounting treatment under SFAS 133. The Company’s adoption of this guidance is not anticipated to have a material effect on the Company’s consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” an amendment of FASB Statements No. 87, 88, 106 and 132(R). This statement requires an employer on a prospective basis to recognize the overfunded or underfunded status of its defined benefit pension and postretirement plans as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income. The Company adopted this requirement, along with the required disclosures, on December 31, 2006. See Note 16 for the effects of this adoption as well as the related required disclosures.

SFAS No. 158 also requires an employer on a prospective basis to measure the funded status of its plans as of its fiscal year-end. This requirement is effective for fiscal years ending after December 15, 2008. The Company will adopt this guidance on December 31, 2008 and anticipates that the impact of changing from a September 30 measurement date to a December 31 measurement date will not have a material effect on the Company’s consolidated financial position.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement does not change which assets and liabilities are required to be recorded at fair value, but the application of this statement could change current practices in determining fair value. The Company will adopt this guidance effective January 1, 2008. The Company’s adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

In September 2006, the staff of the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” The interpretations in SAB 108 express the staff’s views regarding the process of quantifying financial statement misstatements. Specifically, the SEC staff believes that registrants must quantify the impact on current period financial statements of correcting all misstatements, including both those occurring in the current period and the effect of reversing those that have accumulated from prior periods. SAB 108 is effective for fiscal years ending after November 15, 2006. Since the Company’s method for quantifying financial statement misstatements already considered those occurring in the current period and the effect of reversing those that have accumulated from prior periods, the adoption of SAB 108 had no effect to the financial position or results of operations of the Company.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In July 2006, the FASB issued FSP SFAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” an amendment of FASB Statement No. 13. FSP SFAS 13-2 indicates that a change or projected change in the timing of cash flows relating to income taxes generated by a leveraged lease would require a recalculation of cumulative and prospective income recognition associated with the transaction. FSP SFAS 13-2 is effective for fiscal years beginning after December 15, 2006. The Company adopted FSP SFAS 13-2 on January 1, 2007 and the adoption resulted in a net after-tax reduction to retained earnings of $84 million, as of January 1, 2007.

In June 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes,” an Interpretation of FASB Statement No. 109. See Note 17 for details regarding the adoption of this pronouncement.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” This statement requires that servicing assets or liabilities be initially measured at fair value, with subsequent changes in value reported based on either a fair value or amortized cost approach for each class of servicing assets or liabilities. Under previous guidance, such servicing assets or liabilities were initially measured at historical cost and the amortized cost method was required for subsequent reporting. The Company adopted this guidance effective January 1, 2007, and elected to continue reporting subsequent changes in value using the amortized cost approach. Adoption of this guidance had no material effect on the Company’s consolidated financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Instruments.” This statement eliminates an exception from the requirement to bifurcate an embedded derivative feature from beneficial interests in securitized financial assets. The Company has used this exception for investments the Company has made in securitized financial assets in the normal course of operations, and thus has not previously had to consider whether such investments contain an embedded derivative. The new requirement to identify embedded derivatives in beneficial interests will be applied on a prospective basis only to beneficial interests acquired, issued, or subject to certain remeasurement conditions after the adoption of the guidance. This statement also provides an election, on an instrument by instrument basis, to measure at fair value an entire hybrid financial instrument that contains an embedded derivative requiring bifurcation, rather than measuring only the embedded derivative on a fair value basis. If the fair value election is chosen, changes in unrealized gains and losses are reflected in the Consolidated Statements of Operations. The Company adopted this guidance effective January 1, 2007. The Company’s adoption of this guidance did not have a material effect on the Company’s consolidated financial position or results of operations.

In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This FSP provides impairment models for determining whether to record impairment losses associated with investments in certain equity and debt securities, primarily by referencing existing accounting guidance. It also requires income to be accrued on a level-yield basis following an impairment of debt securities, where reasonable estimates of the timing and amount of future cash flows can be made. The Company adopted this guidance effective January 1, 2006, and it did not have a material effect on the Company’s consolidated financial position or results of operations.

In September 2005, the Accounting Standards Executive Committee (“AcSEC”) of the American Institute of Certified Public Accountants issued SOP 05-1, “Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts.” SOP 05-1 provides guidance on accounting by insurance enterprises for deferred acquisition costs, including deferred policy acquisition costs, valuation of business acquired and deferred sales inducements, on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97. SOP 05-1 defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

or coverage within a contract, and was effective for internal replacements occurring in fiscal years beginning after December 15, 2006. The Company adopted SOP 05-1 on January 1, 2007, which resulted in a net after-tax reduction to retained earnings of $20 million.

In June 2005, the EITF of the FASB reached a consensus on Issue No. 04-5, “Investor’s Accounting for an Investment in a Limited Partnership When the Investor Is the Sole General Partner and the Limited Partners Have Certain Rights.” This Issue first presumes that general partners in a limited partnership control that partnership and should therefore consolidate that partnership, and then provides that the general partners may overcome the presumption of control if the limited partners have: (1) the substantive ability to dissolve or liquidate the limited partnership, or otherwise to remove the general partners without cause or (2) the ability to participate effectively in significant decisions that would be expected to be made in the ordinary course of the limited partnership’s business. This guidance became effective for new or amended arrangements after June 29, 2005, and became effective January 1, 2006 for all arrangements existing as of June 29, 2005 that remain unmodified. The Company’s adoption of this guidance did not have a material effect on the Company’s consolidated financial position or results of operations.

In June 2005, the FASB issued Statement No. 133 Implementation Issue No. B39, “Embedded Derivatives: Application of Paragraph 13(b) to Call Options That are Exercisable Only by the Debtor.” Implementation Issue No. B39 indicates that debt instruments where the right to accelerate the settlement of debt can be exercised only by the debtor do not meet the criteria of Paragraph 13(b) of Statement No. 133, and therefore should not individually lead to such options being considered embedded derivatives. Such options must still be evaluated under paragraph 13(a) of Statement No. 133. This implementation guidance was effective for the first fiscal quarter beginning after December 15, 2005. The Company’s adoption of this guidance effective January 1, 2006 did not have a material effect on the Company’s consolidated financial position or results of operations as the guidance is consistent with the Company’s existing accounting policy.

Reclassifications

Certain amounts in prior years have been reclassified to conform to the current year presentation.

3.    ACQUISITIONS AND DISPOSITIONS

Acquisition of a portion of Union Bank of California’s Retirement Business

On December 31, 2007, the Company acquired a portion of the Union Bank of California, N.A’s retirement business for $103 million of cash consideration. In recording the transaction, the entire purchase price was allocated to other intangibles, which are reflected in “Other assets.”

Sale of Oppenheim Joint Ventures

On July 12, 2007, the Company sold its 50% interest in its operating joint ventures Oppenheim Pramerica Fonds Trust GmbH and Oppenheim Pramerica Asset Management S.a.r.l., which the Company accounted for under the equity method, to its partner Oppenheim S.C.A. for $121 million. These businesses establish, package and distribute mutual fund products to German and other European retail investors. The Company recorded a pre-tax gain on sale of $37 million and related taxes of $22 million for the year ended December 31, 2007.

Acquisition of The Allstate Corporation’s Variable Annuity Business

On June 1, 2006 (the “date of acquisition”), the Company acquired the variable annuity business of The Allstate Corporation (“Allstate”) through a reinsurance transaction for $635 million of total consideration,

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

3.    ACQUISITIONS AND DISPOSITIONS (continued)

consisting primarily of a $628 million ceding commission. The reinsurance arrangements with Allstate include a coinsurance arrangement associated with the general account liabilities assumed and a modified coinsurance arrangement associated with the separate account liabilities assumed. The assets acquired and liabilities assumed have been included in the Company’s Consolidated Financial Statements as of the date of acquisition. The Company’s results of operations include the results of the acquired variable annuity business beginning from the date of acquisition. The assets acquired included primarily cash of $1.4 billion that was subsequently used to purchase investments; VOBA of $648 million that represents the present value of future profits embedded in the acquired contracts; and $97 million of goodwill. The liabilities assumed included primarily a liability for variable annuity contractholders’ account balances of $1.5 billion associated with the coinsurance agreement. The assets acquired and liabilities assumed also included a reinsurance receivable from Allstate and a reinsurance payable to Allstate, each in the amount of $14.8 billion. The reinsurance payable, which represents the Company’s obligation under the modified coinsurance arrangement, is netted with the reinsurance receivable in the Company’s Consolidated Statement of Financial Position. Pro forma information for this acquisition is omitted as the impact is not material.

Acquisition of CIGNA Corporation’s Retirement Business

On April 1, 2004, the Company acquired the retirement business of CIGNA for cash consideration of $2.1 billion. Concurrent with the acquisition, the Company entered into reinsurance arrangements with CIGNA to effect the transfer of the business included in the transaction.

The Company has assumed the liabilities and received the related assets associated with the coinsurance-with-assumption arrangement related to the acquired general account defined contribution and defined benefit plan contracts and the modified-coinsurance-with-assumption arrangement related to the majority of the acquired separate account contracts. The Company has substantially completed the process of requesting customers to agree to substitute CIGNA with a wholly owned subsidiary of the Company in these contracts.

CIGNA will retain the assets and liabilities associated with the modified-coinsurance-without-assumption arrangement related to the remaining acquired separate account contracts, but has ceded the net profits or losses and the associated net cash flows to the Company for the remaining lives of the contracts. The reinsurance recoverable and reinsurance payable associated with this arrangement are discussed in more detail in Note 11.

In addition, as an element of the acquisition, the Company had the right, beginning two years after the acquisition, to commute the modified-coinsurance-with-assumption arrangement related to the acquired defined benefit guaranteed-cost contracts in exchange for cash consideration from CIGNA. Effective April 1, 2006, the Company reached an agreement with CIGNA to convert the modified-coinsurance-with-assumption arrangement to an indemnity coinsurance arrangement, effectively retaining the economics of the defined benefit guaranteed-cost contracts for the life of the block of business. Upon conversion, the Company extinguished its reinsurance recoverable and reinsurance payable with CIGNA related to the modified-coinsurance-with-assumption arrangement. Concurrently, the Company assumed $1.7 billion of liabilities from CIGNA under the indemnity coinsurance arrangement and received the related assets.

Acquisition of Hyundai Investment and Securities Co., Ltd.

In 2004, the Company acquired an 80 percent interest in Hyundai Investment and Securities Co., Ltd., a Korean asset management firm, from an agency of the Korean government, for $301 million in cash, including $210 million used to repay debt assumed. Subsequent to the acquisition, the company was renamed Prudential Investment & Securities Co., Ltd. On January 25, 2008, the Company acquired the remaining 20 percent for $90 million.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

3.    ACQUISITIONS AND DISPOSITIONS (continued)

Discontinued Operations

Income (loss) from discontinued businesses, including charges upon disposition, for the years ended December 31, are as follows:

	2007	2006	2005
	(in millions)
Equity sales, trading and research operations(1)	$(101)	$9	$14
Real estate investments sold or held for sale(2)	63	98	—
Canadian IWP and IH operations(3)	—	(10)	(31)
Philippine insurance operations(4)	—	(12)	—
Dryden Wealth Management(5)	—	(4)	(56)
International securities operations(6)	8	(8)	(26)
Healthcare operations(7)	14	29	22
Other	—	—	(7)

Income (loss) from discontinued operations before income taxes	(16)	102	(84)
Income tax expense (benefit)(6)	(33)	31	(11)

Income (loss) from discontinued operations, net of taxes	$17	$71	$(73)

The Company’s Consolidated Statements of Financial Position include total assets and total liabilities related to discontinued businesses of $242 million and $98 million, respectively, at December 31, 2007 and $450 million and $215 million, respectively, at December 31, 2006.

(1)	In the second quarter of 2007, the Company announced its decision to exit the equity sales, trading and research operations of the Prudential Equity Group (“PEG”). PEG’s operations were substantially wound down by June 30, 2007. Included within the table above for the year ended December 31, 2007 is a $104 million pre-tax loss in connection with this decision, primarily related to employee severance costs.
(2)	Reflects the income or loss from discontinued real estate investments, primarily related to gains recognized on the sale of real estate properties.
(3)	In the third quarter of 2006, the Company entered into a reinsurance transaction related to its Canadian Intermediate Weekly Premium (“IWP”) and Individual Health (“IH”) operations, which resulted in these operations being accounted for as discontinued operations.
(4)	In the third quarter of 2006, the Company completed the sale of its Philippine insurance operations.
(5)	On October 4, 2005, the Company completed the sale of its Dryden Wealth Management business (“Dryden”), which offered financial advisory, private banking and portfolio management services primarily to retail investors in Europe and Asia, to a subsidiary of Fortis N.V. Results for the year ended December 31, 2005 include $49 million of transaction and transaction related costs related to the sale.
(6)	International securities operations include the European retail transaction-oriented stockbrokerage and related activities of Prudential Securities Group, Inc. The year ended December 31, 2007 includes a $21 million tax benefit associated with the discontinued international securities operations.
(7)	The sale of the Company’s healthcare business to Aetna was completed in 1999. The loss the Company previously recorded upon the disposal of its healthcare business was reduced in each of the years ended December 31, 2007, 2006 and 2005. The reductions were primarily the result of favorable resolution of certain legal, regulatory and contractual matters.

Charges recorded in connection with the disposals of businesses include estimates that are subject to subsequent adjustment. It is possible that such adjustments might be material to future results of operations of a particular quarterly or annual period.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS

Fixed Maturities and Equity Securities

The following tables provide information relating to fixed maturities and equity securities (excluding investments classified as trading) at December 31:

	2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
Fixed maturities, available for sale
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$5,829	$671	$2	$6,498
Obligations of U.S. states and their political subdivisions	864	57	1	920
Foreign government bonds	27,214	946	94	28,066
Corporate securities	81,494	2,728	1,406	82,816
Asset-backed securities	21,554	133	1,228	20,459
Commercial mortgage-backed securities	10,847	148	46	10,949
Residential mortgage-backed securities	12,335	168	49	12,454

Total fixed maturities, available for sale	$160,137	$4,851	$2,826	$162,162

Equity securities, available for sale	$7,895	$1,088	$403	$8,580

	2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
Fixed maturities, held to maturity
Foreign government bonds	$888	$10	$6	$892
Corporate securities	789	11	16	784
Asset-backed securities	649	11	2	658
Commercial mortgage-backed securities	9	—	—	9
Residential mortgage-backed securities	1,213	4	17	1,200

Total fixed maturities, held to maturity	$3,548	$36	$41	$3,543

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
Fixed maturities, available for sale
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$6,493	$514	$51	$6,956
Obligations of U.S. states and their political subdivisions	813	52	2	863
Foreign government bonds	25,254	777	66	25,965
Corporate securities	80,556	3,256	680	83,132
Asset-backed securities	25,066	176	56	25,186
Commercial mortgage-backed securities	9,790	91	50	9,831
Residential mortgage-backed securities	10,856	88	61	10,883

Total fixed maturities, available for sale	$158,828	$4,954	$966	$162,816

Equity securities, available for sale	$6,824	$1,402	$123	$8,103

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
Fixed maturities, held to maturity
Foreign government bonds	$836	$13	$5	$844
Corporate securities	774	5	10	769
Asset-backed securities	422	2	6	418
Commercial mortgage-backed securities	19	—	—	19
Residential mortgage-backed securities	1,418	4	31	1,391

Total fixed maturities, held to maturity	$3,469	$24	$52	$3,441

The amortized cost and fair value of fixed maturities by contractual maturities at December 31, 2007, is as follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in millions)		(in millions)
Due in one year or less	$7,247	$7,269	$345	$349
Due after one year through five years	26,563	27,010	11	11
Due after five years through ten years	34,539	35,195	21	22
Due after ten years	47,052	48,826	1,300	1,294
Asset-backed securities	21,554	20,459	649	658
Commercial mortgage-backed securities	10,847	10,949	9	9
Residential mortgage-backed securities	12,335	12,454	1,213	1,200

Total	$160,137	$162,162	$3,548	$3,543

Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Asset-backed, commercial mortgage-backed, and residential mortgage-backed securities are shown separately in the table above, as they are not due at a single maturity date.

The following table depicts the sources of fixed maturity proceeds and related gross investment gains (losses), as well as losses on impairments of both fixed maturities and equity securities:

	2007	2006	2005
	(in millions)
Fixed maturities, available for sale:
Proceeds from sales	$89,466	$83,075	$77,224
Proceeds from maturities/repayments	10,230	11,543	6,949
Gross investment gains from sales, prepayments and maturities	811	863	919
Gross investment losses from sales and maturities	(506)	(749)	(505)
Fixed maturities, held to maturity:
Proceeds from maturities/repayments	$255	$317	$462
Gross investment gains from prepayments	—	—	—
Fixed maturity and equity security impairments:
Writedowns for impairments of fixed maturities	$(187)	$(54)	$(101)
Writedowns for impairments of equity securities	(75)	(31)	(14)

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

Trading Account Assets Supporting Insurance Liabilities

The following table sets forth the composition of “Trading account assets supporting insurance liabilities” at December 31:

	2007		2006
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in millions)		(in millions)
Short-term investments and cash equivalents	$554	$554	$299	$299

Fixed maturities:
U.S. government corporations and agencies and obligations of U.S. states	82	83	173	175
Foreign government bonds	347	354	316	319
Corporate securities	7,584	7,547	7,907	7,739
Asset-backed securities	1,266	1,207	609	603
Commercial mortgage-backed securities	2,625	2,644	2,182	2,165
Residential mortgage-backed securities	1,147	1,136	1,933	1,905

Total fixed maturities	13,051	12,971	13,120	12,906

Equity securities	1,001	948	833	1,057

Total trading account assets supporting insurance liabilities	$14,606	$14,473	$14,252	$14,262

Net change in unrealized gains (losses) from trading account assets supporting insurance liabilities still held at period end, recorded within “Asset management fees and other income” were $(143) million, $84 million and $(34) million during the years ended December 31, 2007, 2006 and 2005 respectively.

Commercial Loans

The Company’s commercial loans are comprised as follows at December 31:

	2007		2006
	Amount (in millions)	% of Total	Amount (in millions)	% of Total
Collateralized loans by property type
Office buildings	$5,443	18.8%	$4,629	18.8%
Retail stores	4,259	14.7%	3,392	13.8%
Residential properties	939	3.3%	999	4.1%
Apartment complexes	6,290	21.8%	5,014	20.4%
Industrial buildings	6,132	21.2%	5,435	22.1%
Agricultural properties	2,148	7.4%	1,953	7.9%
Other	3,707	12.8%	3,172	12.9%

Total collateralized loans	28,918	100.0%	24,594	100.0%

Valuation allowance	(157)		(172)

Total net collateralized loans	28,761		24,422

Uncollateralized loans
Uncollateralized loans	1,302		1,330
Valuation allowance	(16)		(13)

Total net uncollateralized loans	1,286		1,317

Total commercial loans	$30,047		$25,739

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

The commercial loans are geographically dispersed throughout the United States, Canada and Asia with the largest concentrations in California (22%) and New York (7%) at December 31, 2007.

Activity in the allowance for losses for all commercial loans, for the years ended December 31, is as follows:

	2007	2006	2005
	(in millions)
Allowance for losses, beginning of year	$185	$248	$600
Release of allowance for losses	(11)	(57)	(273)
Charge-offs, net of recoveries	(2)	(7)	(30)
Change in foreign exchange	1	1	(49)

Allowance for losses, end of year	$173	$185	$248

Non-performing commercial loans identified in management’s specific review of probable loan losses and the related allowance for losses at December 31, are as follows:

	2007	2006
	(in millions)
Non-performing commercial loans with allowance for losses	$31	$35
Non-performing commercial loans with no allowance for losses	19	8
Allowance for losses, end of year	(27)	(28)

Net carrying value of non-performing commercial loans	$23	$15

Non-performing commercial loans with no allowance for losses are loans in which the fair value of the collateral or the net present value of the loans’ expected future cash flows equals or exceeds the recorded investment. The average recorded investment in non-performing loans before allowance for losses was $26 million, $48 million, and $210 million for 2007, 2006 and 2005, respectively. Net investment income recognized on these loans totaled $1 million, $3 million and $4 million for the years ended December 31, 2007, 2006 and 2005, respectively.

The Company’s loans held for sale are primarily commercial mortgage loans to be sold in securitization transactions. The net carrying value of commercial loans held for sale by the Company as of December 31, 2007 and 2006 was $848 million (net of a valuation allowance of zero million) and $341 million (net of a valuation allowance of zero million), respectively. As of December 31, 2007 and 2006, all of the Company’s commercial loans held for sale were collateralized, with collateral primarily consisting of office buildings, retail stores, apartment complexes and industrial buildings. In certain transactions, the Company prearranges that it will sell the loan to an investor. As of December 31, 2007 and 2006, $306 million and $93 million, respectively, of loans held for sale are subject to such arrangements.

Commercial mortgage loans in securitization transactions accounted for by the Company as sales totaled $3,589 million, $2,704 million and $2,437 million, for the years ended December 31, 2007, 2006 and 2005, respectively. The Company generally retains the servicing responsibilities related to its commercial loan securitizations. As of December 31, 2007, the Company also held commercial mortgage-backed securities representing a $191 million retained beneficial interest in the mortgage loans the Company transferred to certain securitization vehicles in 2007. These commercial mortgage-backed securities are classified as “Other trading account assets.” The Company recognized net pre-tax losses of $57 million for the year ended December 31, 2007, and net pre-tax gains of $36 million and $36 million for the years ended December 31, 2006 and 2005, respectively, in connection with securitization transactions, which are recorded in “Realized investment gains (losses), net.”

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

Other Long-term Investments

“Other long-term investments” are comprised as follows at December 31:

	2007	2006
	(in millions)
Joint ventures and limited partnerships:
Real estate related	$956	$764
Non real estate related	2,797	1,426

Total joint ventures and limited partnerships	3,753	2,190
Real estate held through direct ownership	1,832	1,168
Other	846	1,387

Total other long-term investments	$6,431	$4,745

In certain investment structures, the Company’s asset management business invests with other co-investors in an investment fund referred to as a feeder fund. In these structures, the invested capital of several feeder funds is pooled together and used to purchase ownership interests in another fund, referred to as a master fund. The master fund utilizes this invested capital, and in certain cases other debt financing, to purchase various classes of assets on behalf of its investors. Specialized industry accounting for investment companies calls for the feeder fund to reflect its investment in the master fund as a single net asset equal to its proportionate share of the net assets of the master fund, regardless of its level of interest in the master fund. In cases where the Company consolidates the feeder fund, it retains the feeder fund’s net asset presentation and reports the consolidated feeder fund’s proportionate share of the net assets of the master fund in “Other long-term investments,” with any unaffiliated investors’ minority interest in the feeder fund reported in “Other liabilities.” As of December 31, 2007 and 2006 respectively, the consolidated feeder funds’ investments in these master funds, reflected on this net asset basis, totaled $839 million and $225 million. The minority interest in the consolidated feeder funds was $59 million and $0 million as of December 31, 2007 and 2006, respectively, and the master funds had gross assets of $11.0 billion and $8.5 billion, respectively, and gross liabilities of $10.0 billion and $8.2 billion, respectively, which are not included on the Company’s balance sheet.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

Equity Method Investments

The following tables set forth summarized combined financial information for significant joint ventures and limited partnership interests accounted for under the equity method, including the Company’s investment in operating joint ventures that are discussed in more detail in Note 6. Changes between periods in the tables below reflect changes in the activities within the joint ventures and limited partnerships, as well as changes in the Company’s level of investment in such entities.

	At December 31,
	2007	2006
	(in millions)
STATEMENTS OF FINANCIAL POSITION
Investments in real estate	$7,419	$6,950
Investments in securities	12,686	10,087
Cash and cash equivalents	692	886
Receivables	8,216	10,167
Property and equipment	107	178
Other assets(1)	3,171	1,956

Total assets	$32,291	$30,224

Borrowed funds-third party	$3,061	$976
Borrowed funds-Prudential	513	476
Payables	6,534	9,027
Other liabilities(2)	2,286	5,892

Total liabilities	12,394	16,371
Partners’ capital	19,897	13,853

Total liabilities and partners’ capital	$32,291	$30,224

Equity in partners’ capital included above	$4,294	$3,094
Equity in limited partnership interests not included above	373	372

Carrying value	$4,667	$3,466

(1)	Other assets consist of goodwill, intangible assets and other miscellaneous assets.
(2)	Other liabilities consist of securities repurchase agreements and other miscellaneous liabilities.

	Years ended December 31,
	2007	2006	2005
	(in millions)
STATEMENTS OF OPERATIONS
Income from real estate investments	$398	$333	$613
Income from securities investments	6,238	5,616	5,510
Income from other	7	27	17
Interest expense-third party	(385)	(413)	(242)
Depreciation	(1)	(14)	(9)
Management fees/salary expense	(2,378)	(2,191)	(2,289)
Other expenses	(2,096)	(1,874)	(2,283)

Net earnings	$1,783	$1,484	$1,317

Equity in net earnings included above	$532	$424	$419
Equity in net earnings of limited partnership interests not included above	66	117	131

Total equity in net earnings	$598	$541	$550

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

Net Investment Income

Net investment income for the years ended December 31, was from the following sources:

	2007	2006	2005
	(in millions)
Fixed maturities, available for sale	$8,797	$8,325	$7,536
Fixed maturities, held to maturity	90	95	90
Equity securities, available for sale	292	263	234
Trading account assets	758	708	660
Commercial loans	1,745	1,628	1,580
Policy loans	521	491	470
Broker-dealer related receivables	199	174	28
Short-term investments and cash equivalents	684	589	350
Other long-term investments	442	411	593

Gross investment income	13,528	12,684	11,541
Less investment expenses	(1,511)	(1,364)	(946)

Net investment income	$12,017	$11,320	$10,595

Carrying value for non-income producing assets included in fixed maturities and other long-term investments totaled $175 million and $10 million, respectively, as of December 31, 2007. Non-income producing assets represent investments that have not produced income for the twelve months preceding December 31, 2007.

Realized Investment Gains (Losses), Net

Realized investment gains (losses), net, for the years ended December 31, were from the following sources:

	2007	2006	2005
	(in millions)
Fixed maturities	$118	$60	$313
Equity securities	634	309	431
Commercial loans	26	82	164
Investment real estate	10	19	28
Joint ventures and limited partnerships	105	154	30
Derivatives	(275)	103	416
Other	(5)	47	(4)

Realized investment gains (losses), net	$613	$774	$1,378

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

Net Unrealized Investment Gains (Losses)

Net unrealized investment gains and losses on securities classified as “available for sale” and certain other long-term investments and other assets are included in the Consolidated Statements of Financial Position as a component of “Accumulated other comprehensive income (loss).” Changes in these amounts include reclassification adjustments to exclude from “Other comprehensive income (loss)” those items that are included as part of “Net income” for a period that had been part of “Other comprehensive income (loss)” in earlier periods. The amounts for the years ended December 31, are as follows:

	Net Unrealized Gains (Losses) On Investments(1)	Deferred Policy Acquisition Costs and Valuation of Business Acquired	Future Policy Benefits	Policyholders’ Dividends	Deferred Income Tax (Liability) Benefit	Accumulated Other Comprehensive Income (Loss) Related To Net Unrealized Investment Gains (Losses)
	(in millions)
Balance, December 31, 2004	$8,365	$(372)	$(1,794)	$(3,141)	$(1,037)	$2,021
Net investment gains (losses) on investments arising during the period	(1,075)	—	—	—	385	(690)
Reclassification adjustment for (gains) losses included in net income	(791)	—	—	—	283	(508)
Impact of net unrealized investment (gains) losses on deferred policy acquisition costs and valuation of business acquired	—	152	—	—	(54)	98
Impact of net unrealized investment (gains) losses on future policy benefits	—	—	167	—	(57)	110
Impact of net unrealized investment (gains) losses on policyholders’ dividends	—	—	—	839	(294)	545

Balance, December 31, 2005	6,499	(220)	(1,627)	(2,302)	(774)	1,576
Net investment gains (losses) on investments arising during the period	(1,007)	—	—	—	349	(658)
Reclassification adjustment for (gains) losses included in net income	(389)	—	—	—	135	(254)
Impact of net unrealized investment (gains) losses on deferred policy acquisition costs and valuation of business acquired	—	47	—	—	(17)	30
Impact of net unrealized investment (gains) losses on future policy benefits	—	—	299	—	(105)	194
Impact of net unrealized investment (gains) losses on policyholders’ dividends	—	—	—	436	(153)	283

Balance, December 31, 2006	5,103	(173)	(1,328)	(1,866)	(565)	1,171
Net investment gains (losses) on investments arising during the period	(1,322)	—	—	—	433	(889)
Reclassification adjustment for (gains) losses included in net income	(756)	—	—	—	248	(508)
Impact of net unrealized investment (gains) losses on deferred policy acquisition costs and valuation of business acquired	—	55	—	—	(19)	36
Impact of net unrealized investment (gains) losses on future policy benefits	—	—	86	—	(30)	56
Impact of net unrealized investment (gains) losses on policyholders’ dividends	—	—	—	820	(286)	534

Balance, December 31, 2007	$3,025	$(118)	$(1,242)	$(1,046)	$(219)	$400

(1)	Includes cash flow hedges. See Note 19 for information on cash flow hedges.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

The table below presents unrealized gains (losses) on investments by asset class at December 31:

	2007	2006	2005
	(in millions)
Fixed maturities, available for sale	$2,025	$3,988	$5,728
Equity securities, available for sale	685	1,279	896
Derivatives designated as cash flow hedges(1)	(267)	(191)	(122)
Other investments	582	27	(3)

Net unrealized gains on investments	$3,025	$5,103	$6,499

(1)	See Note 19 for more information on cash flow hedges.

Duration of Gross Unrealized Loss Positions for Fixed Maturities

The following table shows the fair value and gross unrealized losses aggregated by investment category and length of time that individual fixed maturity securities have been in a continuous unrealized loss position, at December 31:

	2007
	Less than twelve months		Twelve months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in millions)
Fixed maturities(1)
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$5,577	$2	$22	$—	$5,599	$2
Obligations of U.S. states and their political subdivisions	529	—	20	—	549	—
Foreign government bonds	3,633	50	1,430	51	5,063	101
Corporate securities	65,577	1,025	9,091	397	74,668	1,422
Commercial mortgage-backed securities	8,703	27	1,519	20	10,222	47
Asset-backed securities	15,711	1,031	3,139	198	18,850	1,229
Residential mortgage-backed securities	10,068	22	2,692	44	12,760	66

Total	$109,798	$2,157	$17,913	$710	$127,711	$2,867

(1)	Includes $2,019 million of fair value and $41 million of gross unrealized losses at December 31, 2007 on securities classified as held to maturity, which are not reflected in accumulated other comprehensive income.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

	2006
	Less than twelve months		Twelve months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in millions)
Fixed maturities(1)
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$2,484	$43	$204	$9	$2,688	$52
Obligations of U.S. states and their political subdivisions	44	—	276	1	320	1
Foreign government bonds	4,844	42	797	30	5,641	72
Corporate securities	14,420	228	12,528	461	26,948	689
Commercial mortgage-backed securities	4,274	28	1,497	40	5,771	68
Asset-backed securities	3,485	9	1,324	35	4,809	44
Residential mortgage-backed securities	1,762	12	3,069	80	4,831	92

Total	$31,313	$362	$19,695	$656	$51,008	$1,018

(1)	Includes $2,266 million of fair value and $52 million of gross unrealized losses at December 31, 2006 on securities classified as held to maturity, which are not reflected in accumulated other comprehensive income.

The gross unrealized losses at December 31, 2007 and 2006 are composed of $2,476 million and $891 million related to investment grade securities and $391 million and $127 million related to below investment grade securities, respectively. At December 31, 2007, $426 million of the gross unrealized losses represented declines in value of greater than 20%, all of which had been in that position for less than six months, as compared to $7 million at December 31, 2006 that represented declines in value of greater than 20%, substantially all of which had been in that position for less than six months. At December 31, 2007, the $710 million of gross unrealized losses of twelve months or more were concentrated in asset backed securities, and in the manufacturing and utilities sectors. At December 31, 2006, the $656 million of gross unrealized losses of twelve months or more were concentrated in the manufacturing, utilities and services sectors. In accordance with its policy described in Note 2, the Company concluded that an adjustment for other-than-temporary impairments for these securities was not warranted at December 31, 2007 or 2006.

Duration of Gross Unrealized Loss Positions for Equity Securities

The following table shows the fair value and gross unrealized losses aggregated by length of time that individual equity securities have been in a continuous unrealized loss position, at December 31:

	2007
	Less than twelve months		Twelve months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in millions)
Equity securities, available for sale	$5,725	$403	$5	$—	$5,730	$403

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

	2006
	Less than twelve months		Twelve months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in millions)
Equity securities, available for sale	$1,721	$115	$134	$8	$1,855	$123

At December 31, 2007, $154 million of the gross unrealized losses represented declines of greater than 20%, substantially all of which had been in that position for less than six months. At December 31, 2006, $25 million of the gross unrealized losses represented declines of greater than 20%, substantially all of which had been in that position for less than six months. In accordance with its policy described in Note 2, the Company concluded that an adjustment for other-than-temporary impairments for these securities was not warranted at December 31, 2007 or 2006.

Duration of Gross Unrealized Loss Positions for Cost Method Investments

The following table shows the fair value and gross unrealized losses aggregated by length of time that individual cost method investments have been in a continuous unrealized loss position, at December 31:

	2007
	Less than twelve months		Twelve months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in millions)
Cost Method Investments	$47	$2	$35	$4	$82	$6

	2006
	Less than twelve months		Twelve months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in millions)
Cost Method Investments	$43	$3	$6	$—	$49	$3

The aggregate cost of the Company’s cost method investments included in “Other long-term investments” totaled $370 million and $214 million at December 31, 2007 and 2006, respectively. In accordance with its policy described in Note 2, the Company concluded that an adjustment for other-than-temporary impairments for these securities was not warranted at December 31, 2007 or 2006.

Variable Interest Entities

In the normal course of its activities, the Company enters into relationships with various special purpose entities and other entities that are deemed to be variable interest entities (“VIEs”), in accordance with FIN No. 46(R), “Consolidation of Variable Interest Entities.” A VIE is an entity that either (1) has equity investors that lack certain essential characteristics of a controlling financial interest (including the ability to control the entity, the obligation to absorb the entity’s expected losses and the right to receive the entity’s expected residual returns) or (2) lacks sufficient equity to finance its own activities without financial support provided by other entities, which in turn would be expected to absorb at least some of the expected losses of the VIE. If the Company determines that it stands to absorb a majority of the VIE’s expected losses or to receive a majority of the VIE’s expected residual returns, the Company would be deemed to be the VIE’s “primary beneficiary” and would be required to consolidate the VIE.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

Consolidated Variable Interest Entities

The Company is the primary beneficiary of certain VIEs in which the Company has invested, as part of its investment activities, but over which the Company does not exercise control. The table below reflects the carrying amount and balance sheet caption in which the assets of these consolidated VIEs are reported. The liabilities of consolidated VIEs are included in “Other liabilities” and are also reflected in the table below. These liabilities primarily comprise obligations under debt instruments issued by the VIEs, that are non-recourse to the Company. The creditors of each consolidated VIE have recourse only to the assets of that VIE.

	At December 31,
	2007	2006
	(in millions)
Fixed maturities, available for sale	$170	$130
Fixed maturities, held to maturity	822	771
Commercial loans	460	421
Other long-term investments	583	102
Cash and cash equivalents	14	71
Accrued investment income	7	6
Other assets	5	10

Total assets of consolidated VIEs	$2,061	$1,511

Total liabilities of consolidated VIEs	$536	$500

In addition, the Company has created a trust that is a VIE, to facilitate Prudential Insurance’s Funding Agreement Notes Issuance Program (“FANIP”). The trust issues medium-term notes secured by funding agreements issued to the trust by Prudential Insurance with the proceeds of such notes. The Company is the primary beneficiary of the trust, which is therefore consolidated. The funding agreements represent an intercompany transaction that is eliminated upon consolidation. However, in recognition of the security interest in such funding agreements, the trust’s medium-term note liability of $8,535 million and $6,537 million at December 31, 2007 and 2006, respectively, is classified on the Consolidated Statements of Financial Position within “Policyholders’ account balances.” See Note 8 for more information on FANIP.

Significant Variable Interests in Unconsolidated Variable Interest Entities

The Company is the collateral manager for certain asset backed investment vehicles (commonly referred to as collateralized debt obligations, or “CDOs”), for which the Company earns fee income. Additionally, the Company may invest in debt or equity securities issued by these CDOs. CDOs raise capital by issuing debt and equity securities, and use the proceeds to purchase investments, typically interest-bearing financial instruments. The Company has determined that it is the primary beneficiary of two CDOs it manages at December 31, 2007 and one CDO it managed at December 31, 2006, which are consolidated and reflected in the table above. The Company’s maximum exposure to loss resulting from its relationship with unconsolidated CDOs it manages is limited to its investment in the CDOs, which was $143 million and $122 million at December 31, 2007 and 2006, respectively. These investments are reflected in “Fixed maturities, available for sale.”

In addition, in the normal course of its activities, the Company will invest in structured investments, some of which are VIEs. These structured investments typically invest in fixed income investments and are managed by third parties. The Company’s maximum exposure to loss on these structured investments, both VIEs and non-VIEs, is limited to the amount of its investment.

Included among these structured investments are asset-backed securities issued by VIEs that manage investments in the European market. In addition to a stated coupon, each investment provides a return based on

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

4.    INVESTMENTS (continued)

the VIE’s portfolio of assets and related investment activity. The Company accounts for these investments as available for sale fixed maturities containing embedded derivatives that are bifurcated and marked to market through “Realized investment gains (losses), net,” based upon the change in value of the underlying portfolio. The Company’s variable interest in each of these VIEs represents less than 50% of the only class of variable interests issued by the VIE. The Company’s maximum exposure to loss from these interests was $1,933 million and $2,131 million at December 31, 2007 and 2006, respectively, which includes the fair value of the embedded derivatives.

Securities Pledged, Restricted Assets and Special Deposits

The Company pledges as collateral investment securities it owns to unaffiliated parties through certain transactions, including securities lending, securities sold under agreements to repurchase and futures contracts. At December 31, the carrying value of investments pledged to third parties as reported in the Consolidated Statements of Financial Position included the following:

	2007	2006
	(in millions)
Fixed maturities, available for sale	$16,073	$17,798
Trading account assets supporting insurance liabilities	527	374
Other trading account assets	957	964
Separate account assets	5,372	4,657

Total securities pledged	$22,929	$23,793

In the normal course of its business activities, the Company accepts collateral that can be sold or repledged. The primary sources of this collateral are securities in customer accounts and securities purchased under agreements to resell. The fair value of this collateral was approximately $704 million and $650 million at December 31, 2007 and 2006, respectively, of which $704 million in 2007 and $408 million in 2006 had either been sold or repledged.

Assets of $197 million and $271 million at December 31, 2007 and 2006, respectively, were on deposit with governmental authorities or trustees. Additionally, assets carried at $692 million and $697 million at December 31, 2007 and 2006, respectively, were held in voluntary trusts established primarily to fund guaranteed dividends to certain policyholders and to fund certain employee benefits. Letter stock or other securities restricted as to sale amounted to $154 million and $0 million at December 31, 2007 and 2006, respectively. Restricted cash and securities of $3,097 million and $2,752 million at December 31, 2007 and 2006, respectively, were included in “Other assets.” The restricted cash and securities primarily represent funds deposited by clients and funds accruing to clients as a result of trades or contracts.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

5.    DEFERRED POLICY ACQUISITION COSTS

The balances of and changes in deferred policy acquisition costs as of and for the years ended December 31, are as follows:

	2007	2006	2005
	(in millions)
Balance, beginning of year	$10,863	$9,438	$8,847
Capitalization of commissions, sales and issue expenses	2,250	2,039	1,806
Amortization	(996)	(745)	(1,014)
Change in unrealized investment gains and losses	53	45	155
Disposition of subsidiaries	—	(6)	—
Foreign currency translation and other	185	92	(356)
Impact of adoption of SOP 05-1	(16)	—	—

Balance, end of year	$12,339	$10,863	$9,438

6.    INVESTMENTS IN OPERATING JOINT VENTURES

The Company has made investments in certain joint ventures that are strategic in nature and made other than for the sole purpose of generating investment income. These investments are accounted for under the equity method of accounting and are included in “Other assets” in the Company’s Consolidated Statements of Financial Position. The earnings from these investments are included on an after-tax basis in “Equity in earnings of operating joint ventures, net of taxes” in the Company’s Consolidated Statements of Operations. Investments in operating joint ventures include the Company’s investment in Wachovia Securities, as well as investments in other operating joint ventures as part of its international insurance and international investment businesses. The summarized financial information for the Company’s operating joint ventures has been included in the summarized combined financial information for all significant equity method investments shown in Note 4.

Investment in Wachovia Securities

On July 1, 2003, the Company combined its retail securities brokerage and clearing operations with those of Wachovia Corporation (“Wachovia”) and formed Wachovia Securities, a joint venture now headquartered in St. Louis, Missouri. As of December 31, 2007, the Company had a 38% ownership interest in the joint venture with Wachovia owning the remaining 62%. The transaction included certain assets and liabilities of the Company’s securities brokerage operations; however, the Company retained certain assets and liabilities related to the contributed businesses, including liabilities for certain litigation and regulatory matters. The Company and Wachovia have each agreed to indemnify the other for certain losses, including losses resulting from litigation and regulatory matters relating to certain events arising from the operations of their respective contributed businesses prior to March 31, 2004.

On October 1, 2007, Wachovia completed the acquisition of A.G. Edwards, Inc. (“A.G. Edwards”) for $6.8 billion and on January 1, 2008 combined the retail securities brokerage business of A.G. Edwards with Wachovia Securities.

On July 6, 2007, the Board of Directors of the Company approved the election by the Company of the “lookback” option under the terms of the agreements relating to the joint venture. The “lookback” option permits the Company to delay for approximately two years following the combination of the A.G. Edwards business with Wachovia Securities the Company’s decision to make or not to make payments to avoid or limit dilution of its ownership interest in the joint venture. During this “lookback” period, the Company’s share in the earnings of the joint venture and one-time costs associated with the combination of the A.G. Edwards business with Wachovia Securities will be based on the Company’s diluted ownership level, which is in the process of being determined. Any payment at the end of the “lookback” period to restore all or part of the Company’s ownership interest in the joint venture would be based on the appraised or agreed value of the existing joint venture and the A.G. Edwards business. In such event, the Company would also need to make a true-up payment of one-time costs associated with the combination to reflect the incremental increase in its ownership interest in the joint venture. Alternatively, the Company may at the end of the “lookback” period “put” its joint venture interests to Wachovia based on the appraised value of the joint venture, excluding the A.G. Edwards business, as of the date of the combination of the A.G. Edwards business with Wachovia Securities.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

6.    INVESTMENTS IN OPERATING JOINT VENTURES (continued)

The Company will adjust the carrying value of its ownership interest in the joint venture effective as of January 1, 2008, the date of the combination of the A.G. Edwards business with Wachovia Securities, to reflect the addition of that business and the initial dilution of its ownership level and to record the initial value of the above described rights under the “lookback” option. The Company expects that the value to be recognized for the foregoing items will be credited net of tax directly to “Additional paid-in capital.”

The Company also retains its separate right to “put” its joint venture interests to Wachovia at any time after July 1, 2008 based on the appraised value of the joint venture, including the A.G. Edwards business, determined as if it were a public company and including a control premium such as would apply in the case of a sale of 100% of its common equity. However, if in connection with the “lookback” option the Company elects at the end of the “lookback” period to make payments to avoid or limit dilution, the Company may not exercise this “put” option prior to the first anniversary of the end of the “lookback” period. The agreement between Prudential Financial and Wachovia also gives the Company put rights, and Wachovia call rights, in certain other specified circumstances, at prices determined in accordance with the agreement.

The Company’s investment in Wachovia Securities was $1.220 billion and $1.217 billion as of December 31, 2007 and 2006, respectively. The Company recognized pre-tax equity earnings from Wachovia Securities of $370 million, $294 million and $192 million for the years ended December 31, 2007, 2006 and 2005, respectively. The income tax expense associated with these earnings was $146 million, $117 million and $76 million for the years ended December 31, 2007, 2006 and 2005, respectively. Dividends received from the investment in Wachovia Securities were $366 million, $277 million and $154 million for the years ended December 31, 2007, 2006 and 2005, respectively.

In connection with the combination of the Company’s retail securities brokerage and clearing operations with those of Wachovia, the Company entered into various agreements with Wachovia and Wachovia Securities, including one associated with certain money market mutual fund balances of brokerage clients of Wachovia Securities. These balances were essentially eliminated as of September 30, 2004 due to the replacement of those funds with other investment alternatives for those brokerage clients. The resulting reduction in asset management fees has been offset by payments from Wachovia under an agreement dated as of July 30, 2004 implementing arrangements with respect to money market mutual funds in connection with the combination. The agreement extends for ten years after termination of the joint venture with Wachovia. The revenue from Wachovia under this agreement was $51 million in 2007, $51 million in 2006 and $54 million in 2005.

Investments in other operating joint ventures

The Company has made investments in other operating joint ventures as part of its international insurance and international investments businesses. The Company’s combined investment in these other operating joint ventures was $1,040 million and $437 million as of December 31, 2007 and 2006, respectively, including $633 million and $45 million, respectively, related to an indirect investment in China Pacific Group, a Chinese insurance operation. The indirect investment in China Pacific Group as of December 31, 2007 includes unrealized market value increases, which are included in accumulated other comprehensive income, related to China Pacific Group’s initial public offering on the Shanghai Exchange in 2007. The Company recognized combined after-tax equity earnings from these joint ventures of $22 million, $31 million and $26 million for the years ended December 31, 2007, 2006 and 2005, respectively. Dividends received from these investments combined were $31 million, $29 million and $17 million for the years ended December 31, 2007, 2006 and 2005, respectively.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

7.    VALUATION OF BUSINESS ACQUIRED, GOODWILL AND OTHER INTANGIBLES

Valuation of Business Acquired

The balance of and changes in VOBA as of and for the years ended December 31, are as follows:

	2007	2006	2005
	(in millions)
Balance, beginning of year	$1,304	$776	$930
Acquisitions	—	647	—
Amortization(1)	(243)	(182)	(176)
Change in unrealized investment gains and losses	2	2	(3)
Interest(2)	62	60	63
Foreign currency translation	12	1	(38)
Impact of adoption of SOP 05-1	(12)	—	—
Impact of adoption of FIN No. 48(3)	(53)	—	—

Balance, end of year	$1,072	$1,304	$776

(1)	The weighted average remaining expected life of VOBA varies by product. The weighted average remaining expected lives were approximately 7, 18, 5 and 6 years for the VOBA related to the insurance transactions associated with Allstate, CIGNA, American Skandia, Inc. (“American Skandia”), and Aoba Life Insurance Company, LTD. (“Aoba Life”), respectively. The VOBA balances at December 31, 2007 were $493 million, $272 million, $118 million, and $189 million related to Allstate, CIGNA, American Skandia, and Aoba Life, respectively.
(2)	The interest accrual rates vary by product. The interest rates were 5.48%, 8.0%, 5.78%, and 2.35% to 2.50% for the VOBA related to Allstate, CIGNA, American Skandia, and Aoba Life, respectively.
(3)	Upon adoption of FIN No. 48, the Company reduced its valuation allowance on the deferred taxes associated with the acquisition of Gibraltar Life. In accordance with FAS No. 109 and FAS No. 154, the reduction in valuation allowance was applied against non-current intangible assets prior to being applied to retained earnings.

The following table provides estimated future amortization, net of interest, for the periods indicated.

VOBA Amortization
(in millions)
2008	$148
2009	120
2010	98
2011	80
2012	64
2013 and thereafter	562

Total	$1,072

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

7.    VALUATION OF BUSINESS ACQUIRED, GOODWILL AND OTHER INTANGIBLES (continued)

Goodwill

The changes in the book value of goodwill by segment are as follows:

	Year Ended December 31, 2007
	Balance at January 1	Acquisitions	Impairment Charge	Other(1)	Balance at December 31
	(in millions)
Individual Annuities	$97	$—	$—	$—	$97
Asset Management	238	—	—	5	243
Retirement	338	—	—	—	338
International Insurance	19	—	—	4	23
International Investments	125	—	—	1	126
Real Estate and Relocation Services	118	—	—	1	119

Total	$935	$—	$—	$11	$946

	Year Ended December 31, 2006
	Balance at January 1	Acquisitions	Impairment Charge	Other(1)	Balance at December 31
	(in millions)
Individual Annuities	$—	$97	$—	$—	$97
Asset Management	240	—	—	(2)	238
Retirement	342	—	—	(4)	338
International Insurance	17	—	—	2	19
International Investments	120	3	—	2	125
Real Estate and Relocation Services	116	—	—	2	118

Total	$835	$100	$—	$—	$935

(1)	Other represents foreign currency translation and purchase price adjustments.

The Company tests goodwill for impairment annually as of December 31 and more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit, which is defined as an operating segment or one level below an operating segment, below its carrying amount. There were no impairments recorded in 2007, 2006 or 2005.

Other Intangibles

Other intangible balances at December 31, are as follows:

	2007			2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in millions)
Subject to amortization:
Mortgage servicing rights	$242	$(86)	$156	$229	$(81)	$148
Customer relationships	310	(142)	168	181	(122)	59
Other	31	(21)	10	27	(16)	11
Not subject to amortization	N/A	N/A	6	N/A	N/A	6

Total			$340			$224

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

7.    VALUATION OF BUSINESS ACQUIRED, GOODWILL AND OTHER INTANGIBLES (continued)

The fair values of net mortgage servicing rights were $183 million and $176 million at December 31, 2007 and 2006, respectively. Amortization expense for other intangibles was $46 million for the years ended December 31, 2007 and 2006 and $42 million for the year ended December 31, 2005. Amortization expense for other intangibles is expected to be approximately $42 million in 2008, $46 million in 2009, $41 million in 2010, $37 million in 2011 and $33 million in 2012.

8.    POLICYHOLDERS’ LIABILITIES

Future Policy Benefits

Future policy benefits at December 31, are as follows:

	2007	2006
	(in millions)
Life insurance	$88,017	$83,847
Individual and group annuities and supplementary contracts	17,463	17,639
Other contract liabilities	3,885	3,414

Subtotal future policy benefits excluding unpaid claims and claim adjustment expenses	109,365	104,900

Unpaid claims and claim adjustment expenses	2,103	2,051

Total future policy benefits	$111,468	$106,951

Life insurance liabilities include reserves for death and endowment policy benefits, terminal dividends and certain health benefits. Individual and group annuities and supplementary contracts liabilities include reserves for life contingent immediate annuities and life contingent group annuities. Other contract liabilities include unearned revenue and certain other reserves for group and individual life and health products.

Future policy benefits for individual participating traditional life insurance are based on the net level premium method, calculated using the guaranteed mortality and nonforfeiture interest rates which range from 2.5% to 7.5%. Participating insurance represented 17% and 20% of domestic individual life insurance in force at December 31, 2007 and 2006, respectively, and 87%, 89% and 90% of domestic individual life insurance premiums for 2007, 2006 and 2005, respectively.

Future policy benefits for individual non-participating traditional life insurance policies, group and individual long-term care policies and individual health insurance policies are generally equal to the aggregate of (1) the present value of future benefit payments and related expenses, less the present value of future net premiums, and (2) any premium deficiency reserves. Assumptions as to mortality, morbidity and persistency are based on the Company’s experience, and in certain instances, industry experience, when the basis of the reserve is established. Interest rates used in the determination of the present values range from 1.4% to 9.5%; less than 2% of the reserves are based on an interest rate in excess of 8%.

Future policy benefits for individual and group annuities and supplementary contracts are generally equal to the aggregate of (1) the present value of expected future payments, and (2) any premium deficiency reserves. Assumptions as to mortality are based on the Company’s experience, and in certain instances, industry experience, when the basis of the reserve is established. The interest rates used in the determination of the present values range from 1.1% to 14.8%; less than 2% of the reserves are based on an interest rate in excess of 8%.

Future policy benefits for other contract liabilities are generally equal to the present value of expected future payments based on the Company’s experience, except for example, certain group insurance coverages for which future policy benefits are equal to gross unearned premium reserves. The interest rates used in the determination of the present values range from 2.5% to 6.6%.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

8.    POLICYHOLDERS’ LIABILITIES (continued)

Premium deficiency reserves are established, if necessary, when the liability for future policy benefits plus the present value of expected future gross premiums are determined to be insufficient to provide for expected future policy benefits and expenses and to recover any unamortized policy acquisition costs. Premium deficiency reserves have been recorded for the group single premium annuity business, which consists of limited-payment, long-duration traditional and non-participating annuities; structured settlements and single premium immediate annuities with life contingencies; and for certain individual health policies. Liabilities of $2,464 million and $2,658 million as of December 31, 2007 and 2006, respectively, are included in “Future policy benefits” with respect to these deficiencies, of which $1,160 million and $1,259 million as of December 31, 2007 and 2006, respectively, relate to net unrealized gains on securities classified as available for sale.

The Company’s liability for future policy benefits is also inclusive of liabilities for guarantee benefits related to certain nontraditional long-duration life and annuity contracts, which are discussed more fully in Note 9.

Unpaid claims and claim adjustment expenses primarily reflect the Company’s estimate of future disability claim payments and expenses as well as estimates of claims incurred but not yet reported as of the balance sheet dates related to group disability products. Unpaid claim liabilities are discounted using interest rates ranging from 0% to 6%.

Policyholders’ Account Balances

Policyholders’ account balances at December 31, are as follows:

	2007	2006
	(in millions)
Individual annuities	$15,420	$14,660
Group annuities	20,342	20,289
Guaranteed investment contracts and guaranteed interest accounts	13,274	13,670
Funding agreements	8,601	6,905
Interest-sensitive life contracts	12,271	11,226
Dividend accumulations and other	14,246	13,902

Policyholders’ account balances	$84,154	$80,652

Policyholders’ account balances represent an accumulation of account deposits plus credited interest less withdrawals, expenses and mortality charges, if applicable. These policyholders’ account balances also include provisions for benefits under non-life contingent payout annuities. Included in “Funding agreements” at December 31, 2007 and 2006, are $8,535 million and $6,537 million, respectively, of medium-term notes liabilities of consolidated variable interest entities secured by funding agreements purchased from the Company with the proceeds of such notes. The interest rates associated with such notes range from 3.9% to 5.7%. Interest crediting rates range from 0% to 11.8% for interest-sensitive life contracts and from 0% to 13.4% for contracts other than interest-sensitive life. Less than 2% of policyholders’ account balances have interest crediting rates in excess of 8%.

9.    CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS

The Company issues traditional variable annuity contracts through its separate accounts for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contractholder. The Company also issues variable annuity contracts with general and separate account options where the Company contractually guarantees to the contractholder a return of no less than (1) total deposits made to the contract less any partial withdrawals (“return of net deposits”), (2) total deposits made to the contract less any partial withdrawals plus a minimum return (“minimum return”), or (3) the highest contract value on a

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

9.    CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS (continued)

specified date minus any withdrawals (“contract value”). These guarantees include benefits that are payable in the event of death, annuitization or at specified dates during the accumulation period and withdrawal and income benefits payable during specified periods.

The Company also issues annuity contracts with market value adjusted investment options (“MVAs”), which provide for a return of principal plus a fixed rate of return if held to maturity, or, alternatively, a “market adjusted value” if surrendered prior to maturity or if funds are reallocated to other investment options. The market value adjustment may result in a gain or loss to the Company, depending on crediting rates or an indexed rate at surrender, as applicable.

In addition, the Company issues variable life, variable universal life and universal life contracts where the Company contractually guarantees to the contractholder a death benefit even when there is insufficient value to cover monthly mortality and expense charges, whereas otherwise the contract would typically lapse (“no lapse guarantee”). Variable life and variable universal life contracts are offered with general and separate account options.

The assets supporting the variable portion of both traditional variable annuities and certain variable contracts with guarantees are carried at fair value and reported as “Separate account assets” with an equivalent amount reported as “Separate account liabilities.” Amounts assessed against the contractholders for mortality, administration, and other services are included within revenue in “Policy charges and fee income” and changes in liabilities for minimum guarantees are generally included in “Policyholders’ benefits.” In 2007 and 2006, there were no gains or losses on transfers of assets from the general account to a separate account.

For those guarantees of benefits that are payable in the event of death, the net amount at risk is generally defined as the current guaranteed minimum death benefit in excess of the current account balance at the balance sheet date. For guarantees of benefits that are payable at annuitization or withdrawal, the net amount at risk is generally defined as the present value of the minimum guaranteed annuity payments available to the contractholder determined in accordance with the terms of the contract in excess of the current account balance. For guarantees of accumulation balances, the net amount at risk is generally defined as the guaranteed minimum accumulation balance minus the current account balance. The Company’s contracts with guarantees may offer more than one type of guarantee in each contract; therefore, the amounts listed may not be mutually exclusive. As of December 31, 2007 and 2006, the Company had the following guarantees associated with these contracts, by product and guarantee type:

	December 31, 2007		December 31, 2006
	In the Event of Death	At Annuitization/ Accumulation(1)	In the Event of Death	At Annuitization/ Accumulation(1)
(dollars in millions)
Variable Annuity Contracts

Return of net deposits
Account value	$42,995	$ 47	$37,071	$ 57
Net amount at risk	$ 1,204	$ 4	$ 1,491	$ 5
Average attained age of contractholders	61 years	65 years	60 years	64 years

Minimum return or contract value
Account value	$32,334	$37,162	$32,118	$28,322
Net amount at risk	$ 2,255	$ 996	$ 2,528	$ 733
Average attained age of contractholders	64 years	60 years	64 years	59 years
Average period remaining until earliest expected annuitization	N/A	5 years	N/A	6 years

(1)	Includes income and withdrawal benefits as described herein.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

9.    CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS (continued)

	December 31, 2007		December 31, 2006
	Unadjusted Value	Adjusted Value	Unadjusted Value	Adjusted Value
	(in millions)
Variable Annuity Contracts

Market value adjusted annuities
Account value	$1,417	$1,418	$1,426	$1,438

	December 31, 2007	December 31, 2006
	In the Event of Death
	(dollars in millions)
Variable Life, Variable Universal Life and Universal Life Contracts

No lapse guarantees
Separate account value	$2,366	$2,070
General account value	$2,201	$1,932
Net amount at risk	$59,013	$50,726
Average attained age of contractholders	45 years	45 years

Account balances of variable annuity contracts with guarantees were invested in separate account investment options as follows:

	December 31, 2007	December 31, 2006
	(in millions)
Equity funds	$36,100	$39,229
Bond funds	6,732	7,228
Balanced funds	22,510	12,731
Money market funds	2,966	2,624
Other	3,198	3,065

Total	$71,506	$64,877

In addition to the amounts invested in separate account investment options above, $3,823 million at December 31, 2007 and $4,312 million at December 31, 2006 of account balances of variable annuity contracts with guarantees, inclusive of contracts with MVA features, were invested in general account investment options.

Liabilities For Guarantee Benefits

The table below summarizes the changes in general account liabilities for guarantees on variable contracts. The liabilities for guaranteed minimum death benefits (“GMDB”) and guaranteed minimum income benefits (“GMIB”) are included in “Future policy benefits” and the related changes in the liabilities are included in “Policyholders’ benefits.” Guaranteed minimum accumulation benefits (“GMAB”), guaranteed minimum withdrawal benefits (“GMWB”), and guaranteed minimum income and withdrawal benefits (“GMIWB”) features are considered to be bifurcated embedded derivatives under SFAS No. 133. Changes in the fair value of these derivatives, along with any fees received or payments made relating to the derivative, are recorded in “Realized investment gains (losses), net.” The liabilities for GMAB, GMWB and GMIWB are included in “Future policy benefits.” The Company maintains a portfolio of derivative investments that serve as an economic hedge of the risks of these products, for which the changes in fair value are also recorded in “Realized investment gains (losses), net.” This portfolio of derivatives investments does not qualify for hedge accounting treatment under U.S. GAAP.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

9.    CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS (continued)

	GMDB	GMIB	GMAB/ GMWB/ GMIWB
	(in millions)
Balance at January 1, 2005	$88	$8	$—
Incurred guarantee benefits(1)	58	7	(2)
Paid guarantee benefits and other	(55)	—	—

Balance at December 31, 2005	91	15	(2)

Acquisition	—	—	2
Incurred guarantee benefits(1)	85	14	(38)
Paid guarantee benefits and other	(47)	—	—

Balance at December 31, 2006	129	29	(38)

Incurred guarantee benefits(1)	96	24	206
Paid guarantee benefits and other	(65)	1	—
Impact of adoption of SOP 05-1	(1)	(1)	—

Balance at December 31, 2007	$159	$53	$168

(1)	Incurred guarantee benefits include the portion of assessments established as additions to reserves as well as changes in estimates affecting the reserves. Also includes changes in the fair value of features considered to be derivatives.

The GMDB liability is determined each period end by estimating the accumulated value of a portion of the total assessments to date less the accumulated value of the death benefits in excess of the account balance. The GMIB liability is determined each period by estimating the accumulated value of a portion of the total assessments to date less the accumulated value of the projected income benefits in excess of the account balance. The portion of assessments used is chosen such that, at issue (or, in the case of acquired contracts, at the acquisition date), the present value of expected death benefits or expected income benefits in excess of the projected account balance and the portion of the present value of total expected assessments over the lifetime of the contracts are equal. The Company regularly evaluates the estimates used and adjusts the GMDB and GMIB liability balances, with an associated charge or credit to earnings, if actual experience or other evidence suggests that earlier assumptions should be revised.

The GMAB features provide the contractholder with a guaranteed return of initial account value or an enhanced value if applicable. The most significant of the Company’s GMAB features are the guaranteed return option (“GRO”) features, which includes an automatic investment rebalancing element that reduces the Company’s exposure to these guarantees as the rebalancing element moves investments from variable to fixed investment options when markets experience significant or prolonged declines. If the markets subsequently recover, the rebalancing element will move investments from fixed to variable investment options. The GMAB liability is calculated as the present value of future expected payments to customers less the present value of assessed rider fees attributable to the embedded derivative feature.

The GMWB features provide the contractholder with a guaranteed remaining balance if the account value is reduced to zero through a combination of market declines and withdrawals. The guaranteed remaining balance is generally equal to the protected value under the contract, which is initially established as the greater of the account value or cumulative deposits when withdrawals commence, less cumulative withdrawals. The contractholder also has the option, after a specified time period, to reset the guaranteed remaining balance to the then-current account value, if greater. The GMWB liability is calculated as the present value of future expected payments to customers less the present value of assessed rider fees attributable to the embedded derivative feature.

The GMIWB features predominantly present a benefit that provides a contractholder two optional methods to receive guaranteed minimum payments over time, a “withdrawal” option or an “income” option. The

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

9.    CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS (continued)

withdrawal option guarantees that, upon the election of such benefit, a contract holder can withdraw an amount each year until the cumulative withdrawals reach a total guaranteed balance. The guaranteed remaining balance is generally equal to the protected value under the contract, which is initially established as the greater of: (1) the account value on the date of first withdrawal; (2) cumulative deposits when withdrawals commence, less cumulative withdrawals plus a minimum return; or (3) the highest contract value on a specified date minus any withdrawals. The income option guarantees that a contract holder can, upon the election of this benefit, withdraw a lesser amount each year for the annuitant’s life based on the total guaranteed balance. The withdrawal or income benefit can be elected by the contract holder upon issuance of an appropriate deferred variable annuity contract or at any time following contract issue prior to annuitization. Certain GMIWB features include an automatic investment rebalancing element that reduces the Company’s exposure to these guarantees as the rebalancing element moves investments from variable to fixed investment options when markets experience significant or prolonged declines. If the markets subsequently recover, the rebalancing element will move investments from fixed to variable investment options. The GMIWB liability is calculated as the present value of future expected payments to customers less the present value of assessed rider fees attributable to the embedded derivative feature.

Sales Inducements

The Company defers sales inducements and amortizes them over the anticipated life of the policy using the same methodology and assumptions used to amortize deferred policy acquisition costs. These deferred sales inducements are included in “Other assets.” The Company offers various types of sales inducements. These inducements include: (1) a bonus whereby the policyholder’s initial account balance is increased by an amount equal to a specified percentage of the customer’s initial deposit, (2) additional credits after a certain number of years a contract is held and (3) enhanced interest crediting rates that are higher than the normal general account interest rate credited in certain product lines. Changes in deferred sales inducements are as follows:

Sales Inducements
(in millions)
Balance at January 1, 2005	$264
Capitalization	152
Amortization	(35)

Balance at December 31, 2005	381

Capitalization	233
Amortization	(51)

Balance at December 31, 2006	563

Capitalization	326
Amortization	(86)
Impact of adoption of SOP 05-1	(5)

Balance at December 31, 2007	$798

10.    CLOSED BLOCK

On the date of demutualization, Prudential Insurance established a Closed Block for certain individual life insurance policies and annuities issued by Prudential Insurance in the U.S. The recorded assets and liabilities were allocated to the Closed Block at their historical carrying amounts. The Closed Block forms the principal component of the Closed Block Business. For a discussion of the Closed Block Business see Note 20.

The policies included in the Closed Block are specified individual life insurance policies and individual annuity contracts that were in force on the effective date of the Plan of Reorganization and for which Prudential

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

10.    CLOSED BLOCK (continued)

Insurance is currently paying or expects to pay experience-based policy dividends. Assets have been allocated to the Closed Block in an amount that has been determined to produce cash flows which, together with revenues from policies included in the Closed Block, are expected to be sufficient to support obligations and liabilities relating to these policies, including provision for payment of benefits, certain expenses, and taxes and to provide for continuation of the policyholder dividend scales in effect in 2000, assuming experience underlying such scales continues. To the extent that, over time, cash flows from the assets allocated to the Closed Block and claims and other experience related to the Closed Block are, in the aggregate, more or less favorable than what was assumed when the Closed Block was established, total dividends paid to Closed Block policyholders in the future may be greater than or less than the total dividends that would have been paid to these policyholders if the policyholder dividend scales in effect in 2000 had been continued. Any cash flows in excess of amounts assumed will be available for distribution over time to Closed Block policyholders and will not be available to stockholders. If the Closed Block has insufficient funds to make guaranteed policy benefit payments, such payments will be made from assets outside of the Closed Block. The Closed Block will continue in effect as long as any policy in the Closed Block remains in force unless, with the consent of the New Jersey insurance regulator, it is terminated earlier.

The excess of Closed Block Liabilities over Closed Block Assets at the date of the demutualization (adjusted to eliminate the impact of related amounts in “Accumulated other comprehensive income (loss)”) represented the estimated maximum future earnings at that date from the Closed Block expected to result from operations attributed to the Closed Block after income taxes. In establishing the Closed Block, the Company developed an actuarial calculation of the timing of such maximum future earnings. If actual cumulative earnings of the Closed Block from inception through the end of any given period are greater than the expected cumulative earnings, only the expected earnings will be recognized in income. Any excess of actual cumulative earnings over expected cumulative earnings will represent undistributed accumulated earnings attributable to policyholders, which are recorded as a policyholder dividend obligation. The policyholder dividend obligation represents amounts to be paid to Closed Block policyholders as an additional policyholder dividend unless otherwise offset by future Closed Block performance that is less favorable than originally expected. If the actual cumulative earnings of the Closed Block from its inception through the end of any given period are less than the expected cumulative earnings of the Closed Block, the Company will recognize only the actual earnings in income. However, the Company may reduce policyholder dividend scales in the future, which would be intended to increase future actual earnings until the actual cumulative earnings equaled the expected cumulative earnings. The Company recognized a policyholder dividend obligation of $732 million and $483 million at December 31, 2007 and 2006, respectively, to Closed Block policyholders for the excess of actual cumulative earnings over the expected cumulative earnings. Additionally, net unrealized investment gains that have arisen subsequent to the establishment of the Closed Block were reflected as a policyholder dividend obligation of $1.047 billion and $1.865 billion at December 31, 2007 and 2006, respectively, to be paid to Closed Block policyholders unless otherwise offset by future experience, with an offsetting amount reported in “Accumulated other comprehensive income (loss).” See the table below for changes in the components of the policyholder dividend obligation for the years ended December 31, 2007 and 2006.

On December 11, 2007, Prudential Insurance’s Board of Directors acted to increase the dividends payable in 2008 on Closed Block policies. This increase reflects improved mortality as well as recent investment gains. These actions resulted in an $89 million increase in the liability for policyholder dividends recognized in the year ended December 31, 2007.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

10.    CLOSED BLOCK (continued)

Closed Block Liabilities and Assets designated to the Closed Block at December 31, as well as maximum future earnings to be recognized from Closed Block Liabilities and Closed Block Assets, are as follows:

	2007	2006
	(in millions)
Closed Block Liabilities
Future policy benefits	$51,208	$50,705
Policyholders’ dividends payable	1,212	1,108
Policyholder dividend obligation	1,779	2,348
Policyholders’ account balances	5,555	5,562
Other Closed Block liabilities	10,649	10,800

Total Closed Block Liabilities	70,403	70,523

Closed Block Assets
Fixed maturities, available for sale, at fair value	45,459	46,707
Other trading account assets, at fair value	142	—
Equity securities, available for sale, at fair value	3,858	3,684
Commercial loans	7,353	6,794
Policy loans	5,395	5,415
Other long-term investments	1,311	922
Short-term investments	1,326	1,765

Total investments	64,844	65,287
Cash and cash equivalents	1,310	1,275
Accrued investment income	630	662
Other Closed Block assets	581	277

Total Closed Block Assets	67,365	67,501

Excess of reported Closed Block Liabilities over Closed Block Assets	3,038	3,022
Portion of above representing accumulated other comprehensive income:
Net unrealized investment gains	1,006	1,844
Allocated to policyholder dividend obligation	(1,047)	(1,865)

Future earnings to be recognized from Closed Block Assets and Closed Block Liabilities	$2,997	$3,001

Information regarding the policyholder dividend obligation is as follows:

	2007	2006
	(in millions)
Balance, January 1	$2,348	$2,628
Impact on income before gains allocable to policyholder dividend obligation	249	157
Change in unrealized investment gains	(818)	(437)

Balance, December 31	$1,779	$2,348

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

10.    CLOSED BLOCK (continued)

Closed Block revenues and benefits and expenses for the years ended December 31, 2007, 2006 and 2005 were as follows:

	2007	2006	2005
	(in millions)
Revenues
Premiums	$3,552	$3,599	$3,619
Net investment income	3,499	3,401	3,447
Realized investment gains (losses), net	584	490	624
Other income	51	50	50

Total Closed Block revenues	7,686	7,540	7,740

Benefits and Expenses
Policyholders’ benefits	4,021	3,967	3,993
Interest credited to policyholders’ account balances	139	139	137
Dividends to policyholders	2,731	2,518	2,653
General and administrative expenses	729	725	717

Total Closed Block benefits and expenses	7,620	7,349	7,500

Closed Block revenues, net of Closed Block benefits and expenses, before income taxes and discontinued operations	66	191	240
Income tax expense	64	77	35

Closed Block revenues, net of Closed Block benefits and expenses and income taxes, before discontinued operations	2	114	205
Income from discontinued operations, net of taxes	2	—	—

Closed Block revenues, net of Closed Block benefits and expenses, income taxes and discontinued operations	$4	$114	$205

11.    REINSURANCE

The Company participates in reinsurance in order to provide additional capacity for future growth, to limit the maximum net loss potential arising from large risks and in acquiring or disposing of businesses. On June 1, 2006, the Company acquired the variable annuity business of Allstate through a reinsurance transaction. The reinsurance arrangements with Allstate include a coinsurance arrangement and a modified coinsurance arrangement which are more fully described in Note 3. The acquisition of the retirement business of CIGNA on April 1, 2004, required the Company, through a wholly owned subsidiary, to enter into certain reinsurance arrangements with CIGNA to effect the transfer of the retirement business included in the transaction. These reinsurance arrangements are more fully described in Note 3. Also, in the fourth quarter of 2003, the Company sold its property and casualty insurance companies that operated nationally in 48 states outside of New Jersey, and the District of Columbia, to Liberty Mutual. In connection with that sale, the Company reinsured Liberty Mutual for certain losses which will be settled based upon loss experience through December 31, 2008 and are more fully described in Note 21.

Life and disability reinsurance is accomplished through various plans of reinsurance, primarily yearly renewable term, per person excess and coinsurance. In addition, the Company has reinsured with unaffiliated third parties, 73% of the Closed Block through various modified coinsurance arrangements. The Company accounts for these modified coinsurance arrangements under the deposit method of accounting. Reinsurance ceded arrangements do not discharge the Company as the primary insurer. Ceded balances would represent a liability of the Company in the event the reinsurers were unable to meet their obligations to the Company under the terms of the reinsurance agreements. Reinsurance premiums, commissions, expense reimbursements, benefits and reserves related to reinsured long-duration contracts are accounted for over the life of the underlying

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

11.    REINSURANCE (continued)

reinsured contracts using assumptions consistent with those used to account for the underlying contracts. The cost of reinsurance related to short-duration contracts is accounted for over the reinsurance contract period. Amounts recoverable from reinsurers, for both short-and long-duration reinsurance arrangements, are estimated in a manner consistent with the claim liabilities and policy benefits associated with the reinsured policies.

The tables presented below exclude amounts pertaining to the Company’s discontinued operations.

Reinsurance amounts included in the Consolidated Statements of Operations for the years ended December 31, were as follows:

	2007	2006	2005
	(in millions)
Direct premiums	$15,688	$15,122	$14,746
Reinsurance assumed	35	99	102
Reinsurance ceded	(1,372)	(1,313)	(1,092)

Premiums	$14,351	$13,908	$13,756

Policyholders’ benefits ceded	$(1,354)	$(1,326)	$(1,108)

Reinsurance recoverables at December 31, are as follows:

	2007	2006
	(in millions)
Individual and group annuities(1)	$1,378	$1,283
Life insurance	602	524
Other reinsurance	135	139

Total reinsurance recoverable	$2,115	$1,946

(1)	Primarily represents reinsurance recoverables established under the reinsurance arrangements associated with the acquisition of the retirement business of CIGNA. The Company has recorded related reinsurance payables of $1,377 million and $1,282 million at December 31, 2007 and 2006, respectively.

Excluding the reinsurance recoverable associated with the acquisition of the retirement business of CIGNA, three major reinsurance companies account for approximately 53% of the reinsurance recoverable at December 31, 2007. The Company periodically reviews the financial condition of its reinsurers and amounts recoverable therefrom in order to minimize its exposure to loss from reinsurer insolvencies, recording an allowance when necessary for uncollectible reinsurance.

12.    SHORT-TERM AND LONG-TERM DEBT

Short-term Debt

Short-term debt at December 31, is as follows:

	2007	2006
	(in millions)
Commercial paper	$8,439	$7,536
Floating rate convertible senior notes	4,883	4,000
Other notes payable	590	557
Current portion of long-term debt	1,745	443

Total short-term debt	$15,657	$12,536

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

12.    SHORT-TERM AND LONG-TERM DEBT (continued)

The weighted average interest rate on outstanding short-term debt, excluding the current portion of long-term debt and convertible debt, was approximately 4.6% and 5.3% at December 31, 2007 and 2006, respectively.

At December 31, 2007, the Company had $5,075 million in committed lines of credit from numerous financial institutions, substantially all of which were unused. These lines of credit generally have terms ranging from one to five years. The Company also has access to uncommitted lines of credit from banks and other financial institutions.

The Company issues commercial paper primarily to manage operating cash flows and existing commitments, to meet working capital needs and to take advantage of current investment opportunities. At December 31, 2007 and 2006, a portion of commercial paper borrowings were supported by $5,000 million and $4,000 million of the Company’s existing lines of credit, respectively. At December 31, 2007 and 2006, the weighted average maturity of commercial paper outstanding was 28 and 18 days, respectively.

On November 16, 2005, Prudential Financial issued in a private placement $2.0 billion of floating rate convertible senior notes, that were convertible by the holders at any time after issuance into cash and shares of Prudential Financial’s Common Stock. On April 13, 2007, Prudential Financial announced its intention to call all such outstanding floating rate convertible senior notes for redemption on May 21, 2007. Prior to the redemption by the Company, substantially all holders elected to convert their senior notes as provided under their terms. The senior notes required net settlement in shares; therefore, upon conversion, the holders received cash equal to the par amount of the senior notes surrendered for conversion plus accrued interest and shares of Prudential Financial Common Stock for the portion of the settlement amount in excess of the par amount. The settlement amount in excess of the par amount was based upon the excess of the closing market price of Prudential Financial Common Stock for a 10-day period defined under the terms of the senior notes, or $100.80 per share, over the initial conversion price of $90 per share. Accordingly, at conversion the Company issued 2,367,887 shares of Common Stock from treasury. The conversion had no impact on the Company’s results of operations and resulted in a net increase to shareholders’ equity of $44 million, reflecting the tax benefit associated with the conversion of the senior notes. The interest rate on these notes was a floating rate equal to 3-month LIBOR minus 2.76%, reset quarterly, and ranged from 2.60% to 2.61% in 2007 and from 1.57% to 2.65% in 2006.

On December 7, 2006, Prudential Financial issued in a private placement $2.0 billion of floating rate convertible senior notes that are convertible by the holders at any time after issuance into cash and shares of Prudential Financial’s Common Stock. The conversion price, $104.21 per share, is subject to adjustment upon certain corporate events. The conversion feature requires net settlement in shares; therefore, upon conversion, a holder would receive cash equal to the par amount of the convertible notes surrendered for conversion and shares of Prudential Financial Common Stock only for the portion of the settlement amount in excess of the par amount, if any. The interest rate on these notes is a floating rate equal to 3-month LIBOR minus 2.40%, reset quarterly, and ranged from 2.73% to 3.30% in 2007 and was 2.95% in 2006. These notes are redeemable by Prudential Financial, at par plus accrued interest, on or after December 13, 2007. Holders of the notes may also require Prudential Financial to repurchase the notes, at par plus accrued interest, on contractually specified dates, of which the first such date was December 12, 2007. On December 12, 2007, $117 million of senior notes were repurchased by Prudential Financial at the request of the holders. The next date on which holders of the notes may require Prudential Financial to repurchase the notes is December 12, 2008.

On December 12, 2007, Prudential Financial issued in a private placement $3.0 billion of floating rate convertible senior notes that are convertible by the holders at any time after issuance into cash and shares of Prudential Financial’s Common Stock. The conversion price, $132.39 per share, is subject to adjustment upon certain corporate events. The conversion feature requires net settlement in shares; therefore, upon conversion, a holder would receive cash equal to the par amount of the convertible notes surrendered for conversion and shares of Prudential Financial Common Stock only for the portion of the settlement amount in excess of the par amount,

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

12.    SHORT-TERM AND LONG-TERM DEBT (continued)

if any. The interest rate on these notes is a floating rate equal to 3-month LIBOR minus 1.63%, reset quarterly, and was 3.52% in 2007. These notes are redeemable by Prudential Financial, at par plus accrued interest, on or after June 16, 2009. Holders of the notes may also require Prudential Financial to repurchase the notes, at par plus accrued interest, on contractually specified dates, of which the first such date is June 15, 2009.

Prudential Financial has agreed to file quarterly prospectus supplements to register with the SEC under the Company’s shelf registration statement resales of the convertible senior notes and the shares of restricted Prudential Financial Common Stock issued to certain holders of the convertible senior notes upon conversion. In the event the Company is unable to complete or maintain the effectiveness of this registration, the Company could be required to pay liquidated damages of 0.25% applied to the par amount of the notes for each interest period such default continues under the registration rights agreements entered into with the holders of the notes. The Company has no liability accrued as of December 31, 2007 related to these agreements, as it believes the likelihood of default under the registration rights agreements are remote.

Long-term Debt

Long-term debt at December 31, is as follows:

	Maturity Dates		Rate	2007	2006
				(in millions)
Prudential Holdings, LLC notes (the “IHC debt”)
Series A	2017	(1)	(2)	$333	$333
Series B	2023	(1)	7.245%	777	777
Series C	2023	(1)	8.695%	640	640
Fixed rate notes:
Fixed rate note subject to set-off arrangements	2009-2011		4.45%-5.11%	—	1,692
Surplus notes	2015-2025		8.10%-8.30%	444	443
Other fixed rate notes	2008-2037		3.25%-9.13%	9,753	7,802
Floating rate notes:
Surplus notes	2016-2052		(3)	1,600	600
Other floating rate notes	2008-2020		(4)	554	604

Sub-total				14,101	12,891

Less assets under set-off arrangements(5)				—	1,468

Total long-term debt				$14,101	$11,423

(1)	Annual scheduled repayments of principal for the Series A and Series C notes begin in 2013. Annual scheduled repayments of principal for the Series B notes begin in 2018.
(2)	The interest rate on the Series A notes is a floating rate equal to LIBOR plus 0.875% per year. The interest rate ranged from 5.8% to 6.5% in 2007 and 5.4% to 6.3% in 2006.
(3)	The interest rate on the floating rate Surplus notes ranged from 5.4% to 5.9% in 2007 and was 5.6% in 2006.
(4)	The interest rates on the other floating rate notes are based on LIBOR and the U.S. Consumer Price Index. Interest rates ranged from 2.7% to 7.5% in 2007 and 2.7% to 6.7% in 2006.
(5)	Assets under set-off arrangements represent a reduction in the amount of fixed rate notes included in long-term debt, relating to an arrangement where valid rights of set-off exist and it is the intent of both parties to settle on a net basis under legally enforceable arrangements.

Several long-term debt agreements have restrictive covenants related to the total amount of debt, net tangible assets and other matters. At December 31, 2007 and 2006, the Company was in compliance with all debt covenants.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

12.    SHORT-TERM AND LONG-TERM DEBT (continued)

The fixed rate surplus notes issued by Prudential Insurance are subordinated to other Prudential Insurance borrowings and policyholder obligations, and the payment of interest and principal may only be made with the prior approval of the Commissioner of Banking and Insurance of the State of New Jersey (the “Commissioner”). The Commissioner could prohibit the payment of the interest and principal on the surplus notes if certain statutory capital requirements are not met. At December 31, 2007 and 2006, the Company met these statutory capital requirements. At December 31, 2007 and 2006, $444 million and $693 million, respectively, of fixed rate surplus notes were outstanding, of which $250 million is reflected as short-term debt at December 31, 2006.

During 2006, a subsidiary of Prudential Insurance entered into a surplus note purchase agreement that provides for the issuance of up to $3 billion of ten-year floating rate surplus notes. As of December 31, 2007 and 2006, $1,100 million and $600 million, respectively, were outstanding under this agreement. Concurrent with the issuance of each surplus note, Prudential Financial enters into arrangements with the buyer, which are accounted for as derivative instruments, that may result in payments by, or to, Prudential Financial over the term of the surplus notes, to the extent there are significant changes in the value of the surplus notes. Surplus notes issued under this facility are subordinated to policyholder obligations, and the payment of interest and principal on them may only be made by the issuer with the prior approval of the Arizona Department of Insurance. The derivative instruments discussed above also provide that in the event approval is not obtained to make interest or principal payments, the holder of the surplus notes may have the right to sell the surplus notes to Prudential Financial. As of December 31, 2007 and 2006, these derivative instruments had no material value.

During 2007, a subsidiary of Prudential Insurance issued $500 million of 45-year floating rate surplus notes. Surplus notes issued under this facility are subordinated to policyholder obligations, and the payment of interest and principal on them may only be made by the issuer with the prior approval of the Arizona Department of Insurance. Concurrent with the issuance of these surplus notes, Prudential Financial entered into a credit derivative with an affiliate of one of the purchasers that will require Prudential Financial to make certain payments in the event of deterioration in the credit quality of the surplus notes. As of December 31, 2007, the credit derivative had no material value.

In order to modify exposure to interest rate and currency exchange rate movements, the Company utilizes derivative instruments, primarily interest rate swaps, in conjunction with some of its debt issues. The impact of these derivative instruments are not reflected in the rates presented in the tables above. For those derivative instruments that qualify for hedge accounting treatment, interest expense was decreased by $26 million and $4 million for the years ended December 31, 2007 and 2006, respectively. See Note 19 for additional information on the Company’s use of derivative instruments.

Interest expense for short-term and long-term debt was $1,429 million, $1,161 million and $775 million, for the years ended December 31, 2007, 2006 and 2005, respectively. This includes interest expense of $204 million, $150 million and $75 million for the years ended December 31, 2007, 2006 and 2005, respectively, reported in “Net investment income.”

Included in “Policyholders’ account balances” are additional debt obligations of the Company. See Note 8 for further discussion.

Prudential Holdings, LLC Notes

On the date of demutualization, Prudential Holdings, LLC (“PHLLC”), a wholly owned subsidiary of Prudential Financial, issued $1.75 billion in senior secured notes (the “IHC debt”). PHLLC owns the capital stock of Prudential Insurance and does not have any operating businesses of its own. The IHC debt represents senior secured obligations of PHLLC with limited recourse; neither Prudential Financial, Prudential Insurance nor any other affiliate of PHLLC is an obligor or guarantor on the IHC debt. The IHC debt is collateralized by

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

12.    SHORT-TERM AND LONG-TERM DEBT (continued)

13.8% of the outstanding common stock of Prudential Insurance and other items specified in the indenture, primarily the “Debt Service Coverage Account” (the “DSCA”) discussed below.

PHLLC’s ability to meet its obligations under the IHC debt is dependent principally upon sufficient available funds being generated by the Closed Block Business and the ability of Prudential Insurance, the sole direct subsidiary of PHLLC, to dividend such funds to PHLLC. The payment of scheduled principal and interest on the Series A notes and the Series B notes is insured by a financial guarantee insurance policy. The payment of principal and interest on the Series C notes is not insured. The IHC debt is redeemable prior to its stated maturity at the option of PHLLC and, in the event of certain circumstances, the IHC debt bond insurer can require PHLLC to redeem the IHC debt.

Net proceeds from the IHC debt amounted to $1,727 million. The majority of the net proceeds, or $1,218 million, was distributed to Prudential Financial through a dividend on the date of demutualization for use in the Financial Services Businesses. In addition, $72 million was used to purchase a guaranteed investment contract to fund a portion of the financial guarantee insurance premium related to the IHC debt. The remainder of the net proceeds were deposited to a restricted account within PHLLC. This restricted account, referred to as the DSCA, constitutes additional collateral for the IHC debt and as of December 31, 2007 had a balance of $1,006 million.

Summarized consolidated financial data for Prudential Holdings, LLC is presented below.

	2007	2006
	(in millions)
Consolidated Statements of Financial Position data at December 31:
Total assets	$358,674	$345,926
Total liabilities	342,244	330,138
Total equity	16,430	15,788
Total liabilities and equity	358,674	345,926

	2007	2006	2005
	(in millions)
Consolidated Statements of Operations data for the years ended December 31:
Total revenues	$22,492	$20,957	$20,189
Total benefits and expenses	20,379	18,768	17,816
Income from continuing operations before income taxes	2,113	2,189	2,373
Net income	1,589	1,729	2,240

Consolidated Statements of Cash Flows data for the years ended December 31:
Cash flows from operating activities	$3,115	$5,827	$2,480
Cash flows used in investing activities	(1,384)	(7,218)	(8,396)
Cash flows from (used in) financing activities	(2,508)	1,613	6,228
Effect of foreign exchange rate changes on cash balances	(2)	(10)	(16)
Net increase (decrease) in cash and cash equivalents	(779)	212	296

Prudential Financial is a holding company and is a legal entity separate and distinct from its subsidiaries. The rights of Prudential Financial to participate in any distribution of assets of any subsidiary, including upon its liquidation or reorganization, are subject to the prior claims of creditors of that subsidiary, except to the extent that Prudential Financial may itself be a creditor of that subsidiary and its claims are recognized. PHLLC and its subsidiaries have entered into covenants and arrangements with third parties in connection with the issuance of the IHC debt which are intended to confirm their separate, “bankruptcy-remote” status, by assuring that the assets of PHLLC and its subsidiaries are not available to creditors of Prudential Financial or its other subsidiaries,

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

12.    SHORT-TERM AND LONG-TERM DEBT (continued)

except and to the extent that Prudential Financial and its other subsidiaries are, as shareholders or creditors of PHLLC and its subsidiaries, or would be, entitled to those assets.

At December 31, 2007, the Company was in compliance with all IHC debt covenants.

13.    STOCKHOLDERS’ EQUITY

The Company has outstanding two classes of common stock: the Common Stock and the Class B Stock. The changes in the number of shares issued, held in treasury and outstanding are as follows for the periods indicated:

	Common Stock			Class B Stock
	Issued	Held In Treasury	Outstanding	Issued and Outstanding
	(in millions)
Balance, December 31, 2004	604.9	80.3	524.6	2.0
Common Stock issued	—	—	—	—
Common Stock acquired	—	32.4	(32.4)	—
Stock-based compensation programs(1)	—	(5.3)	5.3	—

Balance, December 31, 2005	604.9	107.4	497.5	2.0
Common Stock issued	—	—	—	—
Common Stock acquired	—	32.4	(32.4)	—
Stock-based compensation programs(1)	—	(6.0)	6.0	—

Balance, December 31, 2006	604.9	133.8	471.1	2.0
Common Stock issued	—	—		—
Common Stock acquired	—	32.0	(32.0)	—
Stock-based compensation programs(1)	—	(5.9)	5.9	—
Convertible senior notes(2)	—	(2.4)	2.4	—

Balance, December 31, 2007	604.9	157.5	447.4	2.0

(1)	Represents net shares issued from treasury pursuant to the Company’s stock-based compensation program as discussed in Note 15.
(2)	Represents shares issued in conjunction with the conversion of the November 2005 convertible senior notes, as discussed in Note 12.

Common Stock and Class B Stock

On the date of demutualization, Prudential Financial completed an initial public offering of its Common Stock at an initial public offering price of $27.50 per share. The shares of Common Stock issued were in addition to shares of Common Stock the Company distributed to policyholders as part of the demutualization. The Common Stock is traded on the New York Stock Exchange under the symbol “PRU.” Also on the date of demutualization, Prudential Financial completed the sale, through a private placement, of 2.0 million shares of Class B Stock at a price of $87.50 per share. The Class B Stock is a separate class of common stock which is not publicly traded. The Common Stock reflects the performance of the Financial Services Businesses and the Class B Stock reflects the performance of the Closed Block Business.

Holders of Common Stock have no interest in a separate legal entity representing the Financial Services Businesses and holders of the Class B Stock have no interest in a separate legal entity representing the Closed Block Business and holders of each class of common stock are subject to all of the risks associated with an investment in the Company.

In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock and holders of Class B Stock would be entitled to receive a proportionate share of the net assets of the Company that remain after paying all liabilities and the liquidation preferences of any preferred stock.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

13.    STOCKHOLDERS’ EQUITY (continued)

Common Stock Held in Treasury

Common Stock held in treasury is accounted for at average cost. Gains resulting from the reissuance of “Common Stock held in treasury” are credited to “Additional paid-in capital.” Losses resulting from the reissuance of “Common Stock held in treasury” are charged first to “Additional paid-in capital” to the extent the Company has previously recorded gains on treasury share transactions, then to “Retained earnings.”

In November 2004, Prudential Financial’s Board of Directors authorized the Company to repurchase up to $1.5 billion of its outstanding Common Stock in calendar year 2005. In June 2005, Prudential Financial’s Board of Directors authorized an increase in the annual rate of share repurchases from $1.5 billion to $2.1 billion for calendar year 2005. During 2005, the Company acquired 32.4 million shares of its outstanding Common Stock at a total cost of $2.1 billion.

In November 2005, Prudential Financial’s Board of Directors authorized the Company to repurchase up to $2.5 billion of its outstanding Common Stock in calendar year 2006. During 2006, the Company acquired 32.4 million shares of its outstanding Common Stock at a total cost of $2.5 billion.

In November 2006, Prudential Financial’s Board of Directors authorized the Company to repurchase up to $3.0 billion of its outstanding Common Stock in calendar year 2007. During 2007, the Company acquired 32.0 million shares of its outstanding Common Stock at a total cost of $3.0 billion.

In November 2007, Prudential Financial’s Board of Directors authorized the Company to repurchase up to $3.5 billion of its outstanding Common Stock in calendar year 2008. The timing and amount of any repurchases under this authorization will be determined by management based upon market conditions and other considerations, and the repurchases may be effected in the open market, through derivative, accelerated repurchase and other negotiated transactions and through prearranged trading plans complying with Rule 10b5-1(c) of the Exchange Act. The 2008 stock repurchase program supersedes all previous repurchase programs.

Stock Conversion Rights of the Class B Stock

Prudential Financial may, at its option, at any time, exchange all outstanding shares of Class B Stock into such number of shares of Common Stock as have an aggregate average market value equal to 120% of the appraised fair market value of the outstanding shares of Class B Stock.

Holders of Class B Stock will be permitted to convert their shares of Class B Stock into such number of shares of Common Stock as have an aggregate average market value equal to 100% of the appraised fair market value of the outstanding shares of Class B Stock (1) in the holder’s sole discretion, in the year 2016 or at any time thereafter, and (2) at any time in the event that (a) the Class B Stock will no longer be treated as equity of Prudential Financial for federal income tax purposes or (b) the New Jersey Department of Banking and Insurance amends, alters, changes or modifies the regulation of the Closed Block, the Closed Block Business, the Class B Stock or the IHC debt in a manner that materially adversely affects the “CB Distributable Cash Flow”; provided, however, that in no event may a holder of Class B Stock convert shares of Class B Stock to the extent such holder immediately upon such conversion, together with its affiliates, would be the beneficial owner (as defined under the Securities Exchange Act of 1934) of in excess of 9.9% of the total outstanding voting power of Prudential Financial’s voting securities. In the event a holder of shares of Class B Stock requests to convert shares pursuant to clause (2)(a) in the preceding sentence, Prudential Financial may elect, instead of effecting such conversion, to increase the Target Dividend Amount to $12.6875 per share per annum retroactively from the time of issuance of the Class B Stock.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

13.    STOCKHOLDERS’ EQUITY (continued)

Dividends

The principal sources of funds available to Prudential Financial, the parent holding company, to meet its obligations, including the payment of shareholder dividends, debt service, operating expenses, capital contributions and obligations to subsidiaries are dividends, returns of capital, interest income from its subsidiaries and cash and short-term investments. The regulated insurance and various other subsidiaries are subject to regulatory limitations on their payment of dividends and other transfers of funds to Prudential Financial. Pursuant to Gibraltar Life’s reorganization, in addition to regulatory restrictions, there are certain restrictions that preclude Gibraltar Life from paying dividends to Prudential Financial in the near term.

New Jersey insurance law provides that dividends or distributions may be declared or paid by Prudential Insurance without prior regulatory approval only from unassigned surplus, as determined pursuant to statutory accounting principles, less unrealized investment gains and losses and revaluation of assets. Unassigned surplus of Prudential Insurance was $5,021 million at December 31, 2007. There were applicable adjustments for unrealized gains of $1,582 million at December 31, 2007. In addition, Prudential Insurance must obtain non-disapproval from the New Jersey insurance regulator before paying a dividend or distribution if the dividend or distribution, together with other dividends or distributions made within the preceding twelve months, would exceed the greater of 10% of Prudential Insurance’s surplus as of the preceding December 31 ($6,981 million as of December 31, 2007) or its statutory net gain from operations for the twelve month period ending on the preceding December 31, excluding realized investment gains and losses ($1,024 million for the year ended December 31, 2007).

The laws regulating dividends of Prudential Financial’s other insurance subsidiaries domiciled in other states are similar, but not identical, to New Jersey’s. The laws of foreign countries may also limit the ability of the Company’s insurance and other subsidiaries organized in those countries to pay dividends to Prudential Financial.

The declaration and payment of dividends on the Common Stock depends primarily upon the financial condition, results of operations, cash requirements, future prospects and other factors relating to the Financial Services Businesses. Furthermore, dividends on the Common Stock are limited to both the amount that is legally available for payment under New Jersey corporate law if the Financial Services Businesses were treated as a separate corporation thereunder and the amount that is legally available for payment under New Jersey corporate law on a consolidated basis after taking into account dividends on the Class B Stock.

The declaration and payment of dividends on the Class B Stock depends upon the financial performance of the Closed Block Business and, as the Closed Block matures, the holders of the Class B Stock will receive the surplus of the Closed Block Business no longer required to support the Closed Block for regulatory purposes. Dividends on the Class B Stock are payable in an aggregate amount per year at least equal to the lesser of (1) a Target Dividend Amount of $19.25 million or (2) the CB Distributable Cash Flow for such year, which is a measure of the net cash flows of the Closed Block Business. Notwithstanding this formula, as with any common stock, Prudential Financial retains the flexibility to suspend dividends on the Class B Stock; however, if CB Distributable Cash Flow exists and Prudential Financial chooses not to pay dividends on the Class B Stock in an aggregate amount at least equal to the lesser of the CB Distributable Cash Flow or the Target Dividend Amount for any period, then cash dividends cannot be paid on the Common Stock with respect to such period.

Preferred Stock

Prudential Financial adopted a shareholder rights plan (the “rights plan”) under which each outstanding share of Common Stock is coupled with a shareholder right. The rights plan is not applicable to any Class B Stock. Each right initially entitles the holder to purchase one one-thousandth of a share of a series of Prudential

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

13.    STOCKHOLDERS’ EQUITY (continued)

Financial preferred stock upon payment of the exercise price. At the time of the demutualization, the Board of Directors of Prudential Financial determined that the initial exercise price per right is $110, subject to adjustment from time to time as provided in the rights plan. There was no preferred stock outstanding at December 31, 2007 and 2006.

Comprehensive Income

The components of comprehensive income for the years ended December 31, are as follows:

	2007	2006	2005
	(in millions)
Net income	$3,704	$3,428	$3,540
Other comprehensive income (loss), net of tax:
Change in foreign currency translation adjustments	190	197	(401)
Change in net unrealized investments gains (losses)(1)	(771)	(405)	(445)
Additional minimum pension liability adjustment	—	49	(111)
Change in pension and postretirement unrecognized net periodic benefit (cost)	509	—	—

Other comprehensive loss, net of tax expense (benefit) of $11, ($264), ($371)	(72)	(159)	(957)

Comprehensive income	$3,632	$3,269	$2,583

(1)	Includes cash flow hedges. See Note 19 for information on cash flow hedges.

The balance of and changes in each component of “Accumulated other comprehensive income (loss)” for the years ended December 31, are as follows (net of taxes):

	Accumulated Other Comprehensive Income (Loss)
	Foreign Currency Translation Adjustments	Net Unrealized Investment Gains (Losses)(1)	Additional Minimum Pension Liability Adjustment	Pension and Postretirement Unrecognized Net Periodic Benefit (Cost)	Total Accumulated Other Comprehensive Income (Loss)
	(in millions)
Balance, December 31, 2004	$326	$2,021	$(156)	$—	$2,191
Change in component during year	(401)	(445)	(111)	—	(957)

Balance, December 31, 2005	(75)	1,576	(267)	—	1,234
Change in component during year	197	(405)	49	—	(159)
Impact of adoption of SFAS No. 158(2)	—	—	218	(774)	(556)

Balance, December 31, 2006	122	1,171	—	(774)	519
Change in component during year	190	(771)	—	509	(72)

Balance, December 31, 2007	$312	$400	$—	$(265)	$447

(1)	Includes cash flow hedges. See Note 19 for information on cash flow hedges.
(2)	See Note 16 for additional information on the adoption of SFAS No. 158.

Statutory Net Income and Surplus

Prudential Financial’s U.S. insurance subsidiaries are required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the insurance department of the state

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

13.    STOCKHOLDERS’ EQUITY (continued)

of domicile. Statutory accounting practices primarily differ from U.S. GAAP by charging policy acquisition costs to expense as incurred, establishing future policy benefit liabilities using different actuarial assumptions as well as valuing investments and certain assets and accounting for deferred taxes on a different basis. Statutory net income of Prudential Insurance amounted to $1,274 million, $444 million and $2,170 million for the years ended December 31, 2007, 2006 and 2005, respectively. Statutory capital and surplus of Prudential Insurance amounted to $6,981 million and $5,973 million at December 31, 2007 and 2006, respectively.

14.    EARNINGS PER SHARE

The Company has outstanding two separate classes of common stock. The Common Stock reflects the performance of the Financial Services Businesses and the Class B Stock reflects the performance of the Closed Block Business. Accordingly, earnings per share is calculated separately for each of these two classes of common stock.

Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with U.S. GAAP and includes general and administrative expenses charged to each of the respective businesses based on the Company’s methodology for the allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after tax basis, as direct equity adjustments to the equity balances of the businesses.

The direct equity adjustments modify the earnings available to each of the classes of common stock for earnings per share purposes.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

14.    EARNINGS PER SHARE (continued)

Common Stock

A reconciliation of the numerators and denominators of the basic and diluted per share computations is as follows:

	2007			2006			2005
	(in millions, except per share amounts)
	Income	Weighted Average Shares	Per Share Amount	Income	Weighted Average Shares	Per Share Amount	Income	Weighted Average Shares	Per Share Amount
Basic earnings per share
Income from continuing operations attributable to the Financial Services Businesses	$3,497			$3,073			$3,292
Direct equity adjustment	53			68			82

Income from continuing operations attributable to the Financial Services Businesses available to holders of Common Stock after direct equity adjustment	$3,550	459.8	$7.72	$3,141	484.2	$6.49	$3,374	511.8	$6.59

Effect of dilutive securities and compensation programs
Stock options		5.4			6.6			5.9
Deferred and long-term compensation programs		2.9			3.2			3.2
Convertible senior notes		0.2			—			—

Diluted earnings per share
Income from continuing operations attributable to the Financial Services Businesses available to holders of Common Stock after direct equity adjustment	$3,550	468.3	$7.58	$3,141	494.0	$6.36	$3,374	520.9	$6.48

For the years ended December 31, 2007, 2006 and 2005, 1.6 million, 2.1 million and 1.8 million options, respectively, weighted for the portion of the period they were outstanding, with a weighted average exercise price of $91.60, $76.11 and $56.02 per share, respectively, were excluded from the computation of diluted earnings per share because the options, based on application of the treasury stock method, were antidilutive.

The Company’s convertible senior notes provide for the Company to issue shares of its Common Stock as a component of the conversion of the notes. The $2.0 billion November 2005 issuance was called for redemption in May 2007, and prior to redemption by the Company substantially all holders elected to convert their senior notes as provided for under their terms, which resulted in the issuance of 2,367,887 shares of Common Stock from treasury. Those notes were dilutive to earnings per share in 2007 by 0.2 million shares, weighted for the period prior to the conversion date, as the average market price of the Common Stock was above $90.00, the initial conversion price. The $2.0 billion December 2006 issuance will be dilutive to earnings per share if the average market price of the Common Stock for a particular period is above the initial conversion price of $104.21. The $3.0 billion December 2007 issuance will be dilutive to earnings per share if the average market price of the Common Stock for a particular period is above the initial conversion price of $132.39. See Note 12 for additional information regarding the convertible senior notes.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

14.    EARNINGS PER SHARE (continued)

Class B Stock

Income from continuing operations per share of Class B Stock was $68.50, $108.00 and $119.50 for the years ended December 31, 2007, 2006 and 2005, respectively.

The income from continuing operations attributable to the Closed Block Business available to holders of Class B Stock after direct equity adjustment for the years ended December 31, 2007, 2006 and 2005 amounted to $137 million, $216 million and $239 million, respectively. The direct equity adjustment resulted in a decrease in the income from continuing operations attributable to the Closed Block Business applicable to holders of Class B Stock for earnings per share purposes of $53 million, $68 million and $82 million for the years ended December 31, 2007, 2006 and 2005, respectively. For the years ended December 31, 2007, 2006 and 2005, the weighted average number of shares of Class B Stock used in the calculation of basic earnings per share amounted to 2.0 million. There are no potentially dilutive shares associated with the Class B Stock.

15.    SHARE-BASED PAYMENTS

Omnibus Incentive Plan

In March 2003, the Company’s Board of Directors adopted the Prudential Financial, Inc. Omnibus Incentive Plan (as subsequently amended and restated, the “Omnibus Plan”). Upon adoption of the Omnibus Plan, the Prudential Financial, Inc. Stock Option Plan previously adopted by the Company on January 9, 2001 (the “Option Plan”) was merged into the Omnibus Plan. The nature of stock based awards provided under the Omnibus Plan are stock options, stock appreciation rights, restricted stock shares, restricted stock units, and equity-based performance awards (“performance shares”). Dividend equivalents are provided on restricted stock shares, restricted stock units and performance shares. Generally, the requisite service period is the vesting period.

As of December 31, 2007, 44,081,293 authorized shares remain available for grant under the Omnibus Plan including previously authorized but unissued shares under the Option Plan.

Compensation Costs

Compensation cost for employee stock options is based on the fair values estimated on the grant date, while compensation cost for non-employee stock options is re-estimated at each period-end through the vesting date, using the approach and assumptions described below. Compensation cost for restricted stock shares, restricted stock units and performance shares granted to employees is measured by the share price of the underlying Common Stock at the date of grant. Compensation cost for restricted stock shares and restricted stock units granted to non-employees is measured by the share price as of the balance sheet date for unvested shares and the share price at the vesting date for vested shares.

The fair value of each stock option award is estimated on the date of grant for stock options issued to employees and the balance sheet date or vesting date for stock options issued to non-employees. The weighted average assumptions used in a binomial option valuation model are as follows:

	2007	2006	2005
Expected volatility	18.21%	20.65%	23.77%
Expected dividend yield	1.10%	1.20%	1.20%
Expected term	4.87 years	5.14 years	5.19 years
Risk-free interest rate	4.74%	4.58%	3.74%

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

15.    SHARE-BASED PAYMENTS (continued)

Expected volatilities are based on implied volatilities from traded options on the Company’s Common Stock, historical volatility of the Company’s Common Stock and other factors. The Company uses historical data to estimate option exercises and employee terminations within the valuation model. The expected term of options granted is derived from the output of the valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

The following chart summarizes the compensation cost recognized and the related income tax benefit for stock options, restricted stock shares, restricted stock units, and performance share awards for the years ended December 31, 2007, 2006 and 2005:

	2007		2006		2005
	Total Compensation Cost Recognized	Income Tax Benefit	Total Compensation Cost Recognized	Income Tax Benefit	Total Compensation Cost Recognized	Income Tax Benefit
	(in millions)
Employee stock options	$53	$19	$60	$22	$46	$16
Non-employee stock options	4	1	3	1	4	1
Employee restricted stock shares, restricted stock units, and performance shares	107	39	117	42	78	29
Non-employee restricted stock shares and restricted stock units	4	1	3	1	1	—

Total	$168	$60	$183	$66	$129	$46

Compensation costs for all stock based compensation plans capitalized in deferred acquisition costs for the years ended December 31, 2007 and 2006 amounted to $2 million and $3 million, respectively. Total compensation costs capitalized in deferred acquisition costs for the year ended December 31, 2005 was de minimis.

Stock Options

Each stock option granted has an exercise price no less than the fair market value of the Company’s Common Stock on the date of grant and has a maximum term of 10 years. Generally, one third of the option grant vests in each of the first three years. Participants are employees and non-employees (i.e., statutory agents who perform services for the Company and participating subsidiaries).

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

15.    SHARE-BASED PAYMENTS (continued)

A summary of the status of the Company’s employee and non-employee stock option grants is as follows:

	Employee Stock Options		Non-employee Stock Options
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2004	21,447,095	$34.17	759,200	$30.68
Granted	4,015,482	56.00	98,901	57.03
Exercised	(4,933,974)	32.40	(242,158)	29.49
Forfeited	(711,568)	39.83	(24,654)	37.20
Expired	—	—	—	—
Transferred	(10,581)	55.33	10,581	55.33

Outstanding at December 31, 2005	19,806,454	38.82	601,870	35.66
Granted	2,911,866	76.17	60,559	76.29
Exercised	(4,689,451)	34.60	(125,834)	31.57
Forfeited	(411,602)	60.27	(33,403)	37.25
Expired	(57,681)	29.84	(7,088)	28.65
Transferred	—	—	—	—

Outstanding at December 31, 2006	17,559,586	45.67	496,104	41.65
Granted	2,303,207	91.72	62,261	89.97
Exercised	(4,188,807)	40.58	(104,822)	38.58
Forfeited	(423,271)	73.38	(4,356)	75.87
Expired	(222,227)	28.38	(12,479)	29.11
Transferred	—	—	—	—

Outstanding at December 31, 2007	15,028,488	$53.62	436,708	$49.12

Vested and expected to vest at December 31, 2007	13,744,054	$51.73	374,461	$45.41

Exercisable at December 31, 2007	10,083,021	$41.35	263,132	$32.92

The weighted average grant date fair value of employee stock options granted during the years ended December 31, 2007, 2006 and 2005 was $20.55, $17.85, and $12.94, respectively.

The total intrinsic value (i.e., market price of the stock less the option exercise price) of employee stock options exercised during the years ended December 31, 2007, 2006 and 2005 was $224 million, $201 million and $156 million, respectively.

The weighted average fair value of non-employee options not vested at the balance sheet date, and non-employee options vesting during the years ended December 31, 2007, 2006 and 2005 was $31.54, $34.85 and $28.99 respectively.

The total intrinsic value of non-employee options exercised during the years ended December 31, 2007, 2006 and 2005 was $6 million, $6 million and $8 million, respectively.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

15.    SHARE-BASED PAYMENTS (continued)

The weighted average remaining contractual term and the aggregate intrinsic value of stock options outstanding and exercisable as of December 31, 2007 is as follows:

	December 31, 2007
	Employee Stock Options		Non-employee Stock Options
	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in years)	(in millions)	(in years)	(in millions)
Outstanding	6.10	$593	5.88	$19

Vested and expected to vest	5.93	$568	5.56	$18

Exercisable	5.17	$521	4.52	$16

Restricted Stock Shares, Restricted Stock Units, and Performance Share Awards

A restricted stock share represents a grant of Common Stock to employee and non-employee participants that is subject to certain transfer restrictions and forfeiture provisions for a specified period of time. A restricted stock unit is an unfunded, unsecured right to receive a share of Common Stock at the end of a specified period of time, which is also subject to forfeiture and transfer restrictions. Generally, the restrictions on restricted stock shares and restricted stock units will lapse on the third anniversary of the date of grant. Restricted stock shares subject to the transfer restrictions and forfeiture provisions are considered nonvested shares and are not reflected as outstanding shares until the restrictions expire. Performance share awards are awards of units denominated in Common Stock. The number of units is determined over the performance period, and may be adjusted based on the satisfaction of certain performance goals. Performance share awards are payable in Common Stock.

A summary of the Company’s employee restricted stock shares, restricted stock units and performance shares is as follows:

	Restricted Stock Shares	Weighted Average Grant Date Fair Value	Restricted Stock Units	Weighted Average Grant Date Fair Value	Performance Shares(1)	Weighted Average Grant Date Fair Value
Restricted at December 31, 2004	2,689,264	$—	221,951	$—	726,377	$—
Granted	—	—	1,059,183	56.81	426,958	55.77
Forfeited	(113,659)	—	(58,006)	—	(12,183)	—
Performance adjustment(2)	—	—	—	—	—	—
Released	(183,848)	—	(9,484)	—	(1,456)	—

Restricted at December 31, 2005	2,391,757	39.03	1,213,644	53.67	1,139,696	46.63
Granted	—	—	1,611,245	76.33	322,764	76.15
Forfeited	(66,292)	44.90	(211,138)	69.89	(17,178)	52.59
Performance adjustment(2)	—	—	—	—	118,467	33.61
Released	(1,393,720)	34.89	(138,751)	37.11	(355,400)	33.61

Restricted at December 31, 2006	931,745	44.95	2,475,000	67.96	1,208,349	56.99
Granted	—	—	832,530	91.90	307,604	91.75
Forfeited	(6,370)	44.56	(315,213)	79.19	(73,621)	78.62
Performance adjustment(2)	—	—	—	—	235,040	45.04
Released	(908,217)	44.96	(198,956)	58.84	(705,417)	45.04

Restricted at December 31, 2007	17,158	$44.37	2,793,361	$74.47	971,955	$72.13

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

15.    SHARE-BASED PAYMENTS (continued)

(1)	Performance shares reflect the target awarded, reduced for cancellations and vesting to date. The actual number of shares to be awarded at the end of each performance period will range between 50% and 150% of the target for awards granted in 2005 and 2006, and between 0% and 150% of the target for awards granted in 2007, based upon a measure of the reported performance for the Company’s Financial Services Businesses relative to stated goals.
(2)	Represents additional shares issued based upon the attainment of performance goals for the Company’s Financial Services Businesses.

The fair value of employee share awards released for the years ended December 31, 2007, 2006 and 2005 was $167 million, $143 million and $12 million, respectively.

A summary of the Company’s non-employee restricted stock shares and restricted stock units is as follows:

	Restricted Stock Shares	Weighted Average Balance Sheet Date Fair Value	Restricted Stock Units	Weighted Average Balance Sheet Date Fair Value
Restricted at December 31, 2004	22,867	$54.96	844	$54.96
Granted	—	—	12,466	—
Forfeited	(1,848)	—	(806)	—
Released	—	—	—	—

Restricted at December 31, 2005	21,019	73.19	12,504	73.19
Granted	—	—	128,208	—
Forfeited	(654)	—	(20,318)	—
Released	(11,668)	—	(1,792)	—

Restricted at December 31, 2006	8,697	85.86	118,602	85.86
Granted	—	—	8,808	—
Forfeited	—	—	(14,171)	—
Released	(8,697)	—	(2,646)	—

Restricted at December 31, 2007	—	$—	110,593	$93.04

The fair value of non-employee share awards released for the years ended December 31, 2007 and 2006 was $1 million and $1 million, respectively. There were no non-employee awards released during the year ended December 31, 2005.

Unrecognized Compensation Cost

Unrecognized compensation cost for employee stock options as of December 31, 2007 was $28 million with a weighted average recognition period of 1.63 years. Unrecognized compensation cost for employee restricted stock awards, restricted stock units, and performance share awards as of December 31, 2007 was $73 million with a weighted average recognition period of 1.62 years.

Unrecognized compensation cost for non-employee stock options as of December 31, 2007 was $1 million with a weighted average recognition period of 1.50 years. Unrecognized compensation cost for non-employee restricted stock awards and restricted stock units as of December 31, 2007 was $3 million with a weighted average recognition period of 1.34 years.

Tax Benefits Realized

The tax benefit realized for exercises of employee and non-employee stock options during the years ended December 31, 2007, 2006 and 2005 was $86 million, $69 million and $58 million, respectively.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

15.    SHARE-BASED PAYMENTS (continued)

The tax benefit realized upon vesting of restricted stock shares, restricted stock units, and performance shares for the years ended December 31, 2007, 2006 and 2005 was $61 million, $52 million and $4 million, respectively.

Stock Purchase Plan

At the Annual Meeting of the Shareholders of the Company held on June 7, 2005, the shareholders approved the Prudential Financial, Inc. Employee Stock Purchase Plan. The plan is a qualified Employee Stock Purchase Plan under Section 423 of the Code. Under the plan, eligible participants may purchase shares based upon quarterly offering periods at an amount equal to the lesser of (1) 85% of the closing market price of the Common Stock on the first day of the quarterly offering period, or (2) 85% of the closing market price of the Common Stock on the last day of the quarterly offering period. Participant contributions will be limited to the lower of 10% of eligible earnings or $25,000. Share purchases under the plan began in 2007, and therefore, no shares of common stock were issued under the plan and no compensation cost was recorded in 2006 or 2005. Participants are employees and non-employees (i.e., statutory agents who perform services for the Company and participating subsidiaries).

Compensation cost for employees is recognized for each three-month period and is based on the grant date fair value of the discount received under the Employee Stock Purchase Plan. This fair value is estimated using the 15% discount off of the grant date share price, plus the value of three month call and put options on shares at the grant date share price, less the value of forgone interest. Compensation costs recognized for employees under the Company’s Employee Stock Purchase Plan for the year ended December 31, 2007 was $9 million. The weighted average grant date fair value for employee shares recognized in compensation cost for the year ended December 31, 2007 was $17.67.

Compensation cost for non-employees is recognized for each three-month period and is based on the fair value of shares at the purchase date less the price the participant pays for the shares. Compensation costs recognized for non-employees under the Company’s Employee Stock Purchase Plan for the year ended December 31, 2007 was $2 million. The weighted average fair value for non-employee shares recognized in compensation cost for the year ended December 31, 2007 was $16.74.

Tax benefits are only recorded in the event of a disqualifying disposition under SFAS No. 123R. For the year ended December 31, 2007, tax benefits realized upon disqualifying dispositions for both employees and non-employees were de minimis.

During the year ended December 31, 2007, 477,400 shares were purchased under the plan related to the first three quarterly offering periods. Shares related to the October 1 to December 31, 2007 offering period will be purchased in January 2008. As of December 31, 2007, 25,889,835 authorized shares remain available for future issuance under the plan.

Settlement of Awards

The Company’s policy is to issue shares from Common Stock held in treasury upon exercise of employee and non-employee stock options, the release of restricted stock shares, restricted stock units, and performance shares, as well as for purchases under the stock purchase plan.

As of December 31, 2007, the Company has not settled any equity instruments granted under share-based payment arrangements in cash.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

15.    SHARE-BASED PAYMENTS (continued)

Deferred Compensation Program

Prior to the contribution of the Company’s retail securities brokerage and clearing operations into the joint venture with Wachovia on July 1, 2003, the Company maintained a deferred compensation program for Financial Advisors and certain other employees (the “participants”) of the contributed operations, under which participants elected to defer a portion of their compensation. In 2002, participants were permitted to elect to redeem all or a portion of their existing nonvested account balances and invest the proceeds in Prudential Financial Common Stock. As of July 1, 2003, deferred compensation expense of $14 million, which is being amortized over the vesting period of three to eight years, was included in the net assets of the Company’s retail securities brokerage and clearing operations contributed to the joint venture with that of Wachovia. The results of operations of the joint venture, of which the Company owned a 38% interest as of December 31, 2007, include the amortization of the deferred compensation expense. As of December 31, 2007, there were 57,767 nonvested shares in participants’ accounts. Nonvested balances are forfeited if the participant is terminated for cause or voluntarily terminates prior to the vesting date. The Company continues to repurchase forfeited shares from the joint venture, which are reflected as Common Stock held in treasury as of the date of forfeiture.

16.    EMPLOYEE BENEFIT PLANS

Pension and Other Postretirement Plans

The Company has funded and non-funded contributory and non-contributory defined benefit pension plans, which cover substantially all of its employees. For some employees, benefits are based on final average earnings and length of service, while benefits for other employees are based on an account balance that takes into consideration age, service and earnings during their career.

The Company provides certain health care and life insurance benefits for its retired employees, their beneficiaries and covered dependents (“other postretirement benefits”). The health care plan is contributory; the life insurance plan is non-contributory. Substantially all of the Company’s U.S. employees may become eligible to receive other postretirement benefits if they retire after age 55 with at least 10 years of service or under certain circumstances after age 50 with at least 20 years of continuous service. The Company has elected to amortize its transition obligation for other postretirement benefits over 20 years.

As discussed in Note 2, in September 2006 the FASB issued SFAS No. 158. This statement requires an employer on a prospective basis to recognize the overfunded or underfunded status of its defined benefit pension and postretirement plans as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. The Company adopted this requirement, along with the required disclosures, on December 31, 2006. See below for the effects of the adoption as well as the related disclosure requirements.

On April 30, 2007, the Company transferred $1 billion of assets within the qualified pension plan under Section 420 of the Internal Revenue Code from assets supporting pension benefits to assets supporting retiree medical benefits. The transfer resulted in a reduction to the prepaid benefit cost for the qualified pension plan and an offsetting decrease in the accrued benefit liability for the postretirement plan with no net effect on stockholders’ equity on the Company’s consolidated financial position. The transfer had no impact on the Company’s consolidated results of operations, but will reduce the future cash contributions required to be made to the postretirement plan.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

16.    EMPLOYEE BENEFIT PLANS (continued)

Prepaid benefits costs and accrued benefit liabilities are included in “Other assets” and “Other liabilities,” respectively, in the Company’s Consolidated Statements of Financial Position. The status of these plans as of September 30, adjusted for fourth-quarter activity, is summarized below:

	Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006
	(in millions)
Change in benefit obligation
Benefit obligation at the beginning of period	$(7,989)	$(8,091)	$(2,465)	$(2,425)
Service cost	(168)	(160)	(12)	(10)
Interest cost	(432)	(418)	(136)	(128)
Plan participants’ contributions	—	—	(18)	(17)
Medicare Part D subsidy receipts	—	—	(10)	(11)
Amendments	(4)	(83)	69	(61)
Annuity purchase	2	4	—	—
Actuarial gains/(losses), net	178	285	135	(48)
Settlements	3	2	—	—
Curtailments	—	—	—	—
Contractual termination benefits	—	—	—	—
Special termination benefits	(4)	(4)	—	—
Benefits paid	532	511	272	235
Foreign currency changes	(33)	(35)	(5)	—

Benefit obligation at end of period	$(7,915)	$(7,989)	$(2,170)	$(2,465)

Change in plan assets
Fair value of plan assets at beginning of period	$10,416	$9,945	$1,030	$996
Actual return on plan assets	1,034	843	192	117
Annuity purchase	(2)	(4)	—	—
Employer contributions	94	122	136	135
Plan participants’ contributions	—	—	18	17
Contributions for settlements	—	2	—	—
Disbursement for settlements	(4)	(2)	—	—
Benefits paid	(532)	(511)	(272)	(235)
Foreign currency changes	4	21	—	—
Effect of Section 420 transfer	(1,000)	—	1,000	—

Fair value of plan assets at end of period	$10,010	$10,416	$2,104	$1,030

Funded status
Funded status at end of period	$2,095	$2,427	$(66)	$(1,435)
Effects of fourth quarter activity	13	13	2	31

Net amount recognized	$2,108	$2,440	$(64)	$(1,404)

Amounts recognized in the Statements of Financial Position
Prepaid benefit cost	$3,503	$3,785	$—	$—
Accrued benefit liability	(1,395)	(1,345)	(64)	(1,404)

Net amount recognized	$2,108	$2,440	$(64)	$(1,404)

Items recorded in “Accumulated other comprehensive income” not yet recognized as a component of net periodic (benefit) cost:
Transition obligation	$—	$—	$2	$3
Prior service cost	168	194	(88)	(25)
Net actuarial loss	240	705	174	423

Net amount not recognized	$408	$899	$88	$401

Accumulated benefit obligation	$(7,582)	$(7,680)	$(2,170)	$(2,465)

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

16.    EMPLOYEE BENEFIT PLANS (continued)

In addition to the plan assets above, the Company in 2007 established an irrevocable trust, commonly referred to as a “rabbi trust,” for the purpose of holding assets of the Company to be used to satisfy its obligations with respect to certain non-qualified retirement plans ($686 million benefit obligation at December 31, 2007). Assets held in the rabbi trust are available to the general creditors of the Company in the event of insolvency or bankruptcy. The Company may from time to time in its discretion make contributions to the trust to fund accrued benefits payable to participants in one or more of the plans, and, in the case of a change in control of the Company, as defined in the trust agreement, the Company will be required to make contributions to the plans to fund the accrued benefits, vested and unvested, payable on a pretax basis to participants in the plans. The Company made a discretionary payment of $95 million to the trust during 2007. As of December 31, 2007, the assets in these trusts had a carrying value of $90 million and are included in “Equity securities.”

The Company also maintains a separate rabbi trust established at the time of the combination of its retail securities brokerage and clearing operations with those of Wachovia for the purpose of holding assets of the Company to be used to satisfy its obligations with respect to certain non-qualified retirement plans ($77 million and $87 million benefit obligation at December 31, 2007 and 2006, respectively), as well as certain cash-based deferred compensation arrangements. As of December 31, 2007 and 2006, the assets in the trust had a carrying value of $139 million and $151 million, respectively, and are included in “Other long-term investments.”

Pension benefits for foreign plans comprised 11% and 10% of the ending benefit obligation for 2007 and 2006, respectively. Foreign pension plans comprised 2% and 2% of the ending fair value of plan assets for 2007 and 2006, respectively. There are no material foreign postretirement plans.

The projected benefit obligations and fair value of plan assets for the pension plans with projected benefit obligations in excess of plan assets were $1,627 million and $220 million, respectively, at September 30, 2007 and $1,563 and $205 million, respectively, at September 30, 2006.

The accumulated benefit obligations and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $1,311 million and $17 million, respectively, at September 30, 2007 and $1,249 million and $7 million, respectively, at September 30, 2006.

In 2007 and 2006, the pension plan purchased annuity contracts from Prudential Insurance for $2 million and $4 million, respectively. The approximate future annual benefit payment payable by Prudential Insurance for all annuity contracts was $26 million and $24 million as of December 31, 2007 and 2006, respectively.

The benefit obligation for pension benefits increased by $4 million in 2007 related to plan amendments, as a result of the immediate vesting of plan participants due to the Section 420 transfer discussed above and benefits for prior service associated with foreign plans. The benefit obligation for pension benefits increased by $83 million in 2006 related to plan amendments, due primarily to a cost of living adjustment for retirees as well as the impact of changes as a result of the Pension Protection Act of 2006. The benefit obligation for other postretirement benefits decreased by $69 million in 2007 related to plan amendments, due primarily to changes in the prescription drug plan design. The benefit obligation for other postretirement benefits increased by $61 million in 2006 related to plan amendments, primarily a result of the impact of implementing a Retiree Medical Savings Account, which provides an account at retirement that may be used toward the cost of coverage for medical and dental benefits.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

16.    EMPLOYEE BENEFIT PLANS (continued)

The incremental effects of applying SFAS No. 158 on individual line items in the Consolidated Statement of Financial Position at December 31, 2006 was as follows:

	Pre-SFAS No. 158	Incremental effect of adopting SFAS No. 158	Post-SFAS No. 158
	(in millions)
Other assets	$18,321	$(487)	$17,834
Total assets	454,753	(487)	454,266

Income taxes	$3,518	$(410)	$3,108
Other liabilities	14,476	479	14,955
Total liabilities	431,305	69	431,374

Accumulated other comprehensive income (loss)	$1,075	$(556)	$519
Total stockholders’ equity	23,448	(556)	22,892

Net periodic (benefit) cost included in “General and administrative expenses” in the Company’s Consolidated Statements of Operations for the years ended December 31, includes the following components:

	Pension Benefits			Other Postretirement Benefits
	2007	2006	2005	2007	2006	2005
	(in millions)
Components of net periodic (benefit) cost
Service cost	$168	$160	$164	$12	$10	$11
Interest cost	432	418	415	136	128	143
Expected return on plan assets	(769)	(741)	(796)	(92)	(89)	(80)
Amortization of transition obligation	—	—	—	1	1	1
Amortization of prior service cost	30	22	25	(6)	(9)	(5)
Amortization of actuarial (gain) loss, net	30	48	23	15	18	36
Settlements	—	—	3	—	—	2
Curtailments	—	—	—	—	—	—
Contractual termination benefits	—	—	—	—	—	—
Special termination benefits	4	4	10	—	—	—

Net periodic (benefit) cost	$(105)	$(89)	$(156)	$66	$59	$108

Certain employees were provided special termination benefits under non-qualified plans in the form of unreduced early retirement benefits as a result of their involuntary termination.

The amounts recorded in “Accumulated other comprehensive income” as of the end of the period, which have not yet been recognized as a component of net periodic (benefit) cost, and the related changes in these items during the period that are recognized in “Other Comprehensive Income” are as follows:

	Pension Benefits			Other Postretirement Benefits
	Transition Obligation	Prior Service Cost	Net Actuarial (Gain) Loss	Transition Obligation	Prior Service Cost	Net Actuarial (Gain) Loss
	(in millions)
Balance, December 31, 2006	$—	$194	$705	$3	$(25)	$423
Amortization of transition obligation	—	—	—	(1)	—	—
Amortization of prior service cost	—	(30)	—	—	6	—
Amortization of actuarial (gain) loss, net	—	—	(30)	—	—	(15)
Deferrals for the period	—	4	(443)	—	(69)	(235)
Impact of foreign currency changes	—	—	8	—	—	1

Balance, December 31, 2007	$—	$168	$240	$2	$(88)	$174

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

16.    EMPLOYEE BENEFIT PLANS (continued)

The amounts included in “Accumulated other comprehensive income” expected to be recognized as components of net periodic (benefit) cost in 2008 are as follows:

	Pension Benefits	Other Postretirement Benefits
	(in millions)
Amortization of transition obligation	$—	$—
Amortization of prior service cost	29	(11)
Amortization of actuarial (gain) loss, net	28	1

Total	$57	$(10)

The assumptions as of September 30, used by the Company to calculate the domestic benefit obligations as of that date and to determine the benefit cost in the year are as follows:

	Pension Benefits			Other Postretirement Benefits
	2007	2006	2005	2007	2006	2005
Weighted-average assumptions
Discount rate (beginning of period)	5.75%	5.50%	5.75%	5.75%	5.50%	5.50%
Discount rate (end of period)	6.25%	5.75%	5.50%	6.00%	5.75%	5.50%
Rate of increase in compensation levels (beginning of period)	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%
Rate of increase in compensation levels (end of period)	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%
Expected return on plan assets (beginning of period)	8.00%	8.00%	8.50%	9.25%	9.25%	8.25%
Health care cost trend rates (beginning of period)	—	—	—	5.00–8.75%	5.09–9.06%	5.44–10.00%
Health care cost trend rates (end of period)	—	—	—	5.00–8.75%	5.00–8.75%	5.09–9.06%
For 2007, 2006 and 2005, the ultimate health care cost trend rate after gradual decrease until: 2009, 2009, 2009 (beginning of period)	—	—	—	5.00%	5.00%	5.00%
For 2007, 2006 and 2005, the ultimate health care cost trend rate after gradual decrease until: 2012, 2009, 2009 (end of period)	—	—	—	5.00%	5.00%	5.00%

The domestic discount rate used to value the pension and postretirement benefit obligations is based upon rates commensurate with current yields on high quality corporate bonds. The first step in determining the discount rate is the compilation of approximately 550 to 600 Aa-rated bonds across the full range of maturities. Since yields can vary widely at each maturity point, the Company generally avoids using the highest and lowest yielding bonds at the maturity points, so as to avoid relying on bonds that might be mispriced or misrated. This refinement process generally results in having a distribution from the 10th to 90th percentile. A spot yield curve is developed from this data that is then used to determine the present value of the expected disbursements associated with the pension and postretirement obligations, respectively. This results in the present value for each respective benefit obligation. A single discount rate is calculated that results in the same present value. The rate is then rounded to the nearest 25 basis points.

The pension and postretirement expected long-term rates of return on plan assets for 2007 were determined based upon an approach that considered an expectation of the allocation of plan assets during the measurement period of 2007. Expected returns are estimated by asset class as noted in the discussion of investment policies and strategies below. The expected returns by asset class contemplate the risk free interest rate environment as of the measurement date and then add a risk premium. The risk premium is a range of percentages and is based upon historical information and other factors such as expected reinvestment returns and asset manager performance.

The Company applied the same approach to the determination of the expected long-term rate of return on plan assets in 2008. The expected long-term rate of return for 2008 is 7.75% and 8.00%, respectively, for the pension and postretirement plans.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

16.    EMPLOYEE BENEFIT PLANS (continued)

The Company, with respect to pension benefits, uses market related value to determine the components of net periodic benefit cost. Market related value is a measure of asset value that reflects the difference between actual and expected return on assets over a five-year period.

The assumptions for foreign pension plans are based on local markets. There are no material foreign postretirement plans.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage point increase and decrease in assumed health care cost trend rates would have the following effects:

Other Postretirement Benefits
2007
(in millions)
One percentage point increase
Increase in total service and interest costs	$10
Increase in postretirement benefit obligation	140
One percentage point decrease
Decrease in total service and interest costs	$9
Decrease in postretirement benefit obligation	117

Pension and postretirement plan asset allocation as of September 30, 2007 and September 30, 2006, are as follows:

	Pension Percentage of Plan Assets as of September 30		Postretirement Percentage of Plan Assets as of September 30
	2007	2006	2007	2006
Asset category
U.S. Stocks	13%	27%	42%	77%
International Stocks	1%	7%	6%	10%
Bonds	71%	51%	51%	9%
Short-term Investments	1%	0%	1%	2%
Real Estate	5%	6%	0%	2%
Other	9%	9%	0%	0%

Total	100%	100%	100%	100%

The Company, for its domestic pension and postretirement plans, has developed guidelines for asset allocations. As of the September 30, 2007 measurement date the range of target percentages are as follows:

	Pension Investment Policy Guidelines as of September 30, 2007		Postretirement Investment Policy Guidelines as of September 30, 2007
	Minimum	Maximum	Minimum	Maximum
Asset category
U.S. Stocks	7%	22%	28%	53%
International Stocks	1%	6%	2%	9%
Bonds	65%	74%	0%	58%
Short-term Investments	0%	7%	0%	57%
Real Estate	1%	7%	0%	0%
Other	0%	9%	0%	0%

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

16.    EMPLOYEE BENEFIT PLANS (continued)

Management reviews its investment strategy on an annual basis.

The investment goal of the domestic pension plan assets is to generate an above benchmark return on a diversified portfolio of stocks, bonds and other investments, while meeting the cash requirements for a pension obligation that includes a traditional formula principally representing payments to annuitants and a cash balance formula that allows lump sum payments and annuity payments. The pension plan risk management practices include guidelines for asset concentration, credit rating and liquidity. The pension plan does not invest in leveraged derivatives. Derivatives such as futures contracts are used to reduce transaction costs and change asset concentration.

The investment goal of the domestic postretirement plan assets is to generate an above benchmark return on a diversified portfolio of stocks, bonds, and other investments, while meeting the cash requirements for the postretirement obligations that includes a medical benefit including prescription drugs, a dental benefit and a life benefit. Stocks are used to provide expected growth in assets. Bonds provide liquidity and income. Short-term investments provide liquidity and allow for defensive asset mixes. The postretirement plans risk management practices include guidelines for asset concentration, credit rating, liquidity, and tax efficiency. The postretirement plan does not invest in leveraged derivatives. Derivatives such as futures contracts are used to reduce transaction costs and change asset concentration.

There were no investments in Prudential Financial Common Stock as of September 30, 2007 or 2006 for either the pension or postretirement plans. Pension plan assets of $7,185 million and $8,162 million are included in the Company’s separate account assets and liabilities as of September 30, 2007 and 2006, respectively.

The expected benefit payments for the Company’s pension and postretirement plans, as well as the expected Medicare Part D subsidy receipts related to the Company’s postretirement plan, for the years indicated are as follows:

	Pension	Other Postretirement Benefits	Other Postretirement Benefits– Medicare Part D Subsidy Receipts
	(in millions)
2008	$521	$208	$17
2009	518	208	18
2010	522	206	19
2011	529	204	19
2012	538	199	20
2013-2016	2,927	937	89

Total	$5,555	$1,962	$182

The Company anticipates that it will make cash contributions in 2008 of approximately $100 million to the pension plans and approximately $10 million to the postretirement plans.

Postemployment Benefits

The Company accrues postemployment benefits primarily for health and life benefits provided to former or inactive employees who are not retirees. The net accumulated liability for these benefits at December 31, 2007 and 2006 was $47 million and $44 million, respectively, and is included in “Other liabilities.”

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

16.    EMPLOYEE BENEFIT PLANS (continued)

Other Employee Benefits

The Company sponsors voluntary savings plans for employees (401(k) plans). The plans provide for salary reduction contributions by employees and matching contributions by the Company of up to 4% of annual salary. The matching contributions by the Company included in “General and administrative expenses” were $51 million, $44 million and $44 million for the years ended December 31, 2007, 2006 and 2005, respectively.

17.    INCOME TAXES

The components of income tax expense (benefit) for the years ended December 31, were as follows:

	2007	2006	2005
	(in millions)
Current tax expense (benefit)
U.S.	$302	$122	$(266)
State and local	19	(1)	20
Foreign	462	367	187

Total	783	488	(59)

Deferred tax expense (benefit)
U.S.	217	509	580
State and local	(11)	27	165
Foreign	256	221	117

Total	462	757	862

Total income tax expense on continuing operations before equity in earnings of operating joint ventures	$1,245	$1,245	$803
Income tax expense on equity in earnings of operating joint ventures	154	114	72
Income tax expense (benefit) on discontinued operations	(33)	31	(11)
Income tax expense (benefit) reported in stockholders’ equity related to:
Other comprehensive income (loss)	11	(264)	(371)
Stock-based compensation programs	(106)	(94)	(41)
Conversion of senior notes	(44)	—	—
Cumulative effect of changes in accounting principles	(118)	—	—
Other	18	—	—

Total income taxes	$1,127	$1,032	$452

The Company’s actual income tax expense on continuing operations before equity in earnings of operating joint ventures for the years ended December 31, differs from the expected amount computed by applying the statutory federal income tax rate of 35% to income from continuing operations before income taxes and equity in earnings of operating joint ventures for the following reasons:

	2007	2006	2005
	(in millions)
Expected federal income tax expense	$1,640	$1,538	$1,496
Non-taxable investment income	(253)	(252)	(185)
Valuation allowance	(32)	(2)	76
Completion of Internal Revenue Service examination for the years 1997 to 2001	—	—	(720)
Other	(110)	(39)	136

Total income tax expense on continuing operations before equity in earnings of operating joint ventures	$1,245	$1,245	$803

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

17.    INCOME TAXES (continued)

Deferred tax assets and liabilities at December 31, resulted from the items listed in the following table:

	2007	2006
	(in millions)
Deferred tax assets
Policyholder dividends	$511	$598
Insurance reserves	773	1,467
Net operating and capital loss carryforwards	626	750
Other	665	425

Deferred tax assets before valuation allowance	2,575	3,240
Valuation allowance	(382)	(592)

Deferred tax assets after valuation allowance	2,193	2,648

Deferred tax liabilities
Net unrealized investment gains	1,847	1,491
Deferred policy acquisition costs	2,346	2,658
Employee benefits	379	156
Other	235	566

Deferred tax liabilities	4,807	4,871

Net deferred tax liability	$(2,614)	$(2,223)

Management believes that based on its historical pattern of taxable income, the Company will produce sufficient income in the future to realize its deferred tax assets after valuation allowance. A valuation allowance has been recorded primarily related to tax benefits associated with foreign operations and state and local deferred tax assets. The valuation allowance as of December 31, 2007 and 2006, respectively, includes $150 million and $168 million recorded in connection with Prudential Securities Group Inc. state deferred tax assets and $215 million and $249 million recorded in connection with the acquisition of Hyundai Investment and Securities Co., Ltd. and its subsidiary. Adjustments to the valuation allowance will be made if there is a change in management’s assessment of the amount of the deferred tax asset that is realizable.

At December 31, 2007 and 2006, respectively, the Company had federal net operating and capital loss carryforwards of $725 million and $996 million, which expire between 2010 and 2023. At December 31, 2007 and 2006, respectively, the Company had state operating and capital loss carryforwards for tax purposes approximating $2,038 million and $1,986 million, which expire between 2008 and 2028. At December 31, 2007 and 2006, respectively, the Company had foreign operating loss carryforwards for tax purposes approximating $835 million and $991 million, $804 million of which expires between 2008 and 2014 and $31 million of which have an unlimited carryforward.

The Company does not provide U.S. income taxes on unremitted foreign earnings of its non-U.S. operations, other than its Japanese operations and certain German, Taiwan and United Kingdom investment management subsidiaries. During 2005, the Company determined that historical earnings of its Canadian operations were no longer considered permanently reinvested and will be available for repatriation to the U.S. The U.S. income tax expense of $69 million associated with the repatriation of the Canadian operations’ earnings was recognized in 2005. During 2006, the Company determined that the earnings from its Taiwan investment management subsidiary would be repatriated to the U.S. Accordingly, earnings from its Taiwan investment management subsidiary were no longer considered permanently reinvested. A U.S. income tax benefit of $18 million associated with the assumed repatriation of those earnings was recognized in 2006. During 2007, the Company sold its investment in its German operating joint ventures Oppenheim Pramerica Fonds Trust GmbH and Oppenheim Pramerica Asset Management S.a.r.l. Accordingly, the earnings were no longer considered reinvested and the Company recognized an income tax expense of $9 million related to those earnings. In addition, in 2007, the Company determined that the earnings

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

17.    INCOME TAXES (continued)

from certain of its United Kingdom investment management subsidiaries would be repatriated to the U.S. Accordingly, earnings from those United Kingdom investment management subsidiaries were no longer considered permanently reinvested. A U.S. income tax benefit of $23 million associated with the assumed repatriation of those earnings was recognized in discontinued operations in 2007. The Company had undistributed earnings of foreign subsidiaries, where it assumes permanent reinvestment, of $1,516 million at December 2007, $1,252 million at December 31, 2006 and $1,018 at December 31, 2005, for which deferred taxes have not been provided. Determining the tax liability that would arise if these earnings were remitted is not practicable.

On October 22, 2004, the American Jobs Creation Act ("the AJCA") was signed into law. The AJCA includes a deduction of 85% of certain foreign earnings that are repatriated, as defined in the AJCA. During 2005, the Company evaluated the effects of the repatriation provision and repatriated earnings of approximately $160 million from foreign operations under the AJCA, for which the Company recorded income tax expense of $9 million.

On January 1, 2007, the Company adopted FIN No. 48, “Accounting for Uncertainty in Income Taxes,” an Interpretation of FASB Statement No. 109. This interpretation prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. Adoption of FIN No. 48 resulted in a decrease to the Company’s income tax liability and an increase to retained earnings of $61 million as of January 1, 2007.

The Company’s unrecognized tax benefits as of the date of adoption of FIN No. 48 and as of December 31, 2007 are as follows:

	Unrecognized tax benefits prior to 2002	Unrecognized tax benefits 2002 and forward	Total unrecognized tax benefits all years
	(in millions)
Amounts as of January 1, 2007	$389	$175	$564
Increases in unrecognized tax benefits taken in prior period	1	21	22
(Decreases) in unrecognized tax benefits taken in prior period	(3)	(15)	(18)

Amount as of December 31, 2007	$387	$181	$568

Unrecognized tax benefits that, if recognized, would favorably impact the effective rate as of December 31, 2007	$387	$95	$482

The Company classifies all interest and penalties related to tax uncertainties as income tax expense. In 2007, the Company recognized $33 million in the consolidated statement of operations and recognized $59 million in liabilities in the consolidated statement of financial position for tax-related interest and penalties.

The Company's liability for income taxes includes the liability for unrecognized tax benefits, interest and penalties which relate to tax years still subject to review by the Internal Revenue Service (“Service”) or other taxing jurisdictions. Audit periods remain open for review until the statute of limitations has passed. Generally, for tax years which produce net operating losses, capital losses or tax credit carryforwards (“tax attributes”), the statute of limitations does not close, to the extent of these tax attributes, until the tax year in which they are fully utilized. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next 12 months.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

17.    INCOME TAXES (continued)

On January 26, 2006, the Service officially closed the audit of the Company’s consolidated federal income tax returns for the 1997 to 2001 periods. As a result of certain favorable resolutions, the Company’s consolidated statement of operations for the year ended December 31, 2005 included an income tax benefit of $720 million, reflecting a reduction in the Company’s liability for income taxes. The statute of limitations has closed for these tax years; however, there were tax attributes which were utilized in subsequent tax years for which the statute of limitations remains open.

In December 2006, the Service completed all fieldwork with regards to its examination of the consolidated federal income tax returns for tax years 2002-2003. The final report was submitted to the Joint Committee on Taxation for their review in April 2007. In July 2007, the Joint Committee returned the report to the Service for additional review of an industry issue regarding the methodology for calculating the dividends received deduction related to variable life insurance and annuity contracts. Within the table above, reconciling the Company’s effective tax rate to the expected amount determined using the federal statutory rate of 35%, the dividends received deduction is the primary component of the non-taxable investment income in recent years. The Company is responding to the Service’s request for additional information. In August 2007, the Service issued Revenue Ruling 2007-54. Revenue Ruling 2007-54 included among other items, guidance on the methodology to be followed in calculating the dividends received deduction related to variable life insurance and annuity contracts. In September 2007, the Service released Revenue Ruling 2007-61. Revenue Ruling 2007-61 suspended Revenue Ruling 2007-54 and informed taxpayers that the U.S. Treasury Department and the Service intend to address through new regulations the issues considered in Revenue Ruling 2007-54, including the methodology to be followed in determining the dividends received deduction related to variable life insurance and annuity contracts. These activities had no impact on the Company’s 2007 results. The statute of limitations for the 2002-2003 tax years expires in 2009.

The Company’s affiliates in Japan file separate tax returns and are subject to audits by the local taxing authority. For tax years after April 1, 2004 the general statute of limitations is 5 years from when the return is filed. For tax years prior to April 1, 2004 the general statute of limitations is 3 years from when the return is filed. The Tokyo Regional Taxation Bureau is currently conducting a routine tax audit of the tax returns of Gibraltar Life Insurance Company, Ltd. for the three years ended March 31, 2005, 2006 and 2007.

The Company’s affiliates in Korea file separate tax returns and are subject to audits by the local taxing authority. The general statute of limitations is five years from when the return is filed. A local district office in the Korean tax authority is currently conducting a routine tax audit of the local taxes of Prudential Life Insurance Company of Korea, Ltd.

In January 2007, the Service began an examination of tax years 2004 through 2006. For tax year 2007, the Company participated in the Service’s new Compliance Assurance Program (the “CAP”). Under CAP, the Service assigns an examination team to review completed transactions contemporaneously during the 2007 tax year in order to reach agreement with the Company on how they should be reported in the tax return. If disagreements arise, accelerated resolutions programs are available to resolve the disagreements in a timely manner before the tax return is filed. It is management’s expectation this new program will significantly shorten the time period between the Company’s filing of its federal income tax return and the Service’s completion of its examination of the return.

18.    FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair values presented below have been determined by using available market information and by applying valuation methodologies. Considerable judgment is applied in interpreting data to develop the estimates of fair value. These fair values may not be realized in a current market exchange. The use of different market

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

18.    FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

assumptions and/or estimation methodologies could have a material effect on the fair values. The methods and assumptions discussed below were used in calculating the fair values of the instruments. See Note 19 for a discussion of derivative instruments.

Fixed Maturities

The fair values of public fixed maturity securities are based on quoted market prices or estimates from independent pricing services. However, for investments in private placement fixed maturity securities, this information is not available. For these private fixed maturities, the fair value is determined typically by using a discounted cash flow model, which relies upon the average of spread surveys collected from private market intermediaries who are active in both primary and secondary transactions and takes into account, among other things, the credit quality of the issuer and the reduced liquidity associated with private placements. In determining the fair value of certain fixed maturity securities, the discounted cash flow model may also use unobservable inputs, which reflect the Company’s own assumptions about the inputs market participants would use in pricing the security. Historically, changes in estimated future cash flows or the assessment of an issuer’s credit quality have been the more significant factors in determining fair values.

Commercial Loans

The fair value of commercial loans, other than those held by the Company’s commercial mortgage operations, is primarily based upon the present value of the expected future cash flows discounted at the appropriate U.S. Treasury rate or Japanese Government Bond rate for yen based loans, adjusted for the current market spread for similar quality loans.

The fair value of commercial loans held by the Company’s commercial mortgage operations is based upon various factors, including the terms of the loans, the intended exit strategy for the loans based upon either a securitization pricing model or commitments from investors, prevailing interest rates, and credit risk.

Policy Loans

The fair value of U.S. insurance policy loans is calculated using a discounted cash flow model based upon current U.S. Treasury rates and historical loan repayment patterns, while Japanese insurance policy loans use the risk-free proxy based on the Yen LIBOR. For group corporate- and trust-owned life insurance contracts and group universal life contracts, the fair value of the policy loans is the amount due as of the reporting date.

Investment Contracts

For guaranteed investment contracts, payout annuities and other similar contracts without life contingencies, fair values are derived using discounted projected cash flows based on interest rates being offered for similar contracts with maturities consistent with those of the contracts being valued. For individual deferred annuities and other deposit liabilities, carrying value approximates fair value. Investment contracts are reflected within “Policyholders’ account balances.”

Debt

The fair value of short-term and long-term debt is derived by using discount rates based on the borrowing rates currently available to the Company for debt and financial instruments with similar terms and remaining maturities.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

18.    FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Bank Customer Liabilities

The carrying amount for certain deposits (interest and non-interest demand, savings and money market accounts) approximates or equals their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates being offered on certificates at the reporting dates to a schedule of aggregated expected monthly maturities.

The carrying amount approximates or equals fair value for the following instruments: fixed maturities classified as available for sale, trading account assets supporting insurance liabilities, other trading account assets, equity securities, securities purchased under agreements to resell, short-term investments, cash and cash equivalents, accrued investment income, restricted cash and securities, separate account assets and liabilities, broker-dealer related receivables and payables, securities sold under agreements to repurchase, and cash collateral for loaned securities. The following table discloses the Company’s financial instruments where the carrying amounts and fair values differ at December 31,

	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Fixed maturities, held to maturity	$3,548	$3,543	$3,469	$3,441
Commercial loans	30,047	30,621	25,739	26,143
Policy loans	9,337	10,751	8,887	9,837
Investment contracts	66,550	66,574	64,518	64,571
Short-term and long-term debt	29,758	29,737	23,959	24,276
Bank customer liabilities	1,333	1,334	903	903

19.    DERIVATIVE INSTRUMENTS

Types of Derivative Instruments and Derivative Strategies used in a non-dealer or broker capacity

Interest rate swaps are used by the Company to manage interest rate exposures arising from mismatches between assets and liabilities (including duration mismatches) and to hedge against changes in the value of assets it anticipates acquiring and other anticipated transactions and commitments. Swaps may be attributed to specific assets or liabilities or may be used on a portfolio basis. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed upon notional principal amount. Generally, no cash is exchanged at the outset of the contract and no principal payments are made by either party. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made by one counterparty at each due date.

Exchange-traded futures and options are used by the Company to reduce risks from changes in interest rates, to alter mismatches between the duration of assets in a portfolio and the duration of liabilities supported by those assets, and to hedge against changes in the value of securities it owns or anticipates acquiring or selling. In exchange-traded futures transactions, the Company agrees to purchase or sell a specified number of contracts, the values of which are determined by the values of underlying referenced investments, and to post variation margin on a daily basis in an amount equal to the difference in the daily market values of those contracts. The Company enters into exchange-traded futures and options with regulated futures commission’s merchants who are members of a trading exchange.

Currency derivatives, including exchange-traded currency futures and options, currency forwards and currency swaps, are used by the Company to reduce risks from changes in currency exchange rates with respect

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

19.    DERIVATIVE INSTRUMENTS (continued)

to investments denominated in foreign currencies that the Company either holds or intends to acquire or sell. The Company also uses currency forwards to hedge the currency risk associated with net investments in foreign operations and anticipated earnings of its foreign operations.

Under currency forwards, the Company agrees with other parties to deliver a specified amount of an identified currency at a specified future date. Typically, the price is agreed upon at the time of the contract and payment for such a contract is made at the specified future date. As noted above, the Company uses currency forwards to mitigate the risk that unfavorable changes in currency exchange rates will reduce U.S. dollar equivalent earnings generated by certain of its non-U.S. businesses, primarily its international insurance and investment operations. The Company executes forward sales of the hedged currency in exchange for U.S. dollars at a specified exchange rate. The maturities of these forwards correspond with the future periods in which the non-U.S. earnings are expected to be generated. These earnings hedges do not qualify for hedge accounting.

Under currency swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between one currency and another at an exchange rate and calculated by reference to an agreed principal amount. Generally, the principal amount of each currency is exchanged at the beginning and termination of the currency swap by each party. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made by one counterparty for payments made in the same currency at each due date.

Credit derivatives are used by the Company to enhance the return on the Company’s investment portfolio by creating credit exposure similar to an investment in public fixed maturity cash instruments. With credit derivatives the Company can sell credit protection on an identified name, or a basket of names in a first to default structure, and in return receive a quarterly premium. With single name credit default derivatives, this premium or credit spread generally corresponds to the difference between the yield on the referenced name’s public fixed maturity cash instruments and swap rates, at the time the agreement is executed. With first to default baskets, the premium generally corresponds to a high proportion of the sum of the credit spreads of the names in the basket. If there is an event of default by the referenced name or one of the referenced names in a basket, as defined by the agreement, then the Company is obligated to pay the counterparty the referenced amount of the contract and receive in return the referenced defaulted security or similar security. See Note 21 for a discussion of guarantees related to these credit derivatives. In addition to selling credit protection, in limited instances the Company has purchased credit protection using credit derivatives in order to hedge specific credit exposures in the Company’s investment portfolio.

Forward contracts are used by the Company to manage risks relating to interest rates. The Company also uses “to be announced” (“TBA”) forward contracts to gain exposure to the investment risk and return of mortgage-backed securities. TBA transactions can help the Company to achieve better diversification and to enhance the return on its investment portfolio. TBAs provide a more liquid and cost effective method of achieving these goals than purchasing or selling individual mortgage-backed pools. Typically, the price is agreed upon at the time of the contract and payment for such a contract is made at a specified future date.

In its mortgage operations, the Company enters into commitments to fund commercial mortgage loans at specified interest rates and other applicable terms within specified periods of time. These commitments are legally binding agreements to extend credit to a counterparty. Loan commitments for loans that will be held for sale are recognized as derivatives and recorded at fair value. The determination of the fair value of loan commitments accounted for as derivatives considers various factors including, among others, terms of the related loan, the intended exit strategy for the loans based upon either a securitization valuation models or investor purchase commitments, prevailing interest rates, and origination income or expense. Loan commitments that relate to the origination of mortgage loans that will be held for investment are not accounted for as derivatives and accordingly are not recognized in the Company’s financial statements. See Note 21 for a further discussion of these loan commitments.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

19.    DERIVATIVE INSTRUMENTS (continued)

As further described in Note 9, the Company sells variable annuity products, which contain embedded derivatives. These embedded derivatives are marked to market through “Realized investment gains (losses), net” based on the change in value of the underlying contractual guarantees, which are determined using valuation models. The Company maintains a portfolio of derivative instruments that is intended to economically hedge the risks related to the above products’ features. The derivatives may include, but are not limited to equity options, total return swaps, interest rate swap options, caps, floors, and other instruments. In addition, some variable annuity products feature an automatic rebalancing element to minimize risks inherent in our guarantees.

The Company invests in fixed maturities that, in addition to a stated coupon, provide a return based upon the results of an underlying portfolio of fixed income investments and related investment activity. The Company accounts for these investments as available for sale fixed maturities containing embedded derivatives. Such embedded derivatives are marked to market through “Realized investment gains (losses), net,” based upon the change in value of the underlying portfolio.

The table below provides a summary of the notional amount and fair value of derivatives contracts, excluding embedded derivatives, by the primary underlying. Many derivative instruments contain multiple underlyings.

	December 31, 2007		December 31, 2006
	Gross Notional	Fair Value	Gross Notional	Fair Value
	(in millions)
Interest rate	$55,297	$(36)	$40,814	$(25)
Credit	2,833	(72)	1,775	14
Currency	14,943	(342)	12,286	(188)
Equity	4,615	617	2,876	230

Total	$77,688	$167	$57,751	$31

Cash Flow, Fair Value and Net Investment Hedges

The primary derivative instruments used by the Company in its fair value, cash flow, and net investment hedge accounting relationships are interest rate swaps, currency swaps and currency forwards. As noted above, these instruments are only designated for hedge accounting in instances where the appropriate criteria are met. The Company does not use futures, options, credit, equity or embedded derivatives in any of its fair value, cash flow or net investment hedge accounting relationships.

The table below provides a summary of notional amount and fair value, excluding embedded derivatives, by type of hedge designation:

	December 31, 2007		December 31, 2006
	Gross Notional	Fair Value	Gross Notional	Fair Value
	(in millions)
Fair value	$8,900	$(210)	$8,643	$(32)
Cash flow	2,634	(390)	2,705	(268)
Net investment hedges	1,999	8	1,538	(2)
Non-qualifying	64,155	759	44,865	333

Total	$77,688	$167	$57,751	$31

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

19.    DERIVATIVE INSTRUMENTS (continued)

The following table provides the financial statement classification and impact of derivatives used in qualifying and non-qualifying hedge relationships, excluding embedded derivatives and the offset of the hedged item in an effective hedge relationship:

	Years Ended December 31
	2007	2006	2005
	(in millions)
Qualifying hedges:
Net investment income
Interest rate	$14	$13	$(6)
Currency(1)	(60)	(69)	(61)
Interest credited to policyholder account balances—(increase)/decrease
Interest rate	(17)	(1)	12
Interest expense—(increase)/decrease
Interest rate	26	4	15
Realized investment gains (losses), net
Interest rate	(195)	24	7
Currency	(51)	(43)	(25)
Other income
Currency	(13)	58	(198)
Other comprehensive income
Interest rate	(8)	(2)	6
Currency	(66)	(145)	116

Non-qualifying hedges:
Realized investment gains (losses), net
Interest rate	104	82	51
Credit	(76)	29	3
Currency	(83)	1	387
Equity	162	(50)	(3)

Total Derivative Impact	$(263)	$(99)	$304

(1)	Interest rate component of currency derivatives

The ineffective portion of derivatives accounted for using hedge accounting in the years ended December 31, 2007, 2006 and 2005 was not material to the results of operations of the Company. In addition, there were no material amounts reclassified into earnings relating to discontinued cash flow hedge accounting because the forecasted transaction did not occur by the anticipated date or within the additional time period permitted by SFAS No. 133.

Presented below is a roll forward of current period cash flow hedges in “Accumulated other comprehensive income (loss)” before taxes:

(in millions)
Balance, December 31, 2004	$(210)
Net deferred gains on cash flow hedges from January 1 to December 31, 2005	116
Amount reclassified into current period earnings	(28)

Balance, December 31, 2005	(122)
Net deferred losses on cash flow hedges from January 1 to December 31, 2006	(60)
Amount reclassified into current period earnings	(9)

Balance, December 31, 2006	(191)
Net deferred losses on cash flow hedges from January 1 to December 31, 2007	(73)
Amount reclassified into current period earnings	(3)

Balance, December 31, 2007	$(267)

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

19.    DERIVATIVE INSTRUMENTS (continued)

It is anticipated that a pre-tax loss of approximately $17 million will be reclassified from “Accumulated other comprehensive income (loss)” to earnings during the year ended December 31, 2008, offset by amounts pertaining to the hedged items. As of December 31, 2007, the Company does not have any cash flow hedges of forecasted transactions other than those related to the variability of the payment or receipt of interest or foreign currency amounts on existing financial instruments. The maximum length of time for which these variable cash flows are hedged is 16 years. Income amounts deferred in “Accumulated other comprehensive income (loss)” as a result of cash flow hedges are included in “Net unrealized investment gains (losses)” in the Consolidated Statements of Stockholders’ Equity.

For effective net investment hedges, the amounts, before applicable taxes, recorded in the cumulative translation adjustment account within “Accumulated other comprehensive income (loss)” were gains of $2 million in 2007, losses of $78 million in 2006 and gains of $34 million in 2005.

For the years ended December 31, 2007, 2006 and 2005, there were no derivative reclassifications to earnings due to hedged firm commitments no longer deemed probable or due to hedged forecasted transactions that had not occurred by the end of the originally specified time period.

Credit Risk

The Company is exposed to credit-related losses in the event of nonperformance by counterparties that is related to the financial derivative transactions. The Company manages credit risk by entering into derivative transactions with major commercial and investment banks and other creditworthy counterparties, and by obtaining collateral where appropriate and by limiting its single party credit exposures.

The credit exposure of the Company’s over-the-counter (OTC) derivative transactions is represented by the contracts with a positive fair value (market value) at the reporting date. To reduce credit exposures, the Company seeks to (i) enter into OTC derivative transactions pursuant to master agreements that provide for a netting of payments and receipts with a single counterparty (ii) enter into agreements that allow the use of credit support annexes (CSAs), which are bilateral rating-sensitive agreements that require collateral postings at established threshold levels. Likewise, the Company effects exchange-traded futures and options transactions through regulated exchanges and these transactions are settled on a daily basis, thereby reducing credit risk exposure in the event of nonperformance by counterparties to such financial instruments.

20.    SEGMENT INFORMATION

Segments

The Company has organized its principal operations into the Financial Services Businesses and the Closed Block Business. Within the Financial Services Businesses, the Company operates through three divisions, which together encompass eight reportable segments. The Company’s real estate and relocation services business as well as businesses that are not sufficiently material to warrant separate disclosure and businesses to be divested are included in Corporate and Other operations within the Financial Services Businesses. Collectively, the businesses that comprise the three operating divisions and Corporate and Other are referred to as the Financial Services Businesses.

In reporting results for the three months ended March 31, 2008, the Company classified its commercial mortgage securitization operations as a divested business, reflecting its decision to exit this business. As a result of this decision, these operations, which involved the origination and purchase of commercial mortgage loans for sale into commercial mortgage-backed securitization transactions, together with related hedging activities,

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

previously reported within the Asset Management segment, have been classified within divested businesses and are reflected in the Company’s Corporate and Other operations. Accordingly, these results are excluded from adjusted operating income, with prior period results being adjusted to reflect such reclassification. These operations had a pre-tax gain (loss) of $(63) million, $43 million and $37 million for the years ended December 31, 2007, 2006 and 2005, respectively. The Company will retain and continue the remainder of its commercial mortgage origination, servicing and other commercial mortgage related activities, which remain a part of the Asset Management segment.

Insurance Division.    The Insurance division consists of the Individual Life, Individual Annuities and Group Insurance segments. The Individual Life segment manufactures and distributes individual variable life, term life, universal life and non-participating whole life insurance, primarily to the U.S. mass market and mass affluent market. The Individual Annuities segment manufactures and distributes variable and fixed annuity products, primarily to the U.S. mass affluent market. The Group Insurance segment manufactures and distributes a full range of group life, long-term and short-term group disability, long-term care and corporate-owned and trust-owned life insurance in the U.S. primarily to institutional clients for use in connection with employee and membership benefit plans.

Investment Division.    The Investment division consists of the Asset Management, Financial Advisory and Retirement segments. The Asset Management segment provides a broad array of investment management and advisory services by means of institutional portfolio management, mutual funds, asset securitization activity and other structured products, and proprietary investments. These products and services are provided to the public and private marketplace, as well as to other segments of the Company. The Financial Advisory segment consists of the Company’s investment in Wachovia Securities. The Retirement segment manufactures and distributes products and provides administrative services for qualified and non-qualified retirement plans and offers guaranteed investment contracts, funding agreements, institutional and retail notes, structured settlement annuities and group annuities.

International Insurance and Investments Division.    The International Insurance and Investments division consists of the International Insurance and International Investments segments. The International Insurance segment manufactures and distributes individual life insurance products to the mass affluent and affluent markets in Japan, Korea and other foreign countries through its Life Planner operations. In addition, similar products are offered to the broad middle income market across Japan through Life Advisors, the proprietary distribution channel of the Company’s Gibraltar Life operation. The International Investments segment offers proprietary and non-proprietary asset management, investment advice and services to retail and institutional clients in selected international markets.

Corporate and Other.    Corporate and Other includes corporate operations, after allocations to business segments, and real estate and relocation services, as well as divested businesses. Corporate operations consist primarily of (1) corporate-level income and expenses, after allocations to any business segments, including income and expense from the Company’s qualified pension and other employee benefit plans and investment returns on capital that is not deployed in any business segments; (2) returns from investments not allocated to any business segments, including debt-financed investment portfolios, as well as tax credit investments and other tax enhanced investments financed by the Company’s business segments; and (3) businesses that have been placed in wind-down status but have not been divested, such as certain individual life insurance polices assumed under reinsurance and individual health insurance, as well as the impact of transactions with other segments and consolidating adjustments. The divested businesses consist primarily of commercial mortgage securitization operations, property and casualty insurance businesses, Prudential Securities capital markets business and exchange shares previously held by the Company’s discontinued Prudential Equity Group.

Closed Block Business.    The Closed Block Business, which is managed separately from the Financial Services Businesses, was established on the date of demutualization. It includes the Closed Block (as discussed in Note 10); assets held outside the Closed Block necessary to meet insurance regulatory capital requirements

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

related to products included within the Closed Block; deferred policy acquisition costs related to the Closed Block policies; the principal amount of the IHC debt (as discussed in Note 12) and certain related assets and liabilities.

Segment Accounting Policies.    The accounting policies of the segments are the same as those described in Note 2. Results for each segment include earnings on attributed equity established at a level which management considers necessary to support each segment’s risks. Operating expenses specifically identifiable to a particular segment are allocated to that segment as incurred. Operating expenses not identifiable to a specific segment that are incurred in connection with the generation of segment revenues are generally allocated based upon the segment’s historical percentage of general and administrative expenses.

Adjusted Operating Income

In managing the Financial Services Businesses, the Company analyzes the operating performance of each segment using “adjusted operating income.” Adjusted operating income does not equate to “income from continuing operations before income taxes and equity in earnings of operating joint ventures” or “net income” as determined in accordance with U.S. GAAP but is the measure of segment profit or loss used by the Company to evaluate segment performance and allocate resources, and, consistent with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” is the measure of segment performance presented below.

Adjusted operating income is calculated by adjusting each segment’s “income from continuing operations before income taxes and equity in earnings of operating joint ventures” for the following items, which are described in greater detail below:

•	realized investment gains (losses), net, and related charges and adjustments;

•	net investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes;

•	the contribution to income/loss of divested businesses that have been or will be sold or exited but that did not qualify for “discontinued operations” accounting treatment under U.S. GAAP; and

•	equity in earnings of operating joint ventures.

These items are important to an understanding of overall results of operations. Adjusted operating income is not a substitute for income determined in accordance with U.S. GAAP, and the Company’s definition of adjusted operating income may differ from that used by other companies. However, the Company believes that the presentation of adjusted operating income as measured for management purposes enhances the understanding of results of operations by highlighting the results from ongoing operations and the underlying profitability factors of the Financial Services Businesses.

Effective with the first quarter of 2008, the Company amended its definition of adjusted operating income as it relates to certain externally managed investments in the European market held within the general account portfolio. These investments are medium term notes that are collateralized by investment portfolios primarily consisting of investment grade European fixed income securities, including corporate bonds and asset-backed securities, and derivatives, as well as varying degrees of leverage. The notes have a stated coupon and provide a return based on the performance of the underlying portfolios and the level of leverage. The Company invests in these notes to earn a coupon through maturity, consistent with its investment purpose for other debt securities. The notes are accounted for under U.S. GAAP as available for sale fixed maturity securities with bifurcated embedded derivatives (total return swaps). Changes in the value of the fixed maturity securities are reported in Stockholders’ Equity under the heading “Accumulated Other Comprehensive Income” and changes in the market value of the embedded total return swaps are included in current period earnings in “Realized investment gains

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

(losses), net.” Historically, adjusted operating income included cumulative losses and recoveries of such losses on the embedded derivatives in the period they occurred, while cumulative net gains on the embedded derivatives were deferred and amortized into adjusted operating income over the remaining life of the notes.

Adjusted operating income under the amended definition excludes any amounts related to changes in the market value of the embedded derivatives. Adjusted operating income for all periods presented has been revised to conform with the amended definition. The Company views adjusted operating income under the amended definition as a more meaningful presentation of its results for purposes of analyzing the operating performance of, and allocating resources to, its business segments, as the amended definition presents the results of these investments on a basis generally consistent with similar investments held directly within the general account portfolio. The Company believes the mark to market losses discussed below, resulting primarily from unprecedented credit spread widening, are not representative of the fundamental value of the underlying investments over the long term. Adjusted operating income continues to include the coupon on these notes, which reflects the market based interest rate and spread of securities comparable to the underlying securities that existed at the time the Company entered into the investments. The accounting for these investments under U.S. GAAP has not changed.

Adjusted operating income under the former definition included gains (losses) of $(145) million for the year ended December 31, 2007, which was reflected in the adjusted operating income of the following segments: Individual Life—$(8) million, Individual Annuities—$(6) million, Group Insurance—$(7) million, Retirement—$(26) million and International Insurance—$(110) million; and Corporate and Other operations—$12 million. Adjusted operating income under the former definition included gains (losses) of $(7) million for the year ended December 31, 2006, which was reflected in the adjusted operating income of the following segments: Individual Life—$(1) million, Retirement—$(1) million and International Insurance—$(5) million. Adjusted operating income under the former definition included gains (losses) of $(12) million for the year ended December 31, 2005, which was reflected in the adjusted operating income of the following segments: Individual Annuities— $(1) million and International Insurance—$(11) million.

Realized investment gains (losses), net, and related charges and adjustments.    Adjusted operating income excludes realized investment gains (losses), net, except as indicated below. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax profile. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of these transactions.

Charges that relate to realized investment gains (losses), net, are also excluded from adjusted operating income. The related charges are associated with: policyholder dividends; amortization of deferred policy acquisition costs, VOBA, unearned revenue reserves and deferred sales inducements; interest credited to policyholders’ account balances; reserves for future policy benefits; payments associated with the market value adjustment features related to certain of the annuity products the Company sells; and minority interest in consolidated operating subsidiaries. The related charges associated with policyholder dividends include a percentage of the net increase in the fair value of specified assets included in Gibraltar Life’s reorganization plan that is required to be paid as a special dividend to Gibraltar Life policyholders. Deferred policy acquisition costs, VOBA, unearned revenue reserves and deferred sales inducements for certain products are amortized based on estimated gross profits, which include net realized investment gains and losses on the underlying invested assets. The related charge for these items represent the portion of this amortization associated with net realized investment gains and losses. The related charges for interest credited to policyholders’ account balances relate to certain group life policies that pass back certain realized investment gains and losses to the policyholder. The

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

reserves for certain policies are adjusted when cash flows related to these policies are affected by net realized investment gains and losses, and the related charge for reserves for future policy benefits represents that adjustment. Certain of the Company’s annuity products contain a market value adjustment feature that requires us to pay to the contractholder or entitles us to receive from the contractholder, upon surrender, a market value adjustment based on the crediting rates on the contract surrendered compared to crediting rates on newly issued contracts or based on an index rate at the time of purchase compared to an index rate at time of surrender, as applicable. These payments mitigate the net realized investment gains or losses incurred upon the disposition of the underlying invested assets. The related charge represents the payments or receipts associated with these market value adjustment features. Minority interest expense is recorded for the earnings of consolidated subsidiaries owed to minority investors. The related charge for minority interest in consolidated operating subsidiaries represents the portion of these earnings associated with net realized investment gains and losses.

Adjustments to “Realized investment gains (losses), net,” for purposes of calculating adjusted operating income, include the following:

Gains and losses pertaining to derivative contracts that do not qualify for hedge accounting treatment, other than derivatives used in the Company’s capacity as a broker or dealer, are included in “Realized investment gains (losses), net.” This includes mark-to-market adjustments of open contracts as well as periodic settlements. As discussed further below, adjusted operating income includes a portion of realized gains and losses pertaining to certain derivative contracts.

Adjusted operating income of the International Insurance segment and International Investments segment, excluding the global commodities group, reflect the impact of an intercompany arrangement with Corporate and Other operations pursuant to which the segments’ non-U.S. dollar denominated earnings in all countries for a particular year, including its interim reporting periods, are translated at fixed currency exchange rates. The fixed rates are determined in connection with a currency hedging program designed to mitigate the risk that unfavorable rate changes will reduce the segments’ U.S. dollar equivalent earnings. Pursuant to this program, the Company’s Corporate and Other operations execute forward currency contracts with third parties to sell the hedged currency in exchange for U.S. dollars at a specified exchange rate. The maturities of these contracts correspond with the future periods in which the identified non-U.S. dollar denominated earnings are expected to be generated. These contracts do not qualify for hedge accounting under U.S. GAAP and, as noted above, all resulting profits or losses from such contracts are included in “Realized investment gains (losses), net.” When the contracts are terminated in the same period that the expected earnings emerge, the resulting positive or negative cash flow effect is included in adjusted operating income (gains of $78 million, gains of $42 million and losses of $55 million for the years ended December 31, 2007, 2006 and 2005, respectively). As of December 31, 2007 and 2006, the fair value of open contracts used for this purpose was a net asset of $12 million and $105 million, respectively.

The Company uses interest rate and currency swaps and other derivatives to manage interest and currency exchange rate exposures arising from mismatches between assets and liabilities, including duration mismatches. For the derivative contracts that do not qualify for hedge accounting treatment, mark-to-market adjustments of open contracts as well as periodic settlements are included in “Realized investment gains (losses), net.” However, the periodic swap settlements, as well as other derivative related yield adjustments, are included in adjusted operating income to reflect the after-hedge yield of the underlying instruments. Adjusted operating income includes gains of $75 million, $56 million and $55 million for the years ended December 31, 2007, 2006 and 2005, respectively, due to periodic settlements and yield adjustments of such contracts.

Certain products the Company sells are accounted for as freestanding derivatives or contain embedded derivatives. Changes in the fair value of these derivatives, along with any fees received or payments made relating to the derivative, are recorded in “Realized investment gains (losses), net.” These “Realized investment

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

gains (losses), net” are included in adjusted operating income in the period in which the gain or loss is recorded. In addition, the changes in fair value of any associated derivative portfolio that is part of an economic hedging program related to the risk of these products (but which do not qualify for hedge accounting treatment under U.S. GAAP) are also included in adjusted operating income in the period in which the gains or losses on the derivative portfolio are recorded. Adjusted operating income includes gains of $46 million, $15 million and $6 million for the years ended December 31, 2007, 2006 and 2005, respectively, related to these products and any associated derivative portfolio.

Adjustments are also made for the purposes of calculating adjusted operating income for the following items:

The Company conducts certain activities for which “Realized investment gains (losses), net” are a principal source of earnings for its businesses and therefore included in adjusted operating income, particularly within the Company’s Asset Management segment. For example, Asset Management’s proprietary investing business makes investments for sale or syndication to other investors or for placement or co-investment in the Company’s managed funds and structured products. The “Realized investment gains (losses), net” associated with the sale of these proprietary investments, including related derivative results, are a principal source of earnings for this business and included in adjusted operating income. In addition, the “Realized investment gains (losses), net” associated with loans originated by the Company’s commercial mortgage operations, including related derivative results and retained mortgage servicing rights, are a principal source of earnings for this business and included in adjusted operating income. Net realized investment losses of $22 million, and gains of $109 million and $108 million related to these and other businesses were included in adjusted operating income as an adjustment to “Realized investment gains (losses), net” for the years ended December 31, 2007, 2006 and 2005, respectively.

The Company’s Japanese insurance operations invest in “dual currency” fixed maturities and loans, which pay interest in U.S. dollars, while the principal is payable in Japanese yen. For fixed maturities that are categorized as held to maturity, and loans where the Company’s intent is to hold them to maturity, the change in value related to foreign currency fluctuations associated with the U.S. dollar interest payments is recorded in “Asset management fees and other income.” Since these investments will be held until maturity, the foreign exchange impact will ultimately be realized as net investment income as earned. Therefore the change in value related to foreign currency fluctuations recorded within “Asset management fees and other income” is excluded from adjusted operating income and is reflected as an adjustment to “Realized investment gains (losses), net.” These adjustments were a net loss of $22 million, a net loss of $7 million, and a net gain of $19 million for the years ended December 31, 2007, 2006 and 2005, respectively.

In addition, the Company has certain other assets and liabilities for which, under GAAP, the change in value due to changes in foreign currency exchange rates during the period is recorded in “Asset management fees and other income.” To the extent the foreign currency exposure on these assets and liabilities is economically hedged, the change in value included in “Asset management fees and other income” is excluded from adjusted operating income and is reflected as an adjustment to “Realized investment gains (losses), net.” These adjustments were a net gain of $134 million, a net gain of $2 million, and a net loss of $3 million for the year ended December 31, 2007, 2006 and 2005, respectively.

As part of the acquisition of CIGNA’s retirement business, the Company entered into reinsurance agreements with CIGNA, including a modified-coinsurance-with-assumption arrangement that applied to the defined benefit guaranteed-cost contracts acquired. The net results of these contracts were recorded in “Asset management fees and other income” as a result of the reinsurance arrangement, and such net results included realized investment gains and losses. These realized investment gains and losses were excluded from adjusted operating income as an adjustment to “Realized investment gains (losses), net.” There were no adjustments for the year ended December 31, 2007 and 2006 as a result of the change in reinsurance arrangement during 2006 with CIGNA as discussed in Note 3. Net realized investment gains of $13 million were excluded for the year ended December 31, 2005.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

Investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes.    Certain products included in the Retirement and International Insurance segments, are experience-rated in that investment results associated with these products will ultimately accrue to contractholders. The investments supporting these experience-rated products, excluding commercial loans, are classified as trading. These trading investments are reflected on the statements of financial position as “Trading account assets supporting insurance liabilities, at fair value.” Realized and unrealized gains and losses for these investments are reported in “Asset management fees and other income.” Investment income for these investments is reported in “Net investment income.” Commercial loans that support these experience-rated products are carried at unpaid principal, net of unamortized discounts and an allowance for losses, and are reflected on the statements of financial position as “Commercial loans.”

Adjusted operating income excludes net investment gains and losses on trading account assets supporting insurance liabilities. This is consistent with the exclusion of realized investment gains and losses with respect to other investments supporting insurance liabilities managed on a consistent basis, as discussed above. In addition, to be consistent with the historical treatment of charges related to realized investment gains and losses on available for sale securities, adjusted operating income also excludes the change in contractholder liabilities due to asset value changes in the pool of investments (including commercial loans) supporting these experience-rated contracts, which are reflected in “Interest credited to policyholders’ account balances.” The result of this approach is that adjusted operating income for these products includes only net fee revenue and interest spread the Company earns on these experience-rated contracts, and excludes changes in fair value of the pool of investments, both realized and unrealized, that accrue to the contractholders.

Divested businesses.    The contribution to income/loss of divested businesses that have been or will be sold or exited, but that did not qualify for “discontinued operations” accounting treatment under U.S. GAAP, are excluded from adjusted operating income as the results of divested businesses are not relevant to understanding the Company’s ongoing operating results.

Equity in earnings of operating joint ventures.    Equity in earnings of operating joint ventures, on a pre-tax basis, are included in adjusted operating income as these results are a principal source of earnings. These earnings are reflected on a GAAP basis on an after-tax basis as a separate line on the Company’s Consolidated Statements of Operations.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

The summary below reconciles adjusted operating income to income from continuing operations before income taxes and equity in earnings of operating joint ventures:

	Years Ended December 31,
	2007	2006	2005
	(in millions)
Adjusted Operating Income before income taxes for Financial Services Businesses by Segment:
Individual Life	$622	$545	$498
Individual Annuities	722	586	506
Group Insurance	286	229	224

Total Insurance Division	1,630	1,360	1,228

Asset Management	701	550	427
Financial Advisory	297	27	(255)
Retirement	482	510	498

Total Investment Division	1,480	1,087	670

International Insurance	1,598	1,428	1,321
International Investments	259	143	106

Total International Insurance and Investments Division	1,857	1,571	1,427

Corporate Operations	(90)	(28)	83
Real Estate and Relocation Services	28	75	105

Total Corporate and Other	(62)	47	188

Adjusted Operating Income before income taxes for Financial Services Businesses	4,905	4,065	3,513
Realized investment gains (losses), net, and related adjustments	(41)	66	657
Charges related to realized investment gains (losses), net	(55)	17	(108)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	—	35	(33)
Change in experience-rated contractholder liabilities due to asset value changes	13	11	(44)
Divested businesses	(26)	119	21
Equity in earnings of operating joint ventures	(400)	(322)	(214)

Income from continuing operations before income taxes and equity in earnings of operating joint ventures for Financial Services Businesses	4,396	3,991	3,792

Income from continuing operations before income taxes and equity in earnings of operating joint ventures for Closed Block Business	290	403	482

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	$4,686	$4,394	$4,274

The Insurance division results reflect deferred policy acquisition costs as if the individual annuity business and group insurance business were stand-alone operations. The elimination of intersegment costs capitalized in accordance with this policy is included in consolidating adjustments within Corporate and Other operations.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

The summary below presents certain financial information for the Company’s reportable segments:

	Year ended December 31, 2007
	Revenues	Net Investment Income	Policyholders’ Benefits	Interest Credited to Policyholders’ Account Balances	Dividends to Policyholders	Interest Expense	Amortization of Deferred Policy Acquisition Costs
	(in millions)
Financial Services Businesses:
Individual Life	$2,602	$656	$881	$218	$23	$165	$164
Individual Annuities	2,503	580	211	359	—	59	285
Group Insurance	4,799	671	3,623	240	—	8	9

Total Insurance Division	9,904	1,907	4,715	817	23	232	458

Asset Management	2,319	216	—	—	—	62	20
Financial Advisory	373	3	—	—	—	—	—
Retirement	4,708	3,676	1,145	2,073	—	212	18

Total Investment Division	7,400	3,895	1,145	2,073	—	274	38

International Insurance	8,258	1,608	4,831	330	76	13	486
International Investments	769	36	—	—	—	6	—

Total International Insurance and Investments Division	9,027	1,644	4,831	330	76	19	486

Corporate Operations	238	734	39	(126)	—	595	(47)
Real Estate and Relocation Services	291	24	—	—	—	—	—

Total Corporate and Other	529	758	39	(126)	—	595	(47)

Total	26,860	8,204	10,730	3,094	99	1,120	935

Realized investment gains (losses), net, and related adjustments	(41)	—	—	—	—	—	—
Charges related to realized investment gains (losses), net	9	—	1	2	73	—	(15)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	—	—	—	—	—	—	—
Change in experience-rated contract holder liabilities due to asset value changes	—	—	—	(13)	—	—	—
Divested businesses	(8)	24	(3)	—	—	1	—
Equity in earnings of operating joint ventures	(400)	—	—	—	—	—	—

Total Financial Services Businesses	26,420	8,228	10,728	3,083	172	1,121	920

Closed Block Business	7,981	3,789	4,021	139	2,731	257	76

Total per Consolidated Financial Statements	$34,401	$12,017	$14,749	$3,222	$2,903	$1,378	$996

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

	Year ended December 31, 2006
	Revenues	Net Investment Income	Policyholders’ Benefits	Interest Credited to Policyholders’ Account Balances	Dividends to Policyholders	Interest Expense	Amortization of Deferred Policy Acquisition Costs
	(in millions)
Financial Services Businesses:
Individual Life	$2,217	$548	$843	$203	$20	$82	$2
Individual Annuities	2,101	618	233	356	—	50	203
Group Insurance	4,555	621	3,497	204	—	7	2

Total Insurance Division	8,873	1,787	4,573	763	20	139	207

Asset Management	1,991	170	—	—	—	41	27
Financial Advisory	314	20	—	—	—	—	—
Retirement	4,379	3,425	1,104	1,853	—	197	25

Total Investment Division	6,684	3,615	1,104	1,853	—	238	52

International Insurance	7,735	1,394	4,602	251	80	9	454
International Investments	590	31	—	—	—	1	—

Total International Insurance and Investments Division	8,325	1,425	4,602	251	80	10	454

Corporate Operations	323	763	44	(77)	—	562	(43)
Real Estate and Relocation Services	305	24	—	—	—	—	—

Total Corporate and Other	628	787	44	(77)	—	562	(43)

Total	24,510	7,614	10,323	2,790	100	949	670

Realized investment gains (losses), net, and related adjustments	66	—	—	—	—	—	—
Charges related to realized investment gains (losses), net	4	—	—	(1)	4	—	(14)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	35	—	—	—	—	—	—
Change in experience-rated contractholder liabilities due to asset value changes	—	—	—	(11)	—	—	—
Divested businesses	163	26	(7)	—	—	3	—
Equity in earnings of operating joint ventures	(322)	—	—	—	—	—	—

Total Financial Services Businesses	24,456	7,640	10,316	2,778	104	952	656

Closed Block Business	7,812	3,680	3,967	139	2,518	227	90

Total per Consolidated Financial Statements	$32,268	$11,320	$14,283	$2,917	$2,622	$1,179	$746

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

	Year ended December 31, 2005
	Revenues	Net Investment Income	Policyholders’ Benefits	Interest Credited to Policyholders’ Account Balances	Dividends to Policyholders	Interest Expense	Amortization of Deferred Policy Acquisition Costs
	(in millions)
Financial Services Businesses:
Individual Life	$2,262	$496	$612	$177	$19	$66	$369
Individual Annuities	1,718	615	168	337	—	30	173
Group Insurance	4,200	591	3,214	201	—	15	3

Total Insurance Division	8,180	1,702	3,994	715	19	111	545

Asset Management	1,645	90	—	—	—	16	33
Financial Advisory	199	6	—	—	—	—	—
Retirement	4,025	3,040	1,049	1,633	—	99	21

Total Investment Division	5,869	3,136	1,049	1,633	—	115	54

International Insurance	7,682	1,299	4,776	207	89	20	390
International Investments	487	25	—	—	—	2	—

Total International Insurance and Investments Division	8,169	1,324	4,776	207	89	22	390

Corporate Operations	281	647	63	(39)	—	367	(79)
Real Estate and Relocation Services	338	37	—	—	—	—	—

Total Corporate and Other	619	684	63	(39)	—	367	(79)

Total	22,837	6,846	9,882	2,516	108	615	910

Realized investment gains (losses), net, and related adjustments	657	—	—	—	—	—	—
Charges related to realized investment gains (losses), net	(9)	—	7	2	89	—	4
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(33)	—	—	—	—	—	—
Change in experience-rated contract holder liabilities due to asset value changes	—	—	—	44	—	—	—
Divested businesses	83	28	1	—	—	1	—
Equity in earnings of operating joint ventures	(214)	—	—	—	—	—	—

Total Financial Services Businesses	23,321	6,874	9,890	2,562	197	616	914

Closed Block Business	8,026	3,721	3,993	137	2,653	192	99

Total per Consolidated Financial Statements	$31,347	$10,595	$13,883	$2,699	$2,850	$808	$1,013

Income from continuing operations before income taxes and equity in earnings of operating joint ventures includes income from foreign operations of $2,291 million, $2,054 million and $1,835 million for the years ended December 31, 2007, 2006 and 2005, respectively. Revenues, calculated in accordance with U.S. GAAP, include revenues from foreign operations of $9,526 million, $8,844 million and $9,023 million for the years

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

20.    SEGMENT INFORMATION (continued)

ended December 31, 2007, 2006 and 2005, respectively. Included in the revenues from foreign operations are revenues from Japanese operations of $6,702 million, $6,624 million and $7,072 million for the years ended December 31, 2007, 2006 and 2005, respectively.

The Asset Management segment revenues include intersegment revenues of $363 million, $361 million and $365 million for the years ended December 31, 2007, 2006 and 2005, respectively, primarily consisting of asset-based management and administration fees and investment expenses. Management has determined the intersegment revenues with reference to market rates. Intersegment revenues are eliminated in consolidation in Corporate and Other.

The summary below presents total assets for the Company’s reportable segments at December 31,

	Assets
	2007	2006	2005
	(in millions)
Individual Life	$36,124	$33,041	$29,523
Individual Annuities	76,685	69,153	59,790
Group Insurance	32,913	29,342	23,949

Total Insurance Division	145,722	131,536	113,262

Asset Management	40,592	34,907	26,533
Financial Advisory	1,294	1,342	1,750
Retirement	132,614	128,817	121,063

Total Investment Division	174,500	165,066	149,346

International Insurance	65,387	59,211	54,186
International Investments	7,711	6,191	4,915

Total International Insurance and Investments Division	73,098	65,402	59,101

Corporate Operations	17,430	16,883	18,127
Real Estate and Relocation Services	1,281	1,380	1,053

Total Corporate and Other	18,711	18,263	19,180

Total Financial Services Businesses	412,031	380,267	340,889

Closed Block Business	73,783	73,999	72,485

Total	$485,814	$454,266	$413,374

21.    COMMITMENTS AND GUARANTEES, CONTINGENT LIABILITIES AND LITIGATION AND REGULATORY MATTERS

Commitments and Guarantees

The Company occupies leased office space in many locations under various long-term leases and has entered into numerous leases covering the long-term use of computers and other equipment. Rental expense, net of sub-lease income, incurred for the years ended December 31, 2007, 2006 and 2005 was $179 million, $175 million and $192 million, respectively.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

21.    COMMITMENTS AND GUARANTEES, CONTINGENT LIABILITIES AND LITIGATION AND REGULATORY MATTERS (continued)

The following table presents, at December 31, 2007, the Company’s contractual maturities on long-term debt, as more fully described in Note 12, and future minimum lease payments under non-cancelable operating leases along with associated sub-lease income:

	Long-term Debt	Operating Leases	Sub-lease Income
	(in millions)
2008	$—	$164	$(39)
2009	467	140	(36)
2010	234	112	(24)
2011	565	96	(16)
2012	371	74	(13)
2013 and thereafter	12,464	168	(23)

Total	$14,101	$754	$(151)

Occasionally, for business reasons, the Company may exit certain non-cancelable operating leases prior to their expiration. In these instances, the Company’s policy is to accrue, at the time it ceases to use the property being leased, the future rental expense and any sub-lease income, and to release this reserve over the remaining commitment period. Of the $754 million in total non-cancelable operating leases and $151 million in total sub-lease income, $152 million and $134 million, respectively, has been accrued at December 31, 2007.

In connection with the Company’s commercial mortgage operations, it originates commercial mortgage loans. At December 31, 2007, the Company had outstanding commercial mortgage loan commitments with borrowers of $2,937 million. In certain of these transactions, the Company prearranges that it will sell the loan to an investor after the Company funds the loan. As of December 31, 2007, $574 million of the Company’s commitments to originate commercial mortgage loans are subject to such arrangements.

The Company also has other commitments, some of which are contingent upon events or circumstances not under the Company’s control, including those at the discretion of the Company’s counterparties. These other commitments amounted to $10,782 million at December 31, 2007. Reflected in these other commitments are $10,638 million of commitments to purchase or fund investments, including $7,435 million that the Company anticipates will be funded from the assets of its separate accounts.

In the course of the Company’s business, it provides certain guarantees and indemnities to third parties pursuant to which it may be contingently required to make payments now or in the future.

A number of guarantees provided by the Company relate to real estate investments, in which the investor has borrowed funds, and the Company has guaranteed their obligation to their lender. In some cases, the investor is an affiliate, and in other cases the unaffiliated investor purchases the real estate investment from the Company. The Company provides these guarantees to assist the investors in obtaining financing for the transaction on more beneficial terms. The vast majority of these guarantees relate to real estate investments held by the Company’s separate accounts and the Company’s maximum potential exposure under these guarantees was $2,538 million at December 31, 2007. Any payments that may become required of the Company under these guarantees would either first be reduced by proceeds received by the creditor on a sale of the underlying collateral, or would provide the Company with rights to obtain the underlying collateral. These guarantees generally expire at various times over the next ten years. At December 31, 2007, no amounts were accrued as a result of the Company’s assessment that it is unlikely payments will be required.

As discussed in Note 19, the Company writes credit derivatives under which the Company is obligated to pay the counterparty the referenced amount of the contract and receive in return the defaulted security or similar

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

21.    COMMITMENTS AND GUARANTEES, CONTINGENT LIABILITIES AND LITIGATION AND REGULATORY MATTERS (continued)

security. The Company’s maximum amount at risk under these credit derivatives, assuming the value of the underlying securities become worthless, is $1,618 million at December 31, 2007. These credit derivatives generally have maturities of ten years or less.

Certain contracts underwritten by the Retirement segment include guarantees related to financial assets owned by the guaranteed party. These contracts are accounted for as derivatives, at fair value, in accordance with SFAS No. 133. At December 31, 2007, such contracts in force carried a total guaranteed value of $4,428 million.

The Company arranges for credit enhancements of certain debt instruments that provide financing for commercial real estate assets, including certain tax-exempt bond financings. The credit enhancements provide assurances to the debt holders as to the timely payment of amounts due under the debt instruments. At December 31, 2007, such enhancement arrangements total $154 million, with remaining contractual maturities of up to 15 years. The Company's obligations to reimburse required payments are secured by mortgages on the related real estate, which properties are valued at $190 million at December 31, 2007. The Company receives certain ongoing fees for providing these enhancement arrangements and anticipates the extinguishment of its obligation under these enhancements prior to maturity through the aggregation and transfer of its positions to a substitute enhancement provider. At December 31, 2007, the Company has accrued liabilities of $2 million representing unearned fees on these arrangements.

In connection with its commercial mortgage operation, the Company provides commercial mortgage origination, underwriting and servicing for certain government sponsored entities, such as Fannie Mae and Freddie Mac. The Company has agreed to indemnify certain of these government sponsored entities for a portion of the credit risk associated with the mortgages it services through these relationships. The Company’s percentage share of losses incurred generally varies from 2% to 20% of the unpaid principal balance, based on the program and the severity of the loss. The unpaid principal balance of mortgages subject to these arrangements as of December 31, 2007 were $5,576 million, all of which are collateralized by first liens on the underlying commercial properties. As of December 31, 2007, the Company has established a liability of $11 million related to these indemnifications.

In connection with certain acquisitions, the Company has agreed to pay additional consideration in future periods, based upon the attainment by the acquired entity of defined operating objectives. In accordance with U.S. GAAP, the Company does not accrue contingent consideration obligations prior to the attainment of the objectives. At December 31, 2007, maximum potential future consideration pursuant to such arrangements, to be resolved over the following two years, is $61 million. Any such payments would result in increases in intangible assets, including goodwill.

The Company is also subject to other financial guarantees and indemnity arrangements. The Company has provided indemnities and guarantees related to acquisitions, dispositions, investments and other transactions that are triggered by, among other things, breaches of representations, warranties or covenants provided by the Company. These obligations are typically subject to various time limitations, defined by the contract or by operation of law, such as statutes of limitation. In some cases, the maximum potential obligation is subject to contractual limitations, while in other cases such limitations are not specified or applicable. Since certain of these obligations are not subject to limitations, it is not possible to determine the maximum potential amount due under these guarantees. At December 31, 2007, the Company has accrued liabilities of $7 million associated with all other financial guarantees and indemnity arrangements, which does not include retained liabilities associated with sold businesses.

Contingent Liabilities

In 2003, the Company sold its property and casualty insurance companies that operated nationally in 48 states outside of New Jersey, and the District of Columbia, to Liberty Mutual. In connection with that sale, the

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

21.    COMMITMENTS AND GUARANTEES, CONTINGENT LIABILITIES AND LITIGATION AND REGULATORY MATTERS (continued)

Company reinsured Liberty Mutual for certain losses including any adverse loss development on losses occurring prior to the sale that arise from insurance contracts generated through certain “discontinued” distribution channels or due to certain loss events and stop-loss protection on losses occurring after the sale and arising from those same distribution channels of up to $95 million, in excess of related premiums and other adjustments. The reinsurance covering the losses associated with the discontinued distribution channels will be settled based upon loss experience through December 31, 2008, with a provision that profits on the insurance business from these channels will be shared, with Liberty Mutual receiving up to $20 million of the first $50 million.

On an ongoing basis, the Company’s internal supervisory and control functions review the quality of sales, marketing and other customer interface procedures and practices and may recommend modifications or enhancements. From time to time, this review process results in the discovery of product administration, servicing or other errors, including errors relating to the timing or amount of payments or contract values due to customers. In certain cases, if appropriate, the Company may offer customers remediation and may incur charges, including the cost of such remediation, administrative costs and regulatory fines.

It is possible that the results of operations or the cash flow of the Company in a particular quarterly or annual period could be materially affected as a result of payments in connection with the matters discussed above or other matters depending, in part, upon the results of operations or cash flow for such period. Management believes, however, that ultimate payments in connection with these matters, after consideration of applicable reserves and rights to indemnification, should not have a material adverse effect on the Company’s financial position.

Litigation and Regulatory Matters

The Company is subject to legal and regulatory actions in the ordinary course of its businesses. Pending legal and regulatory actions include proceedings relating to aspects of the Company’s businesses and operations that are specific to it and proceedings that are typical of the businesses in which it operates, including in both cases businesses that have either been divested or placed in wind-down status. Some of these proceedings have been brought on behalf of various alleged classes of complainants. In certain of these matters, the plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of a litigation or regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain.

Insurance and Annuities

From November 2002 to March 2005, eleven separate complaints were filed against the Company and the law firm of Leeds Morelli & Brown in New Jersey state court. The cases were consolidated for pre-trial proceedings in New Jersey Superior Court, Essex County and captioned Lederman v. Prudential Financial, Inc., et al. The complaints allege that an alternative dispute resolution agreement entered into among Prudential Insurance, over 350 claimants who are current and former Prudential Insurance employees, and Leeds Morelli & Brown (the law firm representing the claimants) was illegal and that Prudential Insurance conspired with Leeds Morelli & Brown to commit fraud, malpractice, breach of contract, and violate racketeering laws by advancing legal fees to the law firm with the purpose of limiting Prudential’s liability to the claimants. In 2004, the Superior Court sealed these lawsuits and compelled them to arbitration. In May 2006, the Appellate Division reversed the trial court’s decisions, held that the cases were improperly sealed, and should be heard in court rather than arbitrated. In November 2006, plaintiffs filed a motion seeking to permit over 200 individuals to join the cases as additional plaintiffs, to authorize a joint trial on liability issues for all plaintiffs, and to add a claim under the New Jersey discrimination law. In March 2007, the court granted plaintiffs’ motion to amend the complaint to add over 200 additional plaintiffs and a claim under the New Jersey discrimination law but denied

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

21.    COMMITMENTS AND GUARANTEES, CONTINGENT LIABILITIES AND LITIGATION AND REGULATORY MATTERS (continued)

without prejudice plaintiffs’ motion for a joint trial on liability issues. In June 2007, PFI and PICA moved to dismiss the complaint. In November 2007, the court granted the motion, in part, and dismissed the commercial bribery and conspiracy to commit malpractice claims and denied the motion with respect to other claims. In January 2008, plaintiffs filed a demand pursuant to New Jersey law stating that they were seeking damages in the amount of $6.5 billion.

The Company, along with a number of other insurance companies, received formal requests for information from the State of New York Attorney General’s Office (“NYAG”), the Securities and Exchange Commission (“SEC”), the Connecticut Attorney General’s Office, the Massachusetts Office of the Attorney General, the Department of Labor, the United States Attorney for the Southern District of California, the District Attorney of the County of San Diego, and various state insurance departments relating to payments to insurance intermediaries and certain other practices that may be viewed as anti-competitive. The Company may receive additional requests from these and other regulators and governmental authorities concerning these and related subjects. The Company is cooperating with these inquiries and has had discussions with certain authorities in an effort to resolve the inquiries into this matter. In December 2006, Prudential Insurance reached a resolution of the NYAG investigation. Under the terms of the settlement, Prudential Insurance paid a $2.5 million penalty and established a $16.5 million fund for policyholders, adopted business reforms and agreed, among other things, to continue to cooperate with the NYAG in any litigation, ongoing investigations or other proceedings. Prudential Insurance also settled the litigation brought by the California Department of Insurance and agreed to business reforms and disclosures as to group insurance contracts insuring customers or residents in California and to pay certain costs of investigation. These matters are also the subject of litigation brought by private plaintiffs, including purported class actions that have been consolidated in the multidistrict litigation in the United States District Court for the District of New Jersey, In re Employee Benefit Insurance Brokerage Antitrust Litigation. In August and September 2007, the court dismissed the anti-trust and RICO claims. In January 2008, the court dismissed the ERISA claims with prejudice but has not yet resolved the state law claims. The regulatory settlement may adversely affect the existing litigation or cause additional litigation and result in adverse publicity and other potentially adverse impacts to the Company’s business.

In April 2005, the Company voluntarily commenced a review of the accounting for its reinsurance arrangements to confirm that it complied with applicable accounting rules. This review included an inventory and examination of current and past arrangements, including those relating to the Company’s wind down and divested businesses and discontinued operations. Subsequent to commencing this voluntary review, the Company received a formal request from the Connecticut Attorney General for information regarding its participation in reinsurance transactions generally and a formal request from the SEC for information regarding certain reinsurance contracts entered into with a single counterparty since 1997 as well as specific contracts entered into with that counterparty in the years 1997 through 2002 relating to the Company’s property and casualty insurance operations that were sold in 2003. These investigations are ongoing and not yet complete and it is possible that the Company may receive additional requests from regulators relating to reinsurance arrangements. The Company intends to cooperate with all such requests.

The Company’s subsidiary, American Skandia Life Assurance Corporation, has commenced a remediation program to correct errors in the administration of approximately 11,000 annuity contracts issued by that company. The owners of these contracts did not receive notification that the contracts were approaching or past their designated annuitization date or default annuitization date (both dates referred to as the “contractual annuity date”) and the contracts were not annuitized at their contractual annuity dates. Some of these contracts also were affected by data integrity errors resulting in incorrect contractual annuity dates. The lack of notice and data integrity errors, as reflected on the annuities administrative system, all occurred before the acquisition of the American Skandia entities by the Company. The remediation and administrative costs of the remediation program are subject to the indemnification provisions of the acquisition agreement pursuant to which the Company purchased the American Skandia entities in May 2003 from Skandia.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

21.    COMMITMENTS AND GUARANTEES, CONTINGENT LIABILITIES AND LITIGATION AND REGULATORY MATTERS (continued)

Securities

Prudential Securities has been named as a defendant in a number of industry-wide purported class actions in the United States District Court for the Southern District of New York relating to its former securities underwriting business. Plaintiffs in one consolidated proceeding, captioned In re: Initial Public Offering Securities Litigation, allege, among other things, that the underwriters engaged in a scheme involving tying agreements, undisclosed compensation arrangements and research analyst conflicts to manipulate and inflate the prices of shares sold in initial public offerings in violation of the federal securities laws. Certain issuers of these securities and their current and former officers and directors have also been named as defendants. In October 2004, the district court granted plaintiffs’ motion for class certification in six “focus cases.” In December 2006, the United States Court of Appeals for the Second Circuit vacated that decision and remanded the case to the district court for further proceedings. In August 2000, Prudential Securities was named as a defendant, along with other underwriters, in a purported class action, captioned CHS Electronics Inc. v. Credit Suisse First Boston Corp. et al., which alleges on behalf of issuers of securities in initial public offerings that the defendants conspired to fix at 7% the discount that underwriting syndicates receive from issuers in violation of federal antitrust laws. Plaintiffs moved for class certification in September 2004 and for partial summary judgment in November 2005. The summary judgment motion has been deferred pending disposition of the class certification motion. In April 2006, the district court denied class certification. In September 2007, the Second Circuit Court of Appeals reversed the district court’s decision denying class certification and remanded the case to the district court for further proceedings. In a related action, captioned Gillet v. Goldman Sachs et al., plaintiffs allege substantially the same antitrust claims on behalf of investors, though only injunctive relief is currently being sought.

Other Matters

Mutual Fund Market Timing Practices

In August 2006, Prudential Equity Group, LLC (“PEG”), a wholly owned subsidiary of the Company, reached a resolution of the previously disclosed regulatory and criminal investigations into deceptive market related activities involving PEG’s former Prudential Securities operations. The settlements relate to conduct that generally occurred between 1999 and 2003 involving certain former Prudential Securities brokers in Boston and certain other branch offices in the U.S., their supervisors, and other members of the Prudential Securities control structure with responsibilities that related to the market timing activities, including certain former members of Prudential Securities senior management. The Prudential Securities operations were contributed to a joint venture with Wachovia Corporation in July 2003, but PEG retained liability for the market timing related activities. In connection with the resolution of the investigations, PEG entered into separate settlements with each of the United States Attorney for the District of Massachusetts (“USAO”), the Secretary of the Commonwealth of Massachusetts, Securities Division, SEC, the National Association of Securities Dealers, the New York Stock Exchange, the New Jersey Bureau of Securities and the New York Attorney Generals Office. These settlements resolve the investigations by the above named authorities into these matters as to all Prudential entities without further regulatory proceedings or filing of charges so long as the terms of the settlement are followed and provided, in the case of the settlement agreement reached with the USAO, that the USAO has reserved the right to prosecute PEG if there is a material breach by PEG of that agreement during its five year term and in certain other specified events. Under the terms of the settlements, PEG paid $270 million into a Fair Fund administered by the SEC to compensate those harmed by the market timing activities. In addition, $330 million was paid in fines and penalties. Pursuant to the settlements, PEG retained, at PEG’s ongoing cost and expense, the services of an Independent Distribution Consultant acceptable to certain of the authorities to develop a proposed distribution plan for the distribution of Fair Fund amounts according to a methodology developed in consultation with and acceptable to certain of the authorities. In addition, as part of the settlements, PEG has agreed, among other

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

21.    COMMITMENTS AND GUARANTEES, CONTINGENT LIABILITIES AND LITIGATION AND REGULATORY MATTERS (continued)

things, to continue to cooperate with the above named authorities in any litigation, ongoing investigations or other proceedings relating to or arising from their investigations into these matters. In connection with the settlements, the Company has agreed with the USAO, among other things, to cooperate with the USAO and to maintain and periodically report on the effectiveness of its compliance procedures. The settlement documents include findings and admissions that may adversely affect existing litigation or cause additional litigation and result in adverse publicity and other potentially adverse impacts to the Company’s businesses.

In addition to the regulatory proceedings described above that were settled in 2006, in October 2004, the Company and Prudential Securities were named as defendants in several class actions brought on behalf of purchasers and holders of shares in a number of mutual fund complexes. The actions are consolidated as part of a multi-district proceeding, In re: Mutual Fund Investment Litigation, pending in the United States District Court for the District of Maryland. The complaints allege that the purchasers and holders were harmed by dilution of the funds’ values and excessive fees, caused by market timing and late trading, and seek unspecified damages. In August 2005, the Company was dismissed from several of the actions, without prejudice to repleading the state claims, but remains a defendant in other actions in the consolidated proceeding. In July 2006, in one of the consolidated mutual fund actions, Saunders v. Putnam American Government Income Fund, et al., the United States District Court for the District of Maryland granted plaintiffs leave to refile their federal securities law claims against Prudential Securities. In August 2006, the second amended complaint was filed alleging federal securities law claims on behalf of a purported nationwide class of mutual fund investors seeking compensatory and punitive damages in unspecified amounts. Discovery is ongoing. Motions to dismiss the other actions are pending.

Commencing in 2003, the Company received formal requests for information from the SEC and NYAG relating to market timing in variable annuities by certain American Skandia entities. In connection with these investigations, with the approval of Skandia Insurance Company Ltd. (publ) (“Skandia”), an offer was made by American Skandia to the authorities investigating its companies, the SEC and NYAG, to settle these matters by paying restitution and a civil penalty of $95 million in the aggregate. While not assured, the Company believes these discussions are likely to lead to settlements with these authorities. Any regulatory settlement involving an American Skandia entity would be subject to the indemnification provisions of the acquisition agreement pursuant to which the Company purchased the American Skandia entities in May 2003 from Skandia. If achieved, settlement of the matters relating to American Skandia also could involve continuing monitoring, changes to and/or supervision of business practices, findings that may adversely affect existing or cause additional litigation, adverse publicity and other adverse impacts to the Company’s businesses.

Other

In August 1999, a Prudential Insurance employee and several Prudential Insurance retirees filed an action in the United States District Court for the Southern District of Florida, Dupree, et al., v. Prudential Insurance, et al., against Prudential Insurance and its Board of Directors in connection with a group annuity contract entered into in 1989 between the Prudential Retirement Plan and Prudential Insurance. The suit alleged that the annuitization of certain retirement benefits violated ERISA and that, in the event of demutualization, Prudential Insurance would retain shares distributed under the annuity contract in violation of ERISA’s fiduciary duty requirements. In July 2001, plaintiffs filed an amended complaint dropping three counts, and the Company filed an answer denying the essential allegations of the complaint. The amended complaint seeks injunctive and monetary relief, including the return of what are claimed to be excess investment and advisory fees paid by the Retirement Plan to Prudential. In March 2002, the court dismissed certain of the claims against the individual defendants. A non-jury trial was concluded in January 2005. In August 2007, the court issued its decision and order dismissing the case. In September 2007, plaintiffs filed a notice of appeal with the Eleventh Circuit Court of Appeals. In December 2007, the appeal was withdrawn.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

21.    COMMITMENTS AND GUARANTEES, CONTINGENT LIABILITIES AND LITIGATION AND REGULATORY MATTERS (continued)

In October 2007, Prudential Retirement Insurance and Annuity Co. (“PRIAC”) filed an action in the United States District Court for the Southern District of New York, Prudential Retirement Insurance & Annuity Co. v. State Street Global Advisors, in PRIAC’s fiduciary capacity and on behalf of certain defined benefit and defined contribution plan clients of PRIAC, against an unaffiliated asset manager, State Street Global Advisors (“SSgA”) and SSgA’s affiliate, State Street Bank and Trust Company (“State Street”). This action seeks, among other relief, restitution of certain losses attributable to certain investment funds sold by SSgA as to which PRIAC believes SSgA employed investment strategies and practices that were misrepresented by SSgA and failed to exercise the standard of care of a prudent investment manager. PRIAC also intends to vigorously pursue any other available remedies against SSgA and State Street in respect of this matter. Given the unusual circumstances surrounding the management of these SSgA funds and in order to protect the interests of the affected plans and their participants while PRIAC pursues these remedies, PRIAC implemented a process under which affected plan clients that authorized PRIAC to proceed on their behalf have received payments from funds provided by PRIAC for the losses referred to above. The Company’s consolidated financial statements, and the results of the Retirement segment included in the Company’s Investment Division, for the year ended December 31, 2007 include a pre-tax charge of $82 million, reflecting these payments to plan clients and certain related costs.

In September and October 2005, five purported class action lawsuits were filed against the Company, PSI and PEG claiming that stockbrokers were improperly classified as exempt employees under state and federal wage and hour laws, were improperly denied overtime pay and that improper deductions were made from the stockbrokers’ wages. Two of the stockbrokers’ complaints, Janowsky v. Wachovia Securities, LLC and Prudential Securities Incorporated and Goldstein v. Prudential Financial, Inc., were filed in the United States District Court for the Southern District of New York. The Goldstein complaint purports to have been filed on behalf of a nationwide class. The Janowsky complaint alleges a class of New York brokers. Motions to dismiss and compel arbitration were filed in the Janowsky and Goldstein matters, which have been consolidated for pre-trial purposes. The three stockbrokers complaints filed in California Superior Court, Dewane v. Prudential Equity Group, Prudential Securities Incorporated, and Wachovia Securities LLC; DiLustro v. Prudential Securities Incorporated, Prudential Equity Group Inc. and Wachovia Securities; and Carayanis v. Prudential Equity Group LLC and Prudential Securities Inc., purport to have been brought on behalf of classes of California brokers. The Carayanis complaint was subsequently withdrawn without prejudice in May 2006. In June 2006, a purported New York state class action complaint was filed in the United States District Court for the Eastern District of New York, Panesenko v. Wachovia Securities, et al., alleging that the Company failed to pay overtime to stockbrokers in violation of state and federal law and that improper deductions were made from the stockbrokers’ wages in violation of state law. In September 2006, Prudential Securities was sued in Badain v. Wachovia Securities, et al., a purported nationwide class action filed in the United States District Court for the Western District of New York. The complaint alleges that Prudential Securities failed to pay overtime to stockbrokers in violation of state and federal law and that improper deductions were made from the stockbrokers’ wages in violation of state law. In October 2006, a purported class action lawsuit, Bouder v. Prudential Financial, Inc. and Prudential Insurance Company of America, was filed in the United States District Court for the District of New Jersey, claiming that the Company failed to pay overtime to insurance agents who were registered representatives in violation of federal and state law, and that improper deductions were made from these agents’ wages in violation of state law. In December 2006, these cases were transferred to the United States District Court for the Central District of California by the Judicial Panel on Multidistrict Litigation for coordinated or consolidated pre-trial proceedings. The complaints seek back overtime pay and statutory damages, recovery of improper deductions, interest, and attorneys’ fees. In December 2007 plaintiffs moved to certify the class. The motion is pending.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

21.    COMMITMENTS AND GUARANTEES, CONTINGENT LIABILITIES AND LITIGATION AND REGULATORY MATTERS (continued)

Summary

The Company’s litigation and regulatory matters are subject to many uncertainties, and given its complexity and scope, their outcome cannot be predicted. It is possible that results of operations or cash flow of the Company in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of the Company’s litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on the Company’s financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on the Company’s financial position.

22.    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The unaudited quarterly results of operations for the years ended December 31, 2007 and 2006 are summarized in the table below:

	Three months ended
	March 31	June 30	September 30	December 31
	(in millions, except per share amounts)
2007
Total revenues	$8,775	$8,425	$8,393	$8,808
Total benefits and expenses	7,348	7,282	7,273	7,812
Income from continuing operations before income taxes and equity in earnings of operating joint ventures	1,427	1,143	1,120	996

Income from continuing operations	1,081	875	871	860
Net income	1,120	846	867	871

Basic income from continuing operations per share—Common Stock(1)	2.14	1.89	1.92	1.76
Diluted income from continuing operations per share—Common Stock(1)	2.10	1.86	1.89	1.73
Basic net income per share—Common Stock(1)	2.22	1.83	1.91	1.78
Diluted net income per share—Common Stock(1)	2.18	1.80	1.88	1.75
Basic and diluted income (loss) from continuing operations per share—Class B Stock	39.00	(1.50)	(3.00)	34.00
Basic and diluted net income (loss) per share—Class B Stock	40.00	(1.50)	(3.00)	34.00

2006
Total revenues	$7,787	$7,313	$8,361	$8,807
Total benefits and expenses	6,826	6,730	6,888	7,430
Income from continuing operations before income taxes and equity in earnings of operating joint ventures	961	583	1,473	1,377

Income from continuing operations	735	463	1,139	1,020
Net income	733	453	1,205	1,037

Basic income from continuing operations per share—Common Stock(1)	1.41	0.92	2.29	1.89
Diluted income from continuing operations per share—Common Stock(1)	1.38	0.91	2.25	1.85
Basic net income per share—Common Stock(1)	1.40	0.90	2.43	1.92
Diluted net income per share—Common Stock(1)	1.38	0.89	2.38	1.88
Basic and diluted income from continuing operations per share—Class B Stock	19.50	6.50	18.50	63.50
Basic and diluted net income per share—Class B Stock	19.50	6.50	18.50	63.50

(1)	Quarterly earnings per share amounts may not add to the full year amounts due to the averaging of shares.

PRUDENTIAL FINANCIAL, INC.

Notes to Consolidated Financial Statements

22.    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) (continued)

Results for the first quarter of 2006 include pre-tax expenses of $176 million related to obligations and costs retained in connection with businesses contributed to the retail securities brokerage joint venture with Wachovia, including an increase in the reserve for estimated settlement costs related to market timing issues involving Prudential Equity Group, LLC’s former Prudential Securities operations, with respect to which the Company announced that Prudential Equity Group, LLC had reached a settlement in August 2006.

PRUDENTIAL FINANCIAL, INC.

Supplemental Combining Statements of Financial Position

December 31, 2007 and 2006 (in millions)

	2007			2006
	Financial Services Businesses	Closed Block Business	Consolidated	Financial Services Businesses	Closed Block Business	Consolidated
ASSETS
Fixed maturities:
Available for sale, at fair value	$112,748	$49,414	$162,162	$112,043	$50,773	$162,816
Held to maturity, at amortized cost	3,548	—	3,548	3,469	—	3,469
Trading account assets supporting insurance liabilities, at fair value	14,473	—	14,473	14,262	—	14,262
Other trading account assets, at fair value	3,021	142	3,163	2,209	—	2,209
Equity securities, available for sale, at fair value	4,640	3,940	8,580	4,331	3,772	8,103
Commercial loans	22,093	7,954	30,047	18,421	7,318	25,739
Policy loans	3,942	5,395	9,337	3,472	5,415	8,887
Securities purchased under agreements to resell	129	—	129	153	—	153
Other long-term investments	5,163	1,268	6,431	3,780	965	4,745
Short-term investments	3,852	1,385	5,237	3,183	1,851	5,034

Total investments	173,609	69,498	243,107	165,323	70,094	235,417
Cash and cash equivalents	9,624	1,436	11,060	7,243	1,346	8,589
Accrued investment income	1,496	678	2,174	1,429	713	2,142
Reinsurance recoverables	2,119	—	2,119	1,958	—	1,958
Deferred policy acquisition costs	11,396	943	12,339	9,854	1,009	10,863
Other assets	18,204	1,228	19,432	16,997	837	17,834
Separate account assets	195,583	—	195,583	177,463	—	177,463

TOTAL ASSETS	$412,031	$73,783	$485,814	$380,267	$73,999	$454,266

LIABILITIES AND ATTRIBUTED EQUITY
LIABILITIES
Future policy benefits	$60,259	$51,209	$111,468	$56,245	$50,706	$106,951
Policyholders’ account balances	78,599	5,555	84,154	75,090	5,562	80,652
Policyholders’ dividends	670	2,991	3,661	526	3,456	3,982
Reinsurance payables	1,552	—	1,552	1,458	—	1,458
Securities sold under agreements to repurchase	5,281	6,160	11,441	5,747	5,734	11,481
Cash collateral for loaned securities	3,041	3,271	6,312	4,082	3,283	7,365
Income taxes	3,402	151	3,553	2,920	188	3,108
Short-term debt	14,514	1,143	15,657	10,798	1,738	12,536
Long-term debt	12,351	1,750	14,101	9,673	1,750	11,423
Other liabilities	14,609	266	14,875	14,575	380	14,955
Separate account liabilities	195,583	—	195,583	177,463	—	177,463

Total liabilities	389,861	72,496	462,357	358,577	72,797	431,374

COMMITMENTS AND CONTINGENT LIABILITIES

ATTRIBUTED EQUITY
Accumulated other comprehensive income	459	(12)	447	496	23	519
Other attributed equity	21,711	1,299	23,010	21,194	1,179	22,373

Total attributed equity	22,170	1,287	23,457	21,690	1,202	22,892

TOTAL LIABILITIES AND ATTRIBUTED EQUITY	$412,031	$73,783	$485,814	$380,267	$73,999	$454,266

See Notes to Supplemental Combining Financial Information

PRUDENTIAL FINANCIAL, INC.

Supplemental Combining Statements of Operations

Years Ended December 31, 2007 and 2006 (in millions)

	2007			2006
	Financial Services Businesses	Closed Block Business	Consolidated	Financial Services Businesses	Closed Block Business	Consolidated
REVENUES
Premiums	$10,799	$3,552	$14,351	$10,309	$3,599	$13,908
Policy charges and fee income	3,131	—	3,131	2,653	—	2,653
Net investment income	8,228	3,789	12,017	7,640	3,680	11,320
Realized investment gains, net	24	589	613	293	481	774
Asset management fees and other income	4,238	51	4,289	3,561	52	3,613

Total revenues	26,420	7,981	34,401	24,456	7,812	32,268

BENEFITS AND EXPENSES
Policyholders’ benefits	10,728	4,021	14,749	10,316	3,967	14,283
Interest credited to policyholders’ account balances	3,083	139	3,222	2,778	139	2,917
Dividends to policyholders	172	2,731	2,903	104	2,518	2,622
General and administrative expenses	8,041	800	8,841	7,267	785	8,052

Total benefits and expenses	22,024	7,691	29,715	20,465	7,409	27,874

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF OPERATING JOINT VENTURES	4,396	290	4,686	3,991	403	4,394

Total income tax expense	1,145	100	1,245	1,126	119	1,245

INCOME FROM CONTINUING OPERATIONS BEFORE EQUITY IN EARNINGS OF OPERATING JOINT VENTURES	3,251	190	3,441	2,865	284	3,149

Equity in earnings of operating joint ventures, net of taxes	246	—	246	208	—	208

INCOME FROM CONTINUING OPERATIONS	3,497	190	3,687	3,073	284	3,357
Income from discontinued operations, net of taxes	15	2	17	71	—	71

NET INCOME	$3,512	$192	$3,704	$3,144	$284	$3,428

See Notes to Supplemental Combining Financial Information

PRUDENTIAL FINANCIAL, INC.

Notes to Supplemental Combining Financial Information

1.    BASIS OF PRESENTATION

The supplemental combining financial information presents the consolidated financial position and results of operations for Prudential Financial, Inc. and its subsidiaries (together, the “Company”), separately reporting the Financial Services Businesses and the Closed Block Business. The Financial Services Businesses and the Closed Block Business are both fully integrated operations of the Company and are not separate legal entities. The supplemental combining financial information presents the results of the Financial Services Businesses and the Closed Block Business as if they were separate reporting entities and should be read in conjunction with the Consolidated Financial Statements.

The Company has outstanding two classes of common stock. The Common Stock reflects the performance of the Financial Services Businesses and the Class B Stock reflects the performance of the Closed Block Business.

The Closed Block Business was established on the date of demutualization and includes the assets and liabilities of the Closed Block (see Note 10 to the Consolidated Financial Statements for a description of the Closed Block). It also includes assets held outside the Closed Block necessary to meet insurance regulatory capital requirements related to products included within the Closed Block; deferred policy acquisition costs related to the Closed Block policies; the principal amount of the IHC debt (as discussed below and in Note 12 to the Consolidated Financial Statements) and related unamortized debt issuance costs, as well as an interest rate swap related to the IHC debt; and certain other related assets and liabilities. The Financial Services Businesses consist of the Insurance, Investment, and International Insurance and Investments divisions and Corporate and Other operations.

2.    ALLOCATION OF RESULTS

This supplemental combining financial information reflects the assets, liabilities, revenues and expenses directly attributable to the Financial Services Businesses and the Closed Block Business, as well as allocations deemed reasonable by management in order to fairly present the financial position and results of operations of the Financial Services Businesses and the Closed Block Business on a stand alone basis. While management considers the allocations utilized to be reasonable, management has the discretion to make operational and financial decisions that may affect the allocation methods and resulting assets, liabilities, revenues and expenses of each business. In addition, management has limited discretion over accounting policies and the appropriate allocation of earnings between the two businesses. The Company is subject to agreements which provide that, in most instances, the Company may not change the allocation methodology or accounting policies for the allocation of earnings between the Financial Services Businesses and Closed Block Business without the prior consent of the Class B Stock holders or IHC debt bond insurer.

The Financial Services Businesses and Closed Block Business participate in the Company’s commingled internal short-term cash management facility, pursuant to which they invest cash from securities lending and repurchase activities as well as certain trading and operating activities. The net funds invested in the facility are generally held in investments that are short term, including mortgage- and asset-backed securities. As of December 31, 2007, the balance held in this facility was approximately $16.9 billion. A proportionate interest in each security held in the portfolio is allocated to the Financial Services Businesses and the Closed Block Business based upon their proportional cash contributions to the facility as of the balance sheet date. Participation in the facility by the Financial Services Businesses and the Closed Block Business is dependent on cash flows arising from the activities noted above, which in turn can change the allocation of the facility's assets between the two Businesses. A proportionate share of any realized investment gain or loss is recorded by each Business based upon their respective ownership percentages in the facility as of the date of the realized gain or loss. Beginning in the quarter ended September 30, 2007, management determined to seek to implement changes in the facility in order to permit each Business to hold discrete ownership of its investments in the facility without affecting or being affected by the level of participation in the facility by the other Business. Pending the implementation of these changes, the facility is being managed so that the proportionate interests of the Financial

PRUDENTIAL FINANCIAL, INC.

Notes to Supplemental Combining Financial Information

2.    ALLOCATION OF RESULTS (continued)

Services Businesses and Closed Block Business in the entire facility are maintained at approximately the same proportions held as of June 30, 2007 (approximately 49% and 51%, respectively).

General corporate overhead not directly attributable to a specific business that has been incurred in connection with the generation of the businesses’ revenues is generally allocated between the Financial Services Businesses and the Closed Block Business based on the general and administrative expenses of each business as a percentage of the total general and administrative expenses for all businesses.

PHLLC has outstanding IHC debt, of which net proceeds of $1.66 billion were allocated to the Financial Services Businesses concurrent with the demutualization on December 18, 2001. The IHC debt is serviced by the cash flows of the Closed Block Business, and the results of the Closed Block Business reflect interest expense associated with the IHC debt.

Income taxes are allocated between the Financial Services Businesses and the Closed Block Business as if they were separate companies based on the taxable income or losses and other tax characterizations of each business. If a business generates benefits, such as net operating losses, it is entitled to record such tax benefits to the extent they are expected to be utilized on a consolidated basis.

Holders of Common Stock have no interest in a separate legal entity representing the Financial Services Businesses; holders of the Class B Stock have no interest in a separate legal entity representing the Closed Block Business; and holders of each class of common stock are subject to all of the risks associated with an investment in the Company.

In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock and holders of Class B Stock would be entitled to receive a proportionate share of the net assets of the Company that remain after paying all liabilities and the liquidation preferences of any preferred stock.

The results of the Financial Services Businesses are subject to certain risks pertaining to the Closed Block. These include any expenses and liabilities from litigation affecting the Closed Block policies as well as the consequences of certain potential adverse tax determinations. In connection with the sale of the Class B Stock and IHC debt, the cost of indemnifying the investors with respect to certain matters will be borne by the Financial Services Businesses.